UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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CVR Energy, Inc.
(Name of Registrant as Specified In Its Charter)

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April 27, 2017
To the Stockholders of CVR Energy, Inc.:
You are cordially invited to attend the 2017 Annual Meeting of Stockholders of CVR Energy, Inc., on June 6, 2017 at 10:00 a.m. (Central Time) at 2245 Texas Drive, Suite 300, Sugar Land, Texas 77479.
At the Annual Meeting, we will ask you to (1) elect eight directors, (2) ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2017, (3) consider an advisory vote on the compensation of our named executive officers (“Say-on-Pay”), (5) consider an advisory vote on the frequency of future Say-on-Pay voting, (5) re-approve the long term incentive plan, and (6) take action upon any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
We have elected to take advantage of the rules of the U.S. Securities and Exchange Commission that allow us to furnish our proxy materials over the Internet. As a result, we are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”), rather than a full paper set of the proxy materials, unless you previously requested to receive printed copies. The Notice contains details regarding the date, time and location of the meeting and the business to be conducted, as well as instructions on how to access our proxy materials on the Internet and instructions on how to obtain a paper copy of the proxy materials. This process will substantially reduce the costs associated with printing and distributing our proxy materials.
Whether or not you are able to attend, it is important that your shares be represented at the meeting. You can vote your proxy by telephone by following the instructions on the Notice. Alternatively, you may complete, sign, date and return the proxy card included in our proxy materials at your earliest convenience. If you hold your shares through a broker, bank or other nominee, please complete and return the voting instruction form that you receive from them or follow the telephone voting instructions provided on the form. If you attend the meeting in person, you may revoke your proxy, if you wish, and vote personally.
As the representation of stockholders at the meeting is very important, we thank you in advance for your participation.

Sincerely yours,
John J. Lipinski
Chief Executive Officer and President

CVR ENERGY, INC.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(281) 207-3200
www.cvrenergy.com
NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting (the “Annual Meeting”) of Stockholders of CVR Energy, Inc. (“CVR Energy”) will be held on June 6, 2017 at 10:00 a.m. (Central Time), at 2245 Texas Drive, Suite 300, Sugar Land, Texas 77479, to consider and vote upon the following matters:
1.Election of eight directors, each to serve a one-year term expiring upon the 2018 Annual Meeting of Stockholders or until his successor has been duly elected and qualified;
2.A proposal to ratify the Audit Committee’s selection of Grant Thornton LLP as CVR Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2017;
3.A non-binding proposal to approve, on an advisory basis, the compensation of CVR Energy’s named executive officers (“Say-on-Pay”);
4.A non-binding, advisory vote on the frequency of future Say-on-Pay voting;
5.Re-approval of the long term incentive plan; and
6.Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.
Only stockholders of record as of the close of business on April 17, 2017 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection during normal business hours beginning May 26, 2017 at CVR Energy’s offices at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479. You can vote your proxy by telephone by following the instructions on the Notice. Alternatively, you may complete, sign, date and return the proxy card included in our proxy materials at your earliest convenience. If you hold your shares through a broker, bank or other nominee, please complete and return the voting instruction form that you receive from them or follow the telephone voting instructions provided on the form. If you attend the meeting in person, you may revoke your proxy, if you wish, and vote personally.
YOUR VOTE IS VERY IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE REQUEST THAT YOU READ THE PROXY STATEMENT AND VOTE EITHER (I) BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED ON THE NOTICE OR (II) BY SIGNING, DATING AND RETURNING THE PROXY CARD INCLUDED IN OUR PROXY MATERIALS. IF YOU HOLD YOUR SHARES THROUGH A BROKER, BANK OR OTHER NOMINEE, PLEASE COMPLETE AND RETURN THE VOTING INSTRUCTION FORM THAT YOU RECEIVE FROM THEM OR FOLLOW THE TELEPHONE VOTING INSTRUCTIONS PROVIDED ON THE FORM.
IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS
Our Proxy Statement and the CVR Energy 2016 Annual Report (our “Annual Report”), which includes our Annual Report on Form 10-K for the year ended December 31, 2016 and financial statements, are available at http://annualreport.cvrenergy.com.
By Order of the Board of Directors,
John R. Walter
Senior Vice President, General Counsel and Secretary
Sugar Land, Texas
April 27, 2017
If you vote by telephone, you do not need to return your proxy card.

PROXY STATEMENT FOR CVR ENERGY, INC.
2017 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why has CVR Energy prepared this proxy statement?
We have prepared this proxy statement (“Proxy Statement”) in connection with the solicitation by the Board of Directors (“Board”) of CVR Energy, Inc. (“CVR Energy,” the “Company,” “we,” “us” or “our”) of proxies to be voted at our 2017 Annual Meeting of Stockholders and at any adjournment or postponement thereof (“Annual Meeting”).
This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.
The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed starting April 27, 2017.
What matters will be voted on at the Annual Meeting?
There are five matters scheduled to be voted on at the Annual Meeting:

•	the election of eight directors;

•
a proposal to ratify the selection by the Audit Committee of Grant Thornton LLP (“Grant Thornton”) as CVR Energy’s independent registered public accounting firm for 2017, which we refer to as the “auditor ratification proposal”;

•	a non-binding proposal to approve, on an advisory basis, the compensation of CVR Energy’s named executive officers (“Say-on-Pay”), which we refer to as the “Say-on-Pay proposal”;

•	a non-binding proposal to approve, on an advisory basis, the frequency of future Say-on-Pay voting; and

•	re-approval of the CVR Energy, Inc. Long Term Incentive Plan (the “Long Term Incentive Plan”).
What is our Board’s voting recommendation?
Our Board recommends that you vote your shares:

•	“FOR” the election of each of the Board’s eight director nominees;

•	“FOR” the auditor ratification proposal;

•	“FOR” the Say-on-Pay proposal;

•	For every “3 YEARS” regarding the frequency of future Say-on-Pay voting; and

•	“FOR” the re-approval of the Long Term Incentive Plan.
Who is entitled to vote at the Annual Meeting?
Holders of CVR Energy common stock at the close of business on April 17, 2017 (the “Record Date”) are entitled to receive the Notice and to vote their shares at the Annual Meeting. On that date, there were 86,831,050 shares of CVR Energy common stock outstanding. CVR Energy common stock is our only class of voting stock issued and outstanding.
How many votes do I have?
You will have one vote for every share of CVR Energy common stock that you owned at the close of business on the Record Date.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with CVR Energy’s transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares. The Notice would have been sent directly to you.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” with respect to those shares. These shares are sometimes referred to as being held “in street name.” The Notice has been forwarded to you by your broker, bank or other holder of record who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction form included in the mailing or by following the instructions on the form for voting by telephone.
How do I vote in accordance with the Board’s recommendations?
You may vote using any of the following methods:
By telephone
Telephone voting has been provided for your convenience. Simply follow the instructions on the Notice. If you are a beneficial owner of shares, follow the instructions provided by your broker, bank or other nominee.
By mail
Be sure to complete, sign and date the proxy card and return it in accordance with the instructions included in our proxy materials. If you are a beneficial owner of shares, follow the instructions provided by your broker, bank or other nominee. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by our Board.
Whether or not you plan to attend the Annual Meeting, we urge you to vote. Returning the proxy card or voting by telephone will not affect your right to attend the Annual Meeting and vote in person.
In person at the Annual Meeting
All stockholders may vote in person by ballot at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares but not the record holder, you must obtain a legal proxy from your broker, bank or other nominee and present that legal proxy to the inspectors of election with your ballot to be able to vote at the Annual Meeting.
What can I do if I change my mind after I vote?
If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice of revocation to the Company’s Secretary at CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone; or

•	attending the Annual Meeting and voting in person by ballot.
If you are a beneficial owner of shares but not the record holder, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the question “How do I vote in accordance with the Board’s recommendations?” above. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.
How can I attend the Annual Meeting?
You are entitled to attend the Annual Meeting only if you were a stockholder of record as of the Record Date(April 17, 2017) or you hold a valid proxy for the Annual Meeting as described in the previous questions. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner, you should provide proof of beneficial ownership as of the Record Date (April 17, 2017), such as your most recent account statement prior to the Record Date (April 17, 2017), a copy of the voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership. You may contact us via the Internet or by telephone at (281) 207-3200 to obtain directions to vote in person at the Annual Meeting.

What votes need to be present to hold the Annual Meeting?
Under our Amended and Restated By-Laws, the presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock issued and outstanding on the Record Date (April 17, 2017) entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists. Although not expected, if a quorum is not present or represented, we may adjourn and reschedule the Annual Meeting, without notice other than announcement at the Annual Meeting, until a quorum is present or represented.
What vote is required to approve each proposal?

Proposal 1: Elect Eight Directors
The affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the Annual Meeting is required to elect directors (meaning that the eight nominees for director who receive the most votes "FOR" their election will be elected).

Proposal 2: Ratify Selection of Independent Auditors
The affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Annual Meeting is required for the proposal to ratify the selection of Grant Thornton as CVR Energy’s independent registered public accounting firm for 2017 to be approved.

Proposal 3: Non-binding, Advisory Vote on Named Executive Officer Compensation (“Say-on-Pay”)
The affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the Say-on-Pay proposal. However, the vote is non-binding and CVR Energy will not be required to take any action as a result of the outcome of the vote.

Proposal 4: A non-binding, advisory vote on the frequency of future Say-on-Pay voting
The option of every “1 YEAR”, “2 YEARS” or “3 YEARS” that receives the affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Annual Meeting will be the frequency of future Say-on-Pay voting that has been recommended by stockholders. In the event that no option receives the affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Annual Meeting, CVR Energy will consider the option that receives the most votes to be the option selected by stockholders. However, the vote is non-binding, and CVR Energy will not be required to take any action as a result of the vote.

Proposal 5: Re-approval of the Long Term Incentive Plan	The affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Annual Meeting is required to re-approve the Long Term Incentive Plan.
How are votes counted?
In the election of directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. If you withhold your vote with respect to any nominee, your vote will have no effect on the election of such nominee. For the non-binding advisory vote on the frequency of future Say-on-Pay voting, your vote may be cast for such vote to occur every “1 YEAR”, “2 YEARS”, “3 YEARS” or you may “ABSTAIN”. If you “ABSTAIN”, then your abstention will be treated as not expressing a frequency preference (equivalent to a vote “against” each frequency). For all other proposals, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN” from voting with respect to any of these proposals, it has the same effect as a vote “AGAINST” the proposal. If you sign your voting instruction form with no further instructions and you are a stockholder of record, then your shares will be voted in accordance with the recommendations of our Board. If you sign your voting instruction form with no further instructions and you are a beneficial owner, then please see the response to the question immediately below for a description of how your shares will be voted.

What is the effect of broker non-votes?
A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under current New York Stock Exchange (the “NYSE”) rules, a broker, bank or other nominee may exercise discretionary voting power for the ratification of the selection of Grant Thornton and, therefore, no broker non-votes are expected for this proposal. However, your broker, bank or other nominee will not be permitted to exercise discretion to vote your shares for the election of directors, the Say-on-Pay proposal, the frequency of future Say-on-Pay voting or the re-approval of the Long Term Incentive Plan. Directors are elected by a plurality vote and, therefore, shares subject to a broker non-vote with respect to the election of directors will have no effect on the election of nominees. Shares subject to a broker non-vote with respect to the Say-on-Pay proposal, the frequency of future Say-on-Pay voting or the re-approval of the Long Term Incentive Plan will be considered to be entitled to vote at the Annual Meeting and, therefore, will have the effect of a vote “AGAINST” these proposals. Therefore, if you are a beneficial owner and do not provide your broker, bank or other nominee with voting instructions with respect to the Say-on-Pay proposal, the frequency of future Say-on-Pay voting or the re-approval of the Long Term Incentive Plan, then your shares will be counted as votes “AGAINST” those matters.
Who will pay the costs of soliciting these proxies?
We will bear all costs of solicitation. Upon request, we will reimburse brokers, banks and other nominees for the expenses they incur in forwarding the proxy materials to you.
Is this Proxy Statement the only way that proxies are being solicited?
No. In addition to our mailing the Notice, members of our Board, executive officers and certain employees may solicit proxies by telephone, by fax or other electronic means of communication (through electronic mail and the Company’s webpage), or in person. They will not receive any compensation for their solicitation activities in addition to their regular compensation. We have not engaged an outside solicitation firm in connection with the solicitation of proxies at this year’s Annual Meeting.
Where can I find the voting results?
We will publish voting results in a current report on Form 8-K that we will file with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting. If on the date of this filing the inspector of election for the Annual Meeting has not certified the voting results as final, we will note in the filing that the results are preliminary and publish the final results in a subsequent amended Form 8-K filing within four business days after the final voting results are known.
Can a stockholder communicate directly with our Board?
Stockholders and other interested parties may communicate with members of our Board by writing to:
CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Senior Vice President, General Counsel and Secretary
Stockholders and other interested parties may also send an e-mail to CVR Energy’s Senior Vice President, General Counsel and Secretary at jwalter@cvrenergy.com. Our General Counsel will forward all appropriate communications directly to our Board or to any individual director or directors, depending upon the facts and circumstances outlined in the communication.
Why did I receive only one Notice when there are several stockholders at my address?
If you and other residents at your mailing address own shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker, bank or nominee. This practice is called “householding.” If you did not respond that you did not want to participate in householding, you are deemed to have consented to that process. If these procedures apply to you, your broker, bank or other nominee will have sent one copy of the Notice and, if applicable, our Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by contacting your broker, bank or other nominee.
If you did not receive an individual copy of the Notice or our Annual Report or Proxy Statement, we will send copies to you if you contact us at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, (281) 207-3200, Attention: Senior Vice President, General Counsel and Secretary. If you and other residents at your address have been receiving multiple copies of the Notice or, if applicable, our Annual Report and Proxy Statement, and desire to receive only a single copy of these materials, you may contact your broker, bank or other nominee or contact us at the above address or telephone number.
Whom should I call if I have any questions?
If you have any questions about the Annual Meeting or your ownership of CVR Energy common stock, please contact our transfer agent at:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Telephone: (800) 937-5449
Website Address: www.astfinancial.com

INFORMATION ABOUT THE ANNUAL REPORT
Will I receive a copy of the Annual Report?
Unless you have previously requested a printed copy of the Annual Report or request a printed copy via the methods set forth herein, we will not be mailing you the Annual Report, and you should access it electronically pursuant to the instructions set forth herein.
How can I receive a copy of our Annual Report on Form 10-K for the year ended December 31, 2016 (“2016 Form 10-K”)?
You can obtain, free of charge, a copy of the 2016 Form 10-K, by:
•accessing the Internet site at http://annualreport.cvrenergy.com; or
•writing to:
CVR Energy, Inc.
Attention: Investor Contacts
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
You can also obtain a copy of our 2016 Form 10-K and other periodic filings with the SEC from the SEC’s Electronic Data Gathering, Analysis, and Retrieval (“EDGAR”) database at www.sec.gov.

PROPOSAL 1
ELECTION OF DIRECTORS
Nominees for Election as Directors
Our Board has nominated eight people for election as directors at the Annual Meeting. Each of the nominees currently is a director of our Company. If our stockholders elect these directors, then the directors will hold office until the next annual meeting of stockholders, or until their successors have been elected and qualified. Each of the Board’s nominees has consented to be named in this Proxy Statement and has agreed to serve if elected. If for some reason any of the Board’s nominees is unable to serve or for good cause will not serve if elected, the persons named as proxies may vote for a substitute nominee recommended by the Board and, if you are a stockholder of record, unless you indicate otherwise on the proxy card, your shares will be voted in favor of the Board’s remaining nominees.
A Board consisting of eight directors is proposed to be elected. The eight nominees of the Board are Bob G. Alexander, SungHwan Cho, Jonathan Frates, Carl C. Icahn, Andrew Langham, John J. Lipinski, Stephen Mongillo and James M. Strock. Biographical information regarding these eight director nominees is included beginning on page 17 of this Proxy Statement. Messrs. Alexander, Cho, Mongillo and Strock were appointed to the Board in May 2012 pursuant to the Transaction Agreement among the Company, IEP Energy LLC (“IEP”), an affiliate of Icahn Enterprises L.P., and each of the other parties listed on the signature pages thereto, dated as of April 18, 2012 and were recommended by Carl C. Icahn and certain of his affiliates. Mr. Icahn was appointed to the Board in June 2012, Mr. Lipinski has served on the Board since September 2006 and was last appointed to the Board in May 2012, Mr. Langham was appointed in September 2014 and Mr. Frates was appointed in March 2016.
We believe each of the Board’s nominees meets the qualifications established by the Board for service on our Board and has professional experience in areas that are extremely relevant to our strategy and operations. We also believe the Board’s nominees have attributes necessary to create a cohesive and effective Board, including high personal and professional ethics, integrity and values, vision and long-term strategic perspective, experience in our industry, practical judgment, the ability to devote significant time to serve on our Board and its committees, and a commitment to representing the long-term interests of all our stockholders.
The Board recommends that our stockholders vote FOR the election of the eight nominees listed above. The recommendation of the Board is based on its carefully considered judgment that the skills, experience, backgrounds and attributes of the Board’s nominees make them the best candidates to serve on our Board.
Vote Required and Recommendation of Board
The affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the Annual Meeting is required to elect directors (meaning that the eight director nominees receiving the greatest number of votes duly cast for election as directors will be elected).
OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL EIGHT OF THE BOARD’S NOMINEES.

PROPOSAL 2
RATIFICATION OF THE AUDIT COMMITTEE’S
SELECTION OF GRANT THORNTON LLP
The Audit Committee has selected Grant Thornton as our independent registered public accounting firm for fiscal year 2017. Our Board requests stockholders to ratify such selection.
Grant Thornton will:
•audit our consolidated financial statements and internal control over financial reporting;
•review certain reports we will file with the SEC;
•provide you and our Board with certain reports; and
•provide such other services as the Audit Committee and its chairman from time to time determine.
Grant Thornton served as our independent registered public accounting firm for 2016, performing professional services for us. We expect representatives of Grant Thornton to attend the Annual Meeting. We will allow them to make a statement if they desire and to respond to appropriate questions.
The Audit Committee is responsible for selecting the Company’s independent registered public accounting firm for 2017. Accordingly, stockholder approval is not required to appoint Grant Thornton as the Company’s independent registered public accounting firm. However, the Board believes that the submission of the Audit Committee’s selection to the stockholders for ratification is a matter of good corporate governance. If the Company’s stockholders do not ratify the selection of Grant Thornton as the Company’s independent registered public accounting firm, the Audit Committee will review its future selection of an independent registered public accounting firm. The Audit Committee may retain another independent registered public accounting firm at any time during the year if it concludes that such change would be in your best interest.
Vote Required and Recommendation of Board
The affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Annual Meeting is required for the proposal to ratify the selection of Grant Thornton as CVR Energy’s independent registered public accounting firm for 2017 to be approved.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT
YOU VOTE “FOR” THE RATIFICATION OF
THE AUDIT COMMITTEE’S SELECTION OF GRANT THORNTON.

PROPOSAL 3
NON-BINDING, ADVISORY VOTE ON COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
(“Say-on-Pay”)
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the “Dodd-Frank Act”) added provisions to Section 14A of the Securities and Exchange Act of 1934 (as amended, the “Exchange Act”) to provide that a public company’s proxy statement in connection with the annual meeting of stockholders must, at least once every three years, allow stockholders to cast a non-binding, advisory vote regarding the compensation of the company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.
In accordance with the Dodd-Frank Act and rules adopted by the SEC required thereunder, at the Annual Meeting, we are providing stockholders with an opportunity to cast an advisory vote on our compensation program for our named executive officers. This vote is referred to as a “Say-on-Pay” vote. We currently hold a “Say-on-Pay” vote on an annual basis. However, as discussed below under Proposal 4, we are asking stockholders to vote for having the Say-on-Pay vote occur every three years. Therefore, the next such shareholder vote is expected to occur at the Company’s 2020 annual meeting of stockholders, subject to the outcome of the vote on Proposal 4.
As described in the Compensation Discussion and Analysis section of this Proxy Statement and the compensation tables and narrative discussions that follow, our executive compensation program is based on our pay-for-performance philosophy and is designed with the following goals in mind: (1) aligning named executive officer and stockholder interests, (2) attracting and retaining quality leadership and (3) supporting a pay-for-performance philosophy. In excess of 92% of our outstanding shares voted to approve our Say-on-Pay proposal related to compensation for the 2015 fiscal year. For additional information on the compensation program for our named executive officers, including specific information about compensation in fiscal year 2016, please read the Compensation Discussion and Analysis section of this Proxy Statement, along with the subsequent tables and narrative descriptions, beginning on page 29 of this Proxy Statement.
The Board recommends that stockholders vote in favor of the following resolution:
“RESOLVED, the stockholders hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion included in this Proxy Statement.”
Because the vote is advisory, it will not be binding upon the Board or the compensation committee and the Company will not be required to take any action as a result of the outcome of the vote. However, our Board and compensation committee value the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, our Board and compensation committee will consider the stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.
Vote Required and Recommendation of the Board
The affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Annual Meeting is required for the Say-on-Pay proposal to be approved.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, ON AN ADVISORY, NON-BINDING BASIS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION.

PROPOSAL 4
NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTING
Section 14A of the Exchange Act, as amended by the Dodd-Frank Act, also requires us, not less frequently than once every six years, to provide our stockholders the opportunity to vote on a non-binding, advisory basis regarding whether a stockholder Say-on-Pay vote with respect to the compensation of our named executive officers should be held every one, two or three years. Accordingly, under this Proposal 4, we are asking stockholders to vote on whether the Say-on-Pay vote on executive compensation should occur every one, two, or three years.
After careful consideration, our Board has determined that a Say-on-Pay advisory vote on executive compensation that occurs every three years is the most appropriate alternative for our company. Therefore, the Board recommends that you vote for having the Say-on-Pay advisory vote occur every three years.
Submitting a Say-on-Pay advisory vote to stockholders every three years will allow our stockholders to provide the Company with input on executive compensation information with a longer-term perspective. In addition, submitting a Say-on-Pay vote to stockholders every three years will allow us sufficient time to carefully review our executive compensation programs in light of the result of such vote before the next Say-on-Pay vote, and will also allow us sufficient time to engage with stockholders to understand and respond to the vote results.
This vote is advisory, and will not be binding on the Company, our Board or our compensation committee. Although our Board will consider the voting results, it may ultimately decide that it is in the best interests of our stockholders and the Company to hold a Say-on-Pay vote on executive compensation more or less frequently than the option approved by our stockholders.
Vote Required and Recommendation of the Board
We ask for your advisory vote for your preferred frequency of the submission of future Say-on-Pay votes to stockholders by indicating your choice that future submissions of Say-on-Pay votes to stockholders should occur every year, every two years, or every three years, or you may choose to abstain from voting on this issue. The option of every year, every two years, or every three years that receives the affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting will be the frequency of the submission of future Say-on-Pay votes selected by stockholders. In the event that no option receives the affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Annual Meeting, the Company will consider the option that receives the most votes to be the option selected by stockholders.
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE SAY-ON-PAY ADVISORY VOTE ON EXECUTIVE COMPENSATION TO OCCUR ONCE EVERY “3 YEARS”.

PROPOSAL 5
RE-APPROVAL OF THE LONG TERM INCENTIVE PLAN

Purpose of Proposal

Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder (the “Code”) provide that the Company may not deduct remuneration in excess of $1,000,000 for services performed by any employee who, on the last day of the taxable year, was the chief executive officer or whose compensation is reported in the Summary Compensation Table by reason of being among the three highest compensated executive officers of the Company (other than our Chief Executive Officer and Chief Financial Officer) (“Covered Officers”). The deduction limit described in the preceding sentence will not apply, however, to any compensation that constitutes “qualified performance-based compensation.” “Qualified performance-based compensation,” which can include compensation derived from equity incentive compensation, is compensation that meets certain conditions under the Code. One of these conditions is periodic stockholder approval of the material terms of the performance goals under which the compensation is paid. Thus, the Company seeks approval of stockholders at the Annual Meeting of the Company’s Long Term Incentive Plan (the “LTIP”), which was originally approved by the Board and stockholders in 2007 and re-approved by stockholders in 2014. In addition, the current term of the LTIP is ten years and is scheduled to expire in October 2017, and re-approval of the LTIP by the stockholders will extend this term by an additional ten years. The Company is not asking stockholders to approve an increase in the number of shares authorized for issuance under the LTIP, nor is the Company seeking stockholder approval of any amendment to the LTIP, other than extending the term of the LTIP for an additional ten years following stockholder approval of this proposal.

Pursuant to the LTIP and as more fully described below, the compensation committee may grant stock options (which may be non-qualified or incentive stock options), stock appreciation rights (granted alone or in connection with the grant of stock options), restricted stock, restricted stock units, performance-based restricted stock, performance share units, performance units, dividend equivalent rights and share awards (collectively, “Awards”). The LTIP contains features intended to comply with Section 162(m) for “qualified performance-based compensation.” As such, the Company asks that the stockholders approve the material terms of the performance goals to which certain Awards (which are denominated in a specified dollar amount or an amount determined by reference to a security, an index or other instrument or in shares of common stock) may be subject under the LTIP. This will enable the Company’s compensation committee to grant Awards intended to qualify as “qualified performance-based compensation” for Covered Officers. If the Company’s stockholders do not approve these material terms at the Annual Meeting, no Awards may be made under the LTIP that will be “qualified performance-based compensation”. At April 17, 2017, the fair market price of a share of CVR Energy’s common stock which may underlie Awards was $18.18.

Awards granted under the LTIP may qualify as “qualified performance-based compensation” under Section 162(m) in order to preserve federal income tax deductions by the Company with respect to annual compensation required to be taken into account under Section 162(m) that is paid to the Company’s Covered Officers. While the Company considers the deductibility of Awards as one factor in determining executive compensation, the Company also considers other factors in approving compensation and retains the flexibility to grant Awards that it determines to be consistent with the Company’s goals for its executive compensation program even if the Award is potentially not deductible by the Company for tax purposes. In addition, because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

Material Terms of the Performance Goals

The material terms of the performance goals under the LTIP consist of (i) the class of employees eligible for Awards under the LTIP, (ii) the types of business criteria on which the performance goal may be based, and (iii) the maximum amounts of compensation that can be paid during a specified period to any participant under the LTIP.

Eligible Individuals. Pursuant to the terms of the LTIP, (i) any director, officer or employee of the Company or a subsidiary, (ii) any individual to whom the Company or a subsidiary has extended a formal, written offer of employment and (iii) any individual consultant or advisor of the Company or a subsidiary is eligible to participate in the LTIP (“Eligible Individuals”). Currently, there are approximately 1,240 Eligible Individuals, (approximately 1,180 of which are directors, officers and employees of the Company or a subsidiary, and approximately 60 of which are consultants to or advisors of the Company or a subsidiary).

Business Criteria. Awards of performance-based restricted stock, performance share units and performance units which are intended to qualify as “qualified performance-based compensation” (collectively, “Performance Awards”) granted under the LTIP may be made subject to the attainment of performance goals based on one or more of the following business criteria: (i) stock price, (ii) earnings per share, (iii) operating income, (iv) return on equity or assets, (v) cash flow, (vi) EBITDA, (vii) revenues, (viii) overall revenue or sales growth, (ix) expense reduction or management, (x) market position, (xi) total shareholder return, (xii) return on investment, (xiii) earnings before interest and taxes (EBIT), (xiv) net income, (xv) return on net assets, (xvi) economic value added, (xvii) shareholder value added, (xviii) cash flow return on investment, (xix) net operating profit, (xx) net operating profit after tax, (xxi) return on capital, (xxii) return on invested capital, (xxiii) crude throughput (expressed as a number of barrels per day or the average number of barrels per day), (xxiv) gathered crude (expressed as a number of barrels per day or the average number of barrels per day), (xxv) reportable air emissions or spills to water or ground, (xxvi) OSHA-recordable personal injuries or lost time accidents, (xxvii) process safety incidents, (xxviii) trucking incidents, or (xxix) any combination, including one or more ratios, of the foregoing. Performance goals may be expressed as a combination of Company, subsidiary and/or operating division goals. In the case of an Award which is intended to constitute “qualified performance-based compensation,” the performance goals with respect to a performance cycle shall be established in writing by the compensation committee by the earlier of (i) the date on which a quarter of the performance cycle has elapsed and (ii) the date which is 90 days after the commencement of the performance cycle, and in any event while the performance relating to the performance goals remains substantially uncertain. Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award, the compensation committee shall certify in writing that the applicable performance goals have been satisfied to the extent necessary for such Award to qualify as “qualified performance-based compensation.” The compensation committee may, in its discretion, reduce the amount otherwise payable to any participant.

Performance goals may be absolute or relative (to prior performance or to the performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. To the extent permitted under Section 162(m) of the Code without adversely affecting the treatment of any Performance Award as “qualified performance-based compensation,” the compensation committee may provide for the manner in which performance will be measured against the performance goals, or may adjust the performance goals to reflect the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions that have been publicly disclosed, changes in accounting principles, the impact of specified corporate transactions, special charges and tax law changes.

With respect to stock options or stock appreciation rights, no specific performance goals are required for those Awards to constitute “qualified performance-based compensation” where, as is the case in the LTIP, the Awards are granted with an exercise price that is not less than the fair market value of the shares subject to the Award on the date of grant of the Award.

Maximum Amounts. The aggregate number of shares that may be the subject of stock options, stock appreciation rights, performance-based restricted stock and performance share units granted under the LTIP to any one Eligible Individual in any three-year calendar period may not exceed 3,000,000. The maximum dollar amount of cash or the fair market value of shares that any one Eligible Individual may receive in any one calendar year in respect of the performance units may not exceed $13,000,000.

Other Material Features of the Long Term Incentive Plan

General

The principal provisions of the LTIP are summarized below. This summary, however, does not purport to be complete and is qualified in its entirety by the terms of the LTIP, included as Appendix A to this Proxy Statement in the form of the Second Amended and Restated 2007 Long Term Incentive Plan.

Purpose and Eligible Individuals

The purpose of the LTIP is to strengthen the Company by providing an incentive to Eligible Individuals of the Company and its subsidiaries, thereby encouraging them to devote their abilities and industry knowledge to the success of the Company. Generally, Awards align the interests of the participants with those of the Company’s stockholders by providing compensation to participants based on the achievement of increased stock price and/or other performance objectives. To this end, the LTIP provides a means of rewarding participants primarily based on the performance of the Company and/or its operating units.

Administration

The LTIP will be administered by a committee appointed by the Board, which shall be the compensation committee of the Board unless a different committee is appointed. To the extent necessary for any Award to qualify as “qualified performance-based compensation,” each of the members of the compensation committee will be an “outside director” within the meaning of the regulations promulgated under Section 162(m) of the Code. The compensation committee shall have full authority to establish, amend and revoke the rules and regulations relating to the LTIP, to interpret the LTIP and those rules and regulations, to select participants in the LTIP, to determine the duration and purposes for leaves of absence which may be granted on an individual basis without constituting a termination of employment for purposes of the LTIP, to cancel (with participant consent) outstanding Awards and to exercise its discretion with respect to the powers and rights granted to it to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the LTIP.

Authorized Shares; Limits on Awards

Subject to adjustment as provided in the LTIP, the shares that may be issued pursuant to the LTIP may be, in whole or in part, authorized but unissued shares or issued shares that have been reacquired by the Company and held as treasury shares. The maximum number of shares that may be issued pursuant to the LTIP is 7,500,000, of which no more than 1,000,000 shares may be granted as incentive stock options. As discussed above, the aggregate number of shares that may be the subject of stock options, stock appreciation rights, performance-based restricted stock and performance share units granted under the LTIP to any one Eligible Individual in any three-year calendar period may not exceed 3,000,000. The maximum dollar amount of cash or the fair market value of shares that any one Eligible Individual may receive in any one calendar year in respect of performance units may not exceed $13,000,000.

Types of Awards

The LTIP authorizes the granting of stock options (including incentive stock options), restricted stock, restricted stock units, stock appreciation rights (granted alone or in connection with stock options), performance-based restricted stock, performance share units, performance units, dividend equivalent rights and share awards.

Stock Options. A stock option is the right to purchase shares of common stock on a future date at a specified price per share, or “exercise price,” which may not be less than the fair market value on the date the option is granted. The time or times at which an option vests is set forth in an individual award agreement. The maximum term of an option is ten years from the date of grant, unless the compensation committee provides that a stock option may, upon the death of a participant prior to the expiration of the stock option, be exercised for up to one year after the death of such participant.

Stock Appreciation Rights. A stock appreciation right is the right to receive payment, in cash or shares of common stock, of an amount equal to the excess of the fair market value of a share of common stock on the date of the exercise of the stock appreciation right over the fair market value on the date such stock appreciation right is granted. The maximum term of a stock appreciation right is ten years from the date of grant, unless the compensation committee provides that a stock appreciation right may, upon the death of the participant prior to the expiration of the stock appreciation right, be exercised for up to one year after the death of such participant.
Dividend Equivalent Rights. Amounts payable in respect of dividend equivalent rights may be payable currently or, if applicable, deferred until the lapsing of restrictions on such dividend equivalent rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the Award to which the dividend equivalent rights relate, if applicable. In the event that the amount payable in respect of a dividend equivalent right is to be deferred, the compensation committee shall determine whether such amounts are to be held in cash or reinvested in shares or deemed to be reinvested in shares.

Restricted Stock. Restricted stock is stock of the Company that is not fully transferable until certain conditions, which will be set forth in individual award agreements, have been met. At the time an award of restricted stock is granted, the compensation committee may, in its discretion, determine that the payment to the participant of dividends, or a specified portion thereof, declared or paid on such shares by the Company shall be (i) deferred until the lapsing of restrictions imposed on such shares and (ii) held by the Company for the account of the participant until such time.

Restricted Stock Units. Restricted stock units give to a participant the right to receive a payment upon vesting of the restricted stock units or on any later date specified by the compensation committee equal to the fair market value of a share as of the date the restricted stock unit was granted, the vesting date or such other date as determined by the compensation committee at the time the restricted stock unit was granted.

Share Awards. Share awards are awards of common stock to Eligible Individuals. Such Awards may be made as additional compensation for services rendered by the Eligible Individual, or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

Performance Awards. The compensation committee may grant Performance Awards in the form of “Performance Units,” “Performance Share Units” or “Performance-Based Restricted Stock.”

Performance Units. Performance Units are denominated by a specified amount, which may be a specified dollar amount or an amount determined by reference to a security, an index or other instrument, and, contingent upon the attainment of specified performance goals within a set performance cycle, represent the right to receive payment of the specified amount or percentage of the specified amount depending on the level of performance goals attained.

Performance Share Units. Performance Share Units are denominated in shares of common stock and, contingent upon the attainment of specified performance goals within a set performance cycle, represent the right to receive payment of the fair market value of a share on the date the Performance Share Unit was granted, became vested or any other date specified by the compensation committee, or a percentage of such amount depending on the level of performance goals attained.

Performance-Based Restricted Stock. Performance-Based Restricted Stock is an award of restricted stock, the restrictions of which lapse with respect to the attainment of pre-established performance goals. At the time an award of Performance-Based Restricted Stock is granted, the compensation committee may, in its discretion, determine that the payment to the participant of dividends, or a specified portion thereof, declared or paid on such shares by the Company shall be (i) deferred until the lapsing of restrictions imposed on such shares and (ii) held by the Company for the account of the participant until such time.

As described above, with respect to Performance Awards, the compensation committee sets performance goals, target award percentages and targets with respect to participants. These goals, percentages and targets will be used to determine Performance Awards for specified performance cycles. Performance objectives, for any performance cycle, may be expressed in terms of (i) stock price, (ii) earnings per share, (iii) operating income, (iv) return on equity or assets, (v) cash flow, (vi) EBITDA, (vii) revenues, (viii) overall revenue or sales growth, (ix) expense reduction or management, (x) market position, (xi) total shareholder return, (xii) return on investment, (xiii) earnings before interest and taxes (EBIT), (xiv) net income, (xv) return on net assets, (xvi) economic value added, (xvii) shareholder value added, (xviii) cash flow return on investment, (xix) net operating profit, (xx) net operating profit after tax, (xxi) return on capital, (xxii) return on invested capital, (xxiii) crude throughput (expressed as a number of barrels per day or the average number of barrels per day), (xxiv) gathered crude (expressed as a number of barrels per day or the average number of barrels per day), (xxv) reportable air emissions or spills to water or ground, (xxvi) OSHA-recordable personal injuries or lost time accidents, (xxvii) process safety incidents (xxviii) trucking incidents, or (xxix) any combination, including one or more ratios, of the foregoing. Performance goals may be expressed as a combination of Company, subsidiary and/or operating division goals. In the case of an Award which is intended to constitute “qualified performance-based compensation,” the performance goals with respect to a performance cycle shall be established in writing by the compensation committee by the earlier of (i) the date on which a quarter of the performance cycle has elapsed and (ii) the date which is 90 days after the commencement of the performance cycle, and in any event while the performance relating to the performance goals remain substantially uncertain. Performance goals may be absolute or relative (to prior performance or to the performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. To the extent permitted under Section 162(m) of the Code without adversely affecting the treatment of any Performance Award as “qualified performance-based compensation,” the compensation committee may provide for the manner in which performance will be measured against the performance goals, or may adjust the performance goals to reflect the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions that have been publicly disclosed, changes in accounting principles, the impact of specified corporate transactions, special charges and tax law changes.

Determination of Awards

The compensation committee shall determine the individuals who will receive Awards pursuant to the LTIP and, with respect to Performance Awards, determine the performance goals for that performance cycle. Generally, as described above, a participant earns an Award for a performance cycle based on the extent to which the applicable performance goals are attained. The compensation committee may, in its discretion, reduce the amount otherwise payable to any participant.

Effects of Certain Transactions

Subject to the terms of an individual award agreement, following the liquidation, dissolution, merger or consolidation of the Company (each, a “Transaction”), either (i) each outstanding Award will be treated as provided for in the agreement entered into in connection with the Transaction or (ii) if not so provided in such agreement, each participant shall be entitled to receive in respect of each share subject to any outstanding Award, upon exercise of an option or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a share was entitled to receive in the Transaction, provided that such stock, securities, cash, property or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable prior to the Transaction. Treatment of options and stock appreciation rights in connection with a Transaction may include the cancellation of such Awards, if either (i) the holders of the options and stock appreciation rights have been given at least 15 days to exercise such Awards (whether or not they were otherwise exercisable) or (ii) the holders of the options and stock appreciation rights are paid in cash or cash equivalents in respect of each share covered by the option or stock appreciation rights the excess, if any, of the per share price paid to stockholders in the transaction over the exercise price and/or base price of the options and/or stock appreciation rights.

Amendment and Termination

The Board may at any time amend or terminate (in whole or in part) the LTIP. No such amendment may adversely affect a participant’s rights to, or interest in, an Award granted prior to the date of the amendment, unless the participant shall have agreed thereto.

Non-Transferability

A participant’s right and interest under the LTIP may generally not be assigned or transferred.

U.S. Federal Income Tax Consequences Relating to Issuance and Exercise of Options

Nonqualified Stock Options. A participant does not recognize taxable income upon the grant of a nonqualified stock option. Upon the exercise of such options, the participant recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the nonqualified stock option on the date of exercise exceeds the exercise price. The Company receives an income tax deduction in an amount equal to the ordinary income that the participant recognizes upon the exercise of the stock option.

Incentive Stock Options. A participant does not generally recognize taxable income upon the grant or exercise of an incentive stock option. Upon the sale of incentive stock option shares, the participant recognizes income in an amount equal to the difference, if any, between the exercise price of the incentive stock option shares and the fair market value of those shares on the date of sale. The income is taxed at the long-term capital gains rate if the participant does not dispose of the stock within two years after the date of the grant of the incentive stock option and has held the shares for at least one year after the date of exercise. In such case, the Company is not entitled to a federal income tax deduction. If a participant sells incentive stock option shares before having held them for at least one year after the date of exercise and two years after the date of grant, the participant recognizes ordinary income to the extent of the lesser of: (i) the gain realized upon the sale; or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. Any additional gain is treated as long-term or short-term capital gains depending upon how long the participant has held the incentive stock option shares prior to disposition. In the year of disposition, the Company receives a federal income tax deduction in an amount equal to the ordinary income that the participant recognizes as a result of the disposition. The exercise of incentive stock options may in some cases trigger liability for the alternative minimum tax.

New Plan Benefits
We cannot currently determine the benefits or number of shares subject to Awards that may be granted in the future to Eligible Individuals under the LTIP because the grant of Awards and terms of such Awards are to be determined in the sole discretion of the compensation committee.

Vote Required and Recommendation of Board

The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required for the proposal to re-approve the LTIP.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”
RE-APPROVAL OF THE LTIP

MEMBERS OF AND NOMINEES TO OUR BOARD
The following table sets forth the names and ages (as of April 17, 2017) of each of our existing directors, each of whom is a nominee, and the year they first joined our Board:

Name	Age	Position	Joined Board
Bob G. Alexander	83	Director	5/12
SungHwan Cho	43	Director	5/12
Jonathan Frates	34	Director	3/16
Carl C. Icahn	81	Chairman of the Board	6/12
Andrew Langham	44	Director	9/14
John Lipinski	66	Chief Executive Officer, President and Director	9/06
Stephen Mongillo	55	Director	5/12
James M. Strock	60	Director	5/12

Principal Occupations and Qualifications
The Board has concluded that each of its members, all of who have again been nominated to serve as a director, is qualified to serve as a director due to the value of his experiences, qualifications, attributes and skills as noted below:
Bob G. Alexander has served as a director since May 2012 when IEP acquired the majority of our common stock (the “IEP Acquisition”). Mr. Alexander has served as a director of TransAtlantic Petroleum Corp., an international exploration and production company doing business in Turkey, Poland, Bulgaria and Romania, since June 2010, and Seventy Seven Energy Inc., a diversified oilfield services company, since June 2014. Mr. Alexander previously served on the board of directors of Chesapeake Energy Corporation, an oil and gas exploration and production company, from June 2012 until June 2014. Mr. Alexander, a founder of Alexander Energy Corporation, served as Chairman of the Board, President and Chief Executive Officer of Alexander Energy from 1980 to 1996. Alexander Energy merged with National Energy Group, Inc., an oil and gas property management company, in 1996 and Mr. Alexander served as President and Chief Executive Officer from 1998 to 2006. National Energy Group was previously indirectly controlled by Carl C. Icahn. From 1976 to 1980, Mr. Alexander served as Vice President and General Manager of the Northern Division of Reserve Oil, Inc. and President of Basin Drilling Corporation, both subsidiaries of Reserve Oil and Gas Company of Denver, Colorado. Mr. Alexander also served on the board of Quest Resource Corporation from June to August 2008. Mr. Alexander has served on numerous committees with the Independent Petroleum Association of America, the Oklahoma Independent Petroleum Association and the State of Oklahoma Energy Commission. Mr. Alexander received a Bachelor of Science degree in Geological Engineering from the University of Oklahoma. Based upon Mr. Alexander’s experience in the oil and gas services industry, as well as his experience serving as a director of other public companies, we believe that Mr. Alexander has the requisite set of skills to serve as a Board member.
SungHwan Cho has served as Chief Financial Officer of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since March 2012. Prior to that time, he was Senior Vice President and previously Portfolio Company Associate at Icahn Enterprises L.P. since October 2006. Mr. Cho has been a director of: Ferrous Resources Limited, an iron ore mining company with operations in Brazil, since June 2015; CVR Refining, LP (“CVR Refining”), an independent downstream energy limited partnership, since January 2013; Icahn Enterprises L.P., since September 2012; CVR Energy, since May 2012; and American Railcar Industries, Inc., a railcar manufacturing company, since June 2011 (and has been Chairman of the Board of American Railcar Industries since July 2014). In addition, Mr. Cho has been nominated to be elected as a director of Hertz Global Holdings, Inc., a company engaged in the car rental business, at its 2017 annual meeting of stockholders. In addition, Mr. Cho serves as a director of certain wholly-owned subsidiaries of Icahn Enterprises L.P., including: Federal-Mogul Holdings LLC (formerly known as Federal-Mogul Holdings Corporation), a supplier of automotive powertrain and safety components; Icahn Automotive Group LLC, an automotive parts installer, retailer and distributor; PSC Metals Inc., a metal recycling company; and WestPoint Home LLC, a home textiles manufacturer. Mr. Cho has also been a member of the Executive Committee of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, since September 2013. Mr. Cho was previously a director of: CVR Partners, LP (“CVR Partners”), a nitrogen fertilizer company, from May 2012 to April 2017; Viskase Companies, Inc., a meat casing company, from November 2006 to April 2017; and Take-Two Interactive Software Inc., a publisher of interactive entertainment products, from April 2010 to November 2013.  With respect to each aforementioned company, Mr. Carl Icahn, directly or indirectly, either (i) controls or at such time controlled such company or (ii) has, or at such time had, an interest in such company through the ownership of securities.  Mr. Cho received a B.S. in Computer Science from Stanford University and an MBA from New York University, Stern School of Business. Based upon Mr. Cho’s deep understanding of finance and risk obtained from his past experience, including his position as an investment banker at Salomon Smith Barney, we believe that Mr. Cho has the requisite set of skills to serve as a member of our Board.
Jonathan Frates has been a Portfolio Company Associate at Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since November 2015. Prior to joining Icahn Enterprises, Mr. Frates served as a Senior Business Analyst at First Acceptance Corp. and as an Associate at its holding company, Diamond A Ford Corp. Mr. Frates began his career as an Investment Banking Analyst at Wachovia Securities LLC. Mr. Frates has served as a director of: Ferrous Resources Limited, an iron ore mining company with operations in Brazil, since December 2016; CVR Partners, a nitrogen fertilizer company, since April 2016; American Railcar Industries, Inc., a railcar manufacturing company, since March 2016; Viskase Companies, Inc., a meat casing company, since March 2016; CVR Energy, since March 2016; and CVR Refining, an independent downstream energy limited partnership, since March 2016. Ferrous Resources, American Railcar Industries, Viskase Companies, CVR Energy, CVR Refining and CVR Partners are each indirectly controlled by Carl C. Icahn. Mr. Frates received a BBA from Southern Methodist University and an MBA from Columbia Business School. Based upon Mr. Frate’s strong financial background and experience as an analyst, we believe that Mr. Frates has the requisite set of skills to serve as a member of our Board.
Carl C. Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises L.P., and certain related entities, Mr. Icahn’s principal occupation is managing private investment funds, including Icahn Partners LP and Icahn Partners Master Fund LP. Since November 1990, Mr. Icahn has been chairman of the board of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion). Mr. Icahn has been: chairman of the board of CVR Refining, an independent downstream energy limited partnership, since January 2013; chairman of the board of CVR Energy, since June 2012; chairman of the board of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; and President and a member of the executive committee of XO Holdings, a competitive provider of telecom services, since September 2011, and chairman of the board and a director of its predecessors since January 2003. Mr. Icahn was previously: director of Federal-Mogul Holdings Corporation, a supplier of automotive powertrain and safety components, from December 2007 to May 2015, and the non-executive chairman of the board of Federal-Mogul from January 2008 to May 2015; chairman of the board and a director of American Railcar Industries, Inc., a railcar manufacturing company, from 1994 to July 2014; a director of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from June 2004 to November 2013; a director of WestPoint Home LLC, a home textiles manufacturer, from October 2005 until December 2011; and a director of Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, from July 1993 to July 2010. Mr. Icahn received his B.A. from Princeton University. Mr. Icahn brings to his role as director his significant business experience and leadership role as director in various companies as discussed above. In addition, Mr. Icahn is uniquely qualified based on his historical background for creating value in companies across multiple industries. Mr. Icahn has proven to be a successful investor over the past 40 years.
Andrew Langham has been General Counsel of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion) since 2014. From 2005 to 2014, Mr. Langham was Assistant General Counsel of Icahn Enterprises. Prior to joining Icahn Enterprises, Mr. Langham was an associate at Latham & Watkins LLP focusing on corporate finance, mergers and acquisitions, and general corporate matters. Mr. Langham has been a director of: Welbilt, Inc. (formerly known as Manitowoc Foodservice, Inc.), a commercial foodservice equipment manufacturer, since 2016; Freeport-McMoRan Inc., the world’s largest publicly traded copper producer, since 2015; CVR Partners, a nitrogen fertilizer company, since 2015; CVR Refining, an independent downstream energy limited partnership, since 2014; and CVR Energy, since 2014. CVR Partners, CVR Refining and CVR Energy are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has non-controlling interests in Manitowoc Foodservice and Freeport-McMoRan through the ownership of securities. Mr. Langham received a B.A. from Whitman College, and a J.D. from the University of Washington. Based on Mr. Langham’s extensive corporate and public company experience, we believe that Mr. Langham has the requisite set of skills to serve as a member of our Board.

John J. Lipinski has served as our chief executive officer, president and a member of our Board since September 2006 and served as chairman of our Board from October 2007 until the IEP Acquisition. In addition, Mr. Lipinski has served as executive chairman of the general partner of CVR Partners since June 2011 and as chief executive officer and president from October 2007 to June 2011 and from January 2014 to May 2014. He has been a director of the general partner of CVR Partners since October 2007. In addition, Mr. Lipinski has served as the chief executive officer, president, and director of the general partner of CVR Refining since its inception in September 2012. For a discussion of CVR Partners and CVR Refining, see “Certain Relationships and Related Party Transactions - Transactions with CVR Partners and CVR Refining.” Mr. Lipinski has over 40 years of experience in the petroleum refining and nitrogen fertilizer industries. He began his career with Texaco Inc. In 1985, Mr. Lipinski joined The Coastal Corporation, eventually serving as Vice President of Refining with overall responsibility for Coastal Corporation’s refining and petrochemical operations. Upon the merger of Coastal with El Paso Corporation in 2001, Mr. Lipinski was promoted to Executive Vice President of Refining and Chemicals, where he was responsible for all refining, petrochemical, nitrogen-based chemical processing and lubricant operations, as well as the corporate engineering and construction group. Mr. Lipinski left El Paso in 2002 and became an independent management consultant. In 2004, he became a managing director and partner of Prudentia Energy, an advisory and management firm. Mr. Lipinski previously served on the board of directors of Chesapeake Energy Corporation, an oil and gas exploration and production company from June 2014 until September 2016. Mr. Lipinski graduated from Stevens Institute of Technology with a bachelor’s degree in Engineering (chemical) and received a Juris Doctor degree from Rutgers University School of Law. Mr. Lipinski’s over 40 years of experience in the petroleum refining and nitrogen fertilizer industries adds significant value to the Board. His in-depth knowledge of the issues, opportunities and challenges facing the Company provides the direction and focus the Board needs to ensure the most critical matters are addressed.
Stephen Mongillo has served as a director since the IEP Acquisition. Mr. Mongillo is a private investor. From 2009 to 2011, Mr. Mongillo served as a director of American Railcar Industries, Inc. From January 2008 to January 2011, Mr. Mongillo served as a managing director of Icahn Capital LP, the entity through which Mr. Carl Icahn managed third-party investment funds. From March 2009 to January 2011, Mr. Mongillo served as a director of WestPoint International Inc. Prior to joining Icahn Capital, Mr. Mongillo worked at Bear Stearns for 10 years, most recently as a senior managing director overseeing the leveraged finance group’s efforts in the healthcare, real estate, gaming, lodging, leisure, restaurant and education sectors. American Railcar Industries and WestPoint International are each, directly or indirectly, controlled by Carl C. Icahn. Mr. Mongillo received a B.A. from Trinity College and an M.B.A from the Amos Tuck School of Business Administration at Dartmouth College. Based upon Mr. Mongillo’s over 25 years of experience in the financial industry and his strong understanding of the complex business and financial issues encountered by large complex companies, we believe that Mr. Mongillo has the requisite set of skills to serve as a Board member.
James M. Strock has served as a director since the IEP Acquisition. Mr. Strock is CEO of the Serve to Lead Group, which he founded in 1997. The Serve to Lead Group serves diverse sectors including: finance, manufacturing, transportation, technology, defense, aerospace, health care, real estate, chemicals, professional services, insurance, environmental safety and health, remediation, clean tech, sustainability, energy, and medical cannabis. Mr. Strock, individually and as part of various teams and organizations, serves various functions, including: management, project management, financing, sales and marketing, stakeholder engagement, public advocacy, communication (including new media), crisis communication, strategic planning, regulatory compliance, negotiation, mediation, facilitation, human resources, and training. Mr. Strock has served in senior executive and board positions in the public, private, and not-for-profit sectors. He served as California’s founding Secretary for Environmental Protection, and as Assistant Administrator for Enforcement (chief law enforcement officer) of the U.S. Environmental Protection Agency. Mr. Strock is the author of three books on leadership, management, and communication. He is a member of the Council on Foreign Relations, and the Authors Guild. Mr. Strock holds an A.B. from Harvard College and a J.D. from Harvard Law School. He served to captain in the USAR-JAGC. Based upon Mr. Strock’s extensive business and public service experience, which enable him to assist boards in meeting their responsibilities in various functions, we believe that Mr. Strock has the requisite set of skills to serve as a Board member.
None of our directors or executive officers has any family relationship with any other director or executive officer.

CORPORATE GOVERNANCE
We believe that good corporate governance helps to ensure the Company is managed for the long-term benefits of our stockholders. We regularly review and consider our corporate governance policies and practices, the SEC’s corporate governance rules and regulations, and the corporate governance listing standards of the NYSE, the stock exchange on which our common stock is traded. The Board consists of eight directors, three of whom at all times the Board has affirmatively determined are independent in accordance with the rules of the NYSE (Stephen Mongillo, Bob G. Alexander and James M. Strock).
Operation and Meetings
The Board oversees the business of the Company, which is conducted by the Company’s employees and officers under the direction of the chief executive officer of the Company. The Board performs a number of specific functions, including: (1) reviewing, approving and monitoring fundamental financial and business strategies, risks and major corporate actions; (2) selecting, evaluating and compensating the chief executive officer and other executive officers of the Company; and (3) reviewing the Company’s compliance with its public disclosure obligations. The Board appoints the members of the three Board committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Members of the Board are kept informed about our Company’s business by various documents sent to them before each meeting and oral reports made to them during these meetings by members of the Company’s management. The full Board is also advised of actions taken by the various committees of our Board by the chairmen of those committees. Directors have access to all of our books, records and reports and members of management are available at all times to answer their questions. Management also communicates with the various members of our Board on a regular informal basis as is needed to effectively oversee the activities of our Company.
During 2016, the Board held five meetings. All of the directors who served during 2016 attended at least 75% of the total meetings of the Board and each of the Board committees on which such director served during their respective tenure on the Board. In addition, while we do not have a specific policy regarding attendance at the annual meeting of stockholders, all director nominees are encouraged to attend the Annual Meeting. In 2016, one of the directors attended our annual meeting of stockholders.
Meetings of Non-Management Directors and Executive Sessions
To promote open discussion among non-management directors, we schedule regular executive sessions in which our independent or non-management directors meet without management participation. “Non-management directors” are all directors who are not executive officers. During 2016, three of our directors were independent (Messrs. Alexander, Mongillo and Strock) and all of our directors are non-management directors, except for Mr. John J. Lipinski, our president and chief executive officer. Currently, we do not have a lead independent director. Our independent directors met in executive session two times during 2016. Mr. Mongillo presided over the executive sessions held by our independent directors. Our non-management directors did not meet during 2016. In the absence of further action, Mr. Carl C. Icahn, chairman of the Board, will serve as chairman of the executive sessions held by our non-management directors.
Board Leadership Structure and Risk Oversight
The Board believes that it should have the flexibility to make determinations as to whether the same individual should serve as both the chief executive officer and the chairman of the Board, and the Board’s leadership has varied over time. In determining the appropriate leadership structure, the Board considers, among other things, the current composition of the Board and the challenges and opportunities specific to the Company. Mr. Lipinski served as the Company’s chief executive officer and chairman of the Board until the IEP Acquisition. Since the IEP Acquisition, Mr. Lipinski has served as the Company’s chief executive officer, president and a director, and Mr. Icahn has served as chairman of the Board since June 2012. The Board believes that this leadership structure, which separates the chairman and chief executive officer roles, is appropriate at this time in light of IEP’s ownership of over 80% of our common stock. In particular, the Board believes that this structure clarifies the individual roles and responsibilities of Mr. Lipinski and Mr. Icahn and enhances accountability. The Board recognizes that there is no single, generally accepted approach to providing Board leadership and that the Board’s leadership structure may vary in the future as circumstances warrant.
Our governance processes, including the Board’s involvement in developing and implementing strategy, active oversight of risk, regular review of business results and thorough evaluation of the chief executive officer’s performance and compensation, provide rigorous Board oversight of the chief executive officer as he fulfills his various responsibilities.
The Board considers oversight of CVR Energy’s risk management efforts to be a responsibility of the entire Board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to the Company, or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board (or the appropriate committee, in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate members of management to enable the Board (or committee) to understand the Company’s risk identification, risk management, and risk mitigation strategies. When a report is vetted at the committee level, the chairman of that committee subsequently reports on the matter to the full Board. This enables the Board and its committees to coordinate the Board’s risk oversight role. The Board also believes that risk management is an integral part of CVR Energy’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing the Company. The audit committee assists the Board with oversight of the Company’s material financial risk exposures and the Company’s material financial statement and financial reporting risks. The compensation committee assists the Board with oversight of risks associated with the Company’s compensation policies and practices. The nominating and corporate governance committee assists the Board with oversight of risks associated with the Company’s governance. In each case, the Board or the applicable committee oversees the steps Company management has taken to monitor and control such exposures.
The chief executive officer’s membership on and collaboration with the Board allows him to gauge whether management is providing adequate information for the Board to understand the interrelationships of our various business and financial risks. He is available to the Board to address any questions from other directors regarding executive management’s ability to identify and mitigate risks and weigh them against potential rewards.
We have performed an internal review of all of our material compensation programs and have concluded that there are no plans that provide meaningful incentives for employees, including the named executive officers and other executive officers, to take risks that would be reasonably likely to have a material adverse effect on us.
Communications with Directors
Stockholders and other interested parties wishing to communicate with our Board may send a written communication addressed to:
CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Senior Vice President, General Counsel and Secretary
Our General Counsel will forward all appropriate communications directly to our Board or to any individual director or directors, depending upon the facts and circumstances outlined in the communication. Any stockholder or other interested party who is interested in contacting only the independent directors or non-management directors as a group or the director who presides over the meetings of the independent directors or non-management directors may also send written communications to the contact above and should state for whom the communication is intended.
The “Controlled Company” Exemption and Director Independence “Controlled Company” Exemption

Our Board has determined that we are a controlled company under the rules of the NYSE and, as a result, we qualify for and may rely on exemptions from certain director independence requirements of the NYSE.

Under the rules of the NYSE, a listed company is a controlled company when more than 50% of the voting power is held by an individual, a group or another company. Our Board has determined that we are a controlled company because IEP currently owns approximately 82% of our outstanding common stock. Consequently, the Company has availed itself of the controlled company exemption.
Director Independence
Due to our status as a controlled company, we are relying on exemptions from the NYSE rules that require that (a) our Board be comprised of a majority of independent directors as defined under the rules of the NYSE, (b)

our compensation committee be comprised solely of independent directors and (c) our nominating and corporate governance committee be comprised solely of independent directors.
The controlled company exemption does not modify the independence requirements for the audit committee. The Sarbanes-Oxley Act of 2002 (as amended, the “Sarbanes-Oxley Act”) and NYSE rules require that our audit committee be composed entirely of independent directors. The members of the audit committee are Messrs. Mongillo, Alexander and Strock. Our Board has affirmatively determined that Messrs. Mongillo, Alexander and Strock are independent directors under the rules of the SEC and the NYSE.
Committees
Our Board has the authority to delegate the performance of certain oversight and administrative functions to committees of the Board. Our Board currently has an audit committee, a compensation committee and a nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues.
Each committee has adopted a charter which is reviewed annually by that committee and changes, if any, are recommended to our Board for approval. The charters for the audit committee, the compensation committee and the nominating and corporate governance committee are subject to certain NYSE rules and our charters for those committees comply with such rules. Copies of the audit committee charter, compensation committee charter and nominating and corporate governance committee charter, as in effect from time to time, are available free of charge on our Internet site at www.cvrenergy.com. These charters are also available in print to any stockholder who requests them by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary.
The following table shows the membership of each committee of our Board as of December 31, 2016 and the number of meetings held by each committee during 2016.
Committee Membership as of December 31, 2016 and Meetings Held During 2016

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Bob G. Alexander	X
SungHwan Cho			X
Jonathan Frates		X	Chair
Carl C. Icahn
Andrew Langham		Chair
John J. Lipinski
Stephen Mongillo	Chair		X
James M. Strock	X		X
Number of 2016 Meetings	6	1	0
Audit Committee
The Board has established an audit committee, in accordance with Section 3(a)(58)(A) of the Exchange Act, comprised of Stephen Mongillo (chairman), Bob G. Alexander and James M. Strock. Each of the members of the audit committee meets the independence and experience standards established by the NYSE and the Exchange Act. Our Board has determined that Mr. Mongillo qualifies as an “audit committee financial expert,” as defined by applicable rules of the SEC, and that each member of the audit committee is “financially literate” under the requirements of the NYSE.

The audit committee (1) appoints, terminates, retains, compensates and oversees the work of the independent registered public accounting firm, (2) pre-approves all audit, review and attest services and permitted non-audit services provided by the independent registered public accounting firm, (3) oversees the performance of the Company’s internal audit function, (4) oversees and reviews the independence, qualifications and performance of the independent registered public accounting firm, (5) reviews external and internal audit reports and management’s responses thereto, (6) oversees the integrity of the financial reporting process, system of internal accounting controls and financial statements and reports of the Company, (7) oversees the Company’s compliance with certain legal and regulatory requirements, (8) reviews the Company’s annual and quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in periodic reports filed with the SEC, (9) discusses with management earnings press releases, (10) meets with management, the internal auditors, the independent auditors and the Board, (11) provides the Board with information and materials as it deems necessary to make the Board aware of significant financial, accounting and internal control matters of the Company, (12) oversees the receipt, investigation, resolution and retention of all complaints submitted under the Company’s whistleblower policy, (13) produces an annual report for inclusion in the Company’s proxy statement and (14) otherwise complies with its responsibilities and duties as stated in the Company’s Audit Committee Charter. At each regularly scheduled meeting, audit committee members have the opportunity to meet privately with representatives of Grant Thornton, the Company’s internal auditors and management of the Company.
Compensation Committee
In addition, the Board has established a compensation committee. During 2016, the compensation committee was initially comprised of Andrew Langham (chairman) and Courtney Mather. Effective March 14, 2016, Mr. Mather resigned from the Board, and Jonathan Frates was concurrently appointed to the Board and was named to serve on the compensation committee. The compensation committee currently consists of Andrew Langham (chairman), and Jonathan Frates.
The principal responsibilities of the compensation committee are to (1) make determinations or recommendations to the Board, as deemed appropriate by the committee, with respect to annual and long-term performance goals and objectives as well as the annual salary, bonus and other compensation and benefits, direct and indirect, of the chief executive officer and our other senior executives as well as non-employee directors, (2) review and authorize the Company to enter into employment, severance or other compensation agreements with the chief executive officer and other senior executives, (3) recommend changes in employee benefit programs, (4) provide counsel regarding key staffing, (5) administer our equity incentive plans, (6) establish and periodically review perquisites and fringe benefits policies, (7) administer the Company’s Performance Incentive Plan and (8) assist the Board in assessing any risks to the Company associated with the Company’s employee compensation practices and policies. In addition, the compensation committee reviews and discusses our Compensation Discussion and Analysis with management and produces a report on executive compensation for inclusion in our annual proxy statement in compliance with applicable federal securities laws.
As discussed in Compensation Discussion and Analysis, the compensation committee has engaged Longnecker & Associates (“Longnecker”), a compensation consultant, to generally assess the level of compensation increases year over year. In 2016, the fees for any additional services provided by Longnecker to the Company did not exceed $120,000.
Pursuant to SEC rules, the compensation committee has assessed the independence of Longnecker and concluded that no conflict of interest exists that would prevent Longnecker from independently representing the compensation committee.
Nominating and Corporate Governance Committee
Our Board has also established a nominating and corporate governance committee. During 2016, the nominating and corporate governance committee was initially comprised of Courtney Mather (chairman), SungHwan Cho, Stephen Mongillo and James M. Strock. Effective March 14, 2016, Mr. Mather resigned from the Board, and Jonathan Frates was concurrently appointed to the Board and was named to serve on the nominating and corporate governance committee. The nominating and corporate governance committee currently consists of Jonathan Frates (chairman), SungHwan Cho, Stephen Mongillo and James M. Strock.
The nominating and corporate governance committee (1) annually reviews the Company’s Corporate Governance Guidelines, (2) oversees the performance of the Board and committees thereof and (3) otherwise complies with its responsibilities and duties as stated in the Company’s Nominating and Corporate Governance Committee Charter.

Identifying and Evaluating Nominees for Directors
The Board seeks a diverse group of directors who have attributes necessary to create a cohesive and effective Board, including high personal and professional ethics, integrity and values, vision and long-term strategic perspective, experience in our industry, practical judgment, the ability to devote significant time to serve on our Board and its committees, and a commitment to representing the long-term interests of all our stockholders.
As a result of its control of a majority of our outstanding common stock, IEP ultimately controls the election of all of the members of our Board. Consequently, our Board has deemed it appropriate not to maintain a formal policy with respect to the review of potential nominees or to charge the nominating and corporate governance committee with the nomination of directors. However, all of our directors ultimately participate in the review of potential nominees to our Board.
The Board may consider candidates recommended by stockholders, as well as from other sources such as other directors or officers, third-party search firms or other appropriate sources. If a stockholder wishes to recommend a candidate for director for election at the 2018 Annual Meeting of Stockholders, it must follow the procedures described below under “Stockholder Proposals.”
Compensation Committee Interlocks and Insider Participation
During 2016, the compensation committee was initially comprised of Andrew Langham (chairman) and Courtney Mather. Effective March 14, 2016, Mr. Mather resigned from the Board, and Jonathan Frates was concurrently appointed to the Board and was named to serve on the compensation committee. The compensation committee currently consists of Andrew Langham (chairman) and Jonathan Frates. No member of the compensation committee during 2016 (1) was or is an officer or employee of the Company, or (2) had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain related-party transactions. Additionally, none of the Company’s executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director or member of the Company’s compensation committee during 2016.
Corporate Governance Guidelines and Codes of Ethics
Our Corporate Governance Guidelines, as well as our Code of Ethics, which applies to all of our directors, officers and employees, and our Principal Executive and Senior Financial Officers’ Code of Ethics, which applies to our principal executive and senior financial and accounting officers, are available free of charge on our Internet site at www.cvrenergy.com. Our Corporate Governance Guidelines, Code of Ethics and Principal Executive and Senior Financial Officers’ Code of Ethics are also available in print to any stockholder who requests them by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary. Amendments to and waivers from the Principal Executive and Senior Financial Officers' Code of Ethics will be posted on our website within four business days after approval by the Board.

DIRECTOR COMPENSATION FOR 2016
The fees for independent non-employee directors are described below.
Compensation
For 2016, independent non-employee directors (Messrs. Mongillo, Alexander and Strock) received an annual retainer of $75,000, paid on a quarterly basis. In addition, these directors received an additional annual retainer of $5,000 for serving as the chairman of any Board committee, an additional annual retainer of $1,000 for serving on a Board committee and are reimbursed for out-of-pocket costs incurred in connection with attending meetings of the Board (and committees thereof) and for director-related education expenses. Messrs. Icahn, Cho, Frates and Langham are employees of Icahn Enterprises L.P., or its affiliates, and did not receive compensation for services as a director of the Company.
Director Compensation Table
The following table reflects compensation received by independent non-employee directors for their service on the Board during 2016.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Bob G. Alexander	76,000	—	76,000
Stephen Mongillo	82,000	—	82,000
James M. Strock	77,000	—	77,000

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND OFFICERS AND DIRECTORS
The following table presents information regarding beneficial ownership of our common stock as of the Record Date by:
•each of our current directors and nominees for director;
•each of our named executive officers;
•each stockholder known by us to beneficially hold five percent or more of our common stock; and
•all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Except as otherwise indicated, the business address for each of the beneficial owners listed in the table is c/o CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479.

Beneficial Owner Name and Address	Shares Beneficially Owned
	Number	Percent(1)
Carl C. Icahn (2) c/o Icahn Associates Holding LLC 767 Fifth Avenue, 47th Floor New York, NY 10153	71,198,718	82%
Bob G. Alexander	—	—
SungHwan Cho	—	—
Jonathan Frates	—	—
Andrew Langham	—	—
John J. Lipinski	—	—
Stephen Mongillo	—	—
James M. Strock	—	—
Susan M. Ball	—	—
Robert W. Haugen	1	*
Martin J. Power	—	—
John R. Walter	—	—
All directors and executive officers, as a group (12 persons)(3)	71,198,719	82%
* Less than 1% of our outstanding common stock as of the Record Date.
(1)     Percentage based upon 86,831,050 shares of common stock outstanding as of the Record Date.

(2)
The following disclosures are based on a Schedule 13D/A filed with the Commission on May 29, 2012 by IEP, IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”) and Carl C. Icahn (collectively, the “Icahn Reporting Persons”).

According to the filing, the principal business address of each of (i) IEP, IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601 and (ii) Mr. Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153. According to the filing, IEP has sole voting power and sole dispositive power with regard to 71,198,718 shares. Each of IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares.
According to the filing, each of IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn, by virtue of their relationships to IEP, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares which IEP directly beneficially owns. Each of IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn disclaims beneficial ownership of such shares for all other purposes.

(3)
The number of shares of common stock owned by all directors and executive officers, as a group, reflects the sum of the 71,198,718 shares of common stock beneficially owned by Mr. Icahn and the 1 share of common stock owned by Mr. Haugen.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors and each person who owns more than 10% of our outstanding common stock, to file reports of their stock ownership and changes in their ownership of our common stock with the SEC and the NYSE. These same people must also furnish us with copies of these reports and representations made to us that no other reports were required. We have performed a general review of such reports and amendments thereto filed in 2016. Based solely on our review of the copies of such reports furnished to us or such representations, as appropriate, to our knowledge all of our executive officers and directors, and other persons who owned more than 10% of our outstanding common stock, fully complied with the reporting requirements of Section 16(a) during 2016.

EQUITY COMPENSATION PLANS
The table below contains information about securities authorized for issuance under our LTIP as of December 31, 2016. This plan was initially approved by our stockholders in October 2007 and re-approved by our stockholders in June 2014.

Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights(a)		Weighted‑Average Exercise Price of Outstanding Options Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in (a)) (c)
Equity compensation plans approved by security holders:
CVR Energy, Inc. Long Term Incentive Plan	—		—	6,787,341	(3)
Stock Options	—	(1)	—	—
Common stock	—	(2)	—	—
Equity compensation plans not approved by security holders:
None	—		—	—
Total	—		—	6,787,341

(1)	No stock options are outstanding under the LTIP.

(2)	The only awards outstanding under the LTIP are unvested performance units, which are settled in cash.

(3)
Represents shares of common stock that remain available for future issuance pursuant to the LTIP in connection with awards of stock options, non-vested restricted shares, restricted stock units, stock appreciation rights, dividend equivalent rights, share awards and performance awards.

EXECUTIVE OFFICERS
The following table sets forth the names, positions and ages (as of April 17, 2017) of each person who currently is an executive officer of CVR Energy. We also indicate in the biographies below which executive officers of CVR Energy hold similar positions with the general partners of CVR Partners and CVR Refining. Certain members of CVR Energy’s senior management manage CVR Partners and CVR Refining pursuant to services agreements between us and the applicable partnership.

Name	Age	Position
John J. Lipinski	66	Chief Executive Officer and President
Susan M. Ball	53	Chief Financial Officer and Treasurer
Robert W. Haugen	58	Executive Vice President, Refining Operations
Martin J. Power	61	Chief Commercial Officer
John R. Walter	40	Senior Vice President, General Counsel and Secretary
INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Susan M. Ball has served as chief financial officer and treasurer of our Company and CVR Partners’ general partner since August 2012. She previously served as vice president, chief accounting officer and assistant treasurer of CVR Energy and the general partner of CVR Partners since October 2007 and as vice president, chief accounting officer and assistant treasurer for Coffeyville Resources, LLC (“CRLLC”) since May 2006. In addition, Ms. Ball has also served as the chief financial officer and treasurer of CVR Refining’s general partner since its inception in September 2012. Ms. Ball has more than 30 years of experience in the accounting industry, with more than 12 years serving clients in the public accounting industry. Prior to joining CVR Energy, she served as a Tax Managing Director with KPMG LLP, where she was responsible for all aspects of federal and state income tax compliance and tax consulting, which included a significant amount of mergers and acquisition work on behalf of her clients. Ms. Ball received a Bachelor of Science in Business Administration from Missouri Western State University and is a Certified Public Accountant.
Robert W. Haugen joined our business on June 24, 2005 and has served as executive vice president, refining operations at our Company since September 2006 and as executive vice president, engineering and construction at CRLLC since June 24, 2005. In addition, Mr. Haugen has served as executive vice president, refining operations of CVR Refining’s general partner since its inception in September 2012. Mr. Haugen brings more than 30 years of experience in the refining, petrochemical and nitrogen fertilizer business to our Company. Prior to joining us, Mr. Haugen was a managing director and Partner of Prudentia Energy, an advisory and management firm focused on mid-stream/downstream energy sectors, from January 2004 to June 2005. On leave from Prudentia, he served as the Senior Oil Consultant to the Iraqi Reconstruction Management Office for the U.S. Department of State. Prior to joining Prudentia Energy, Mr. Haugen served in numerous engineering, operations, marketing and management positions at the Howell Corporation and at the Coastal Corporation. Upon the merger of Coastal and El Paso in 2001, Mr. Haugen was named Vice President and General Manager for the Coastal Corpus Christi Refinery and later held the positions of Vice President of Chemicals and Vice President of Engineering and Construction. Mr. Haugen received a Bachelor of Science degree in Chemical Engineering from the University of Texas.
Martin J. Power has served as chief commercial officer of our company and CVR Refining’s general partner since December 2014. Mr. Power has more than 35 years of experience in the areas of crude oil and petroleum products related to trading, marketing, logistics and business development. Before joining CVR Energy, he served as manager of business development and as a trading manager at Koch Supply & Trading, LP. Previous to Koch Supply & Trading, Mr. Power was co-founder and president of Riverway Petroleum Partners, LLC, a petroleum products trading and logistics company. Prior to Riverway Petroleum Partners, Mr. Power spent much of his career in senior management roles for major petroleum companies. He served as managing director of light products and managing director of crude oil for El Paso Merchant Energy; vice president of trading, vice president of foreign crude and senior vice president of light products for Coastal States Trading; and as a senior trader for BP North America Petroleum and BP Oil Supply. Mr. Power holds a Bachelor of Science in Business Administration - Accounting from Nichols College and serves on its Board of Trustees.
John R. Walter has served as senior vice president, general counsel and secretary of our company and each of the general partners of CVR Refining and CVR Partners since January 2015. He has served as vice president, associate general counsel since January 2011, assistant secretary since May 2011 and associate general counsel since March 2008. Prior to joining CVR Energy, Mr. Walter was an associate at Stinson Leonard Street LLP in Kansas City, Missouri, from 2006 to 2008, and was an associate at Seigfreid Bingham, P.C. in Kansas City, Missouri, from 2002 to 2006. Mr. Walter received a Bachelor of Science in psychology from Colorado State University and a Juris Doctor from the University of Kansas.
COMPENSATION DISCUSSION AND ANALYSIS
The following executives who were responsible for the management of our business during 2016 are (as of December 31, 2016) employed by CVR Energy: John J. Lipinski (our chief executive officer and president); Susan M. Ball (our chief financial officer); Robert W. Haugen (our executive vice president, refining operations); Martin J. Power (our chief commercial officer); and John R. Walter (our general counsel). Throughout this Proxy Statement, we refer to Mr. Lipinski, Ms. Ball and Messrs. Haugen, Power and Walter as our named executive officers.
Executive Compensation Program Highlights
The primary goals of the Company’s executive compensation program are to align the interests of our executives and our stockholders by linking a significant portion of compensation to our operating and financial results and to attract and retain quality leadership. Some key features of our executive compensation program which serve to accomplish these objectives are as follows:

•
Annual Incentive Awards. At the 2011 Annual Meeting, the Company’s stockholders approved the CVR Energy, Inc. Performance Incentive Plan (referred to in this Compensation Discussion and Analysis section and the Compensation of Executive Officers section as the “PIP”), pursuant to which annual incentive awards are determined for our executives. The Company's stockholders re-approved the PIP at the 2016 annual meeting. Prior to the adoption of the PIP, the compensation committee determined annual bonuses based upon consideration of various factors with respect to Company performance and/or individual performance, which were not established in advance. The compensation committee believes that establishing performance goals pursuant to the PIP at the beginning of the performance period serves to more directly align annual incentive awards with increases in our stockholder value.

•
Equity-Based Incentive Awards. A portion of targeted compensation is intended to be delivered through equity-based incentives. This has the effect of aligning our executives’ interests with those of our stockholders and encouraging them to remain in our employ through the duration of the relevant vesting schedule applicable to awards.

•
Double-Trigger Change in Control Provisions. A change in control of the Company would not trigger the payment of severance benefits to our named executive officers under their employment agreements, or cause accelerated vesting of their equity-based awards, except in the event of a termination without cause or for good reason within one year following the change in control or in specified circumstances prior to and in connection with the change in control.

Overview
During 2016, the compensation committee was initially comprised of Andrew Langham (chairman) and Courtney Mather. Effective March 14, 2016, Mr. Mather resigned from the Board, and Jonathan Frates was concurrently appointed to the Board and was named to serve on the compensation committee. The compensation committee currently consists of Andrew Langham (chairman) and Jonathan Frates. The compensation committee has regularly scheduled meetings and additionally meets at other times as needed throughout the year.
The principal responsibilities of the compensation committee are to: (1) make determinations or recommendations to the Board, as deemed appropriate by the committee, with respect to annual and long-term performance goals and objectives as well as the annual salary, bonus and other compensation and benefits, direct and indirect, of the chief executive officer and our other senior executives as well as non-employee directors; (2) review and authorize the Company to enter into employment, severance or other compensation agreements with the chief executive officer and other senior executives; (3) recommend changes in employee benefit programs; (4) provide counsel regarding key staffing; (5) administer our equity incentive plans; (6) establish and periodically review perquisites and fringe benefits policies; (7) administer the PIP; and (8) assist the Board in assessing any risks to the Company associated with the Company’s employee compensation practices and policies.

Our business is commodity-driven, with high volatility and risk where earnings are not only influenced by margins, but also by unique, innovative and aggressive actions and business practices on the part of the executive team. The compensation committee continually monitors current economic conditions and considers the petroleum and fertilizer markets along with other considerations in making compensation decisions. In addition, the compensation committee routinely reviews financial and operational performance compared to our business plan, positive and negative industry factors and the response of the senior management team in dealing with and maximizing operational and financial performance in the face of the challenges affecting our businesses. Due to the nature of our business, performance of an individual or the business as a whole may be outstanding; however, our financial performance may not depict this same level of achievement. The financial performance of the Company is not necessarily reflective of individual operational performance. In addition, specific performance levels or benchmarks are not necessarily used to establish compensation. The compensation committee takes into account all factors when determining compensation packages for the executive officers.
In 2016, no significant changes were made to the Company’s overall executive compensation philosophy and structure because the compensation committee believed that the compensation program was reasonable, balanced and designed to attract, retain and motivate talented executives.
Executive Compensation Philosophy and Objectives
The overarching philosophy of our executive compensation program is to closely align compensation paid to our executive officers with our operating and financial performance on both a short-term and long-term basis, in order to align our executive officers’ interests with those of the stockholders. In addition, we aim to provide a competitive compensation program in the form of salary, bonuses and other benefits with the goal of retaining and attracting talented and highly motivated executive officers and key employees, which we consider crucial to our long-term success and the long-term enhancement of stockholder value. We also strive to maintain a compensation program whereby the executive officers, through exceptional performance and equity-based incentive awards, will have the opportunity to realize economic rewards commensurate with our stockholders’ gains. The compensation committee believes that an important component of compensation is equity-based incentive awards in achieving these objectives because these incentives encourage our executive team to remain in our employ through the duration of the relevant vesting period in order to realize compensation as a result of increases in stockholder value. Following our 2016 Annual Meeting of Stockholders, the compensation committee considered the advisory vote of our stockholders approving our named executive officer compensation and determined to continue to apply the same principles in determining the nature and amount of executive compensation for 2016.
Setting Executive Compensation
Longnecker was engaged by CVR Energy on behalf of its compensation committee to generally assess the level of compensation increases year over year and to assess new and proposed rules in the compensation area. The compensation committee utilized this information to review and approve executive compensation levels. Although no specific target for total compensation is set, CVR Energy generally recommends compensation levels at or near the 50th percentile of its peer group or available market survey information. Historically, the following companies were included as members of CVR Energy’s “peer group” - the independent refining companies of HollyFrontier Corporation and Tesoro Corporation, as well as PBF Energy, Inc. and Rentech, Inc. Longnecker performed no work for the Company or for management except to provide consulting services related to executive compensation levels.
The chief executive officer, while not a member of the compensation committee, reviewed information provided by Longnecker as well as other relevant market information and actively provided guidance and recommendations to the compensation committee regarding the amount and form of the compensation of executive officers (other than himself) and certain key employees. For compensation decisions, including decisions regarding the grant of equity-based incentive awards relating to executive officers (other than our chief executive officer), the compensation committee typically considers the recommendations of our chief executive officer.
The compensation committee has not adopted any formal or informal policies or guidelines for allocating between long-term and current compensation, between cash and non-cash compensation. Decisions regarding such allocations are made strictly on a subjective and individual basis considering all relevant factors. The compensation committee believes that the most critical component of compensation to enhance long-term stockholder value and growth is the equity-based component and has generally targeted 40% to 60% of the compensation package to be equity-based for executive officers, other than the chief executive officer. This provides the incentive for executive officers to remain in the employ of CVR Energy and to promote a focused effort on growth and long-term success with long-term enhancement of stockholder value.

Elements of Our Executive Compensation Program
For 2016, the three primary components of our executive compensation program were base salary, an annual performance-based cash bonus and equity-based incentive awards. While these three components are related, they are viewed as separate and analyzed as such. The named executive officers are also provided with benefits that are generally available to CVR Energy’s salaried employees.
CVR Energy believes that equity-based incentive awards are the primary motivator in attracting and retaining executive officers. Salary and cash bonuses are viewed as secondary. However, the compensation committee views a competitive level of salary and cash bonus as critical to retaining talented individuals.

CVR Energy has not established equity ownership requirements for its executive officers. The compensation committee believes that cash-settled equity-based awards provide executive officers with a more attractive compensation package and are less burdensome for the executive officers and CVR Energy to administer than equity-settled awards. The compensation committee believes that equity-settled compensation in the form of awards of CVR Energy's common stock would be less attractive and more burdensome. Additionally, equity-settled compensation in the form of CVR Energy's common stock would dilute the ownership interest of existing stockholders.
Base Salary
Each of the named executive officers has an employment agreement with CVR Energy (except for Ms. Ball and Mr. Walter) that sets forth their initial base salaries. Base salaries are set at a level intended to enable CVR Energy to hire and retain executive officers, to enhance the executive officer’s motivation in a highly competitive and dynamic environment, and to reward individual and company performance. In determining base salary levels, the compensation committee takes into account the following factors: (i) our financial and operational performance for the year; (ii) the previous years’ compensation level for each executive officer; (iii) peer or market survey information for comparable public companies; and (iv) recommendations of the chief executive officer, based on individual responsibilities and performance, including each executive’s commitment and ability to (A) strategically meet business challenges, (B) achieve financial results, (C) promote legal and ethical compliance, (D) lead their own business or business team for which they are responsible and (E) diligently and effectively respond to immediate needs of the volatile industry and business environment.

Rather than establishing compensation solely on a formula-driven basis, decisions by the compensation committee are made using an approach that considers several important factors in developing compensation levels. For example, the compensation committee considers whether individual base salaries reflect responsibility levels and are reasonable, competitive and fair. In addition, in setting base salaries, the compensation committee reviews published survey and peer group data prepared by Longnecker and considers the applicability of the salary data in view of the individual positions within the Company.

Salaries are reviewed annually by the compensation committee with periodic informal reviews throughout the year. Adjustments, if any, are usually made effective January 1 of the year immediately following the review. The compensation committee most recently reviewed the level of base salary and cash bonus for each of the named executive officers in 2016 in conjunction with their responsibilities and expectations for 2017. They concluded their review in December 2016, and set the following base salaries for the named executive officers as of January 1, 2017: $1,000,000 for Mr. Lipinski; $425,000 for Ms. Ball; $365,000 for Mr. Haugen; $330,000 for Mr. Power; and $300,000 for Mr. Walter (Mr. Walter's salary was the only change from 2016). The salary increases, if applicable, were effective January 1, 2017. Individual performance, market data as reflected in the analysis and report of Longnecker, and changes in the named executive officers’ positions and levels of responsibility were considered. Among these factors, slightly more weight was given to the report and findings of Longnecker.

Annual Bonus
The Company’s annual bonus program is designed to meet each of its compensation objectives. Specifically, the annual bonus programs rewards executives only for measured company performance, thereby aligning the executive’s interest with those of the Company’s equity holders and encouraging the executives to focus on targeted performance. Further, the program also provides the executive with the opportunity to earn additional compensation, thereby making our total compensation package more competitive.

Information about total cash compensation paid by members of our peer group is used in determining both the level of bonus award and the ratio of salary to bonus, as the compensation committee believes that maintaining a level of bonus and a ratio of fixed salary to bonus (which may fluctuate) that is in line with those of our competitors is an important factor in attracting and retaining executives. The compensation committee also believes that a significant portion of executive’s compensation should be at risk, which means that a portion of the executive’s overall compensation is not guaranteed and is determined based on individual and company performance. Executives have greater potential bonus awards as their authority and responsibility increases. Each of the named executive officers is eligible to receive an annual cash bonus with a target bonus equal to a specified percentage of the relevant executive’s annual base salary. For 2016, the target bonuses for the named executive officers were: John J. Lipinski (250%); Susan M. Ball (120%); Robert W. Haugen (120%); Martin J. Power (115%); and John R. Walter (105%). These target percentages were the result of individual negotiations between the named executive officers and CVR Energy, and were in correlation with the findings and recommendations by Longnecker based upon review of CVR Energy’s peer group, companies of similar size and other relevant market information. Specific bonus measures were determined by the compensation committee, following discussions with CVR Energy management.

Each named executive officer had the opportunity to earn bonuses in respect of 2016 pursuant to the PIP. The payment of annual bonuses for the 2016 performance year depended on the achievement of financial, operational and safety measures which comprised 35%, 45% and 20% of the annual bonuses, respectively, for Mr. Lipinski and Ms. Ball. The payment of Mr. Walter's annual bonus for the 2016 performance year depended on the achievement of financial, operational and safety measures, which comprised 30%, 50% and 20% of his annual bonus, respectively. The CVR Energy PIP has separate metrics specific to CVR Refining's financial, operational and safety measures, and Messrs. Haugen and Power's annual bonuses are evaluated primarily based on these metrics due to the substantial amount of their time that is devoted to CVR Refining. The bonuses for Messrs. Haugen and Power for the 2016 performance year depended on the achievement of financial, operational and safety measures, which comprised 30%, 50% and 20% of their annual bonuses, respectively. Specific bonus measures were determined by the compensation committee based on its review of market data provided by Longnecker and discussions with management, and were selected with the goals of optimizing operations, maintaining financial stability and providing a safe work environment intended to maximize our overall performance resulting in increased stockholder value. The compensation committee also approved the threshold, target and maximum performance goals with respect to each measure. No payments were made with respect to the measures unless the threshold of the relevant performance measure was achieved. In addition, all metrics (with one exception), related to CVR Partners were based upon its Coffeyville, Kansas facility only, and exclude the results and impact of its East Dubuque, Illinois facility. The only exception is noted below regarding annualized synergies in selling, general and administrative expenses resulting from the East Dubuque merger.

The 2016 financial measures were consolidated adjusted EBITDA for CVR Energy (or consolidated adjusted EBITDA of the petroleum business for Messrs. Haugen and Power), which was derived from earnings before interest, taxes, depreciation and amortization, and adjusted for certain non-cash share-based compensation expense, first-in, first-out (FIFO) accounting impacts, unrealized gains and losses on derivative transactions, turnaround expenses, and board-directed actions; and annualized synergies in selling, general and administrative expenses resulting from CVR Partners' acquisition via merger of the East Dubuque, Illinois facility.

The 2016 operational measures included the following: petroleum reliability for the total Coffeyville and Wynnewood refineries, measured by crude throughput barrels per day, as adjusted at the discretion of our compensation committee for third party events; crude transportation production, measured by gathered barrels per day; and fertilizer reliability for the fertilizer plant, measured by adjusted equivalent tons of UAN production.

The 2016 safety measures included the aggregated Environmental Health and Safety ("EH&S") results for the petroleum segment pursuant to the CVR Energy PIP and the aggregated EH&S results pursuant to the Performance Incentive Plan for CVR Partners, which included the following: consolidated OSHA recordable injury statistics (based upon OSHA injuries and inclusive of petroleum and fertilizer); consolidated OSHA lost time injury statistics (based upon OSHA lost time injuries and inclusive of petroleum and fertilizer); consolidated EH&S severity statistics (based upon EH&S severity and inclusive of petroleum and fertilizer); consolidated air reportable releases (based upon EPA reportable quantity releases and inclusive of petroleum and fertilizer operations); consolidated air reportable release quantity (based upon EPA reportable quantity releases and inclusive of petroleum and fertilizer operations); consolidated tier 1 process safety events (based upon API process safety events of petroleum and fertilizer operations); and consolidated tier 2 process safety events (based upon API process safety events of petroleum and fertilizer operations).

The table below reflects: (i) the financial, operational and safety measures used to determine 2016 bonuses for the named executive officers; (ii) the threshold, target and maximum performance levels for each measure; (iii) the actual results with respect to each measure; and (iv) the portion of the 2016 bonus determined based on each such measure. The executives were entitled to 50% related to threshold levels, 100% for target levels, and 150% for maximum levels, respectively.

2016 Performance Measure	2016 Performance Goals Threshold/Target/Maximum	2016 Actual Results	Percentage of Target Bonus Allocable to Measure
Consolidated adjusted EBITDA	Threshold: $339.0 million Target: $535.0 million Maximum: $733.0 million	$279.5 million	30% of bonus for Mr. Lipinski, Ms. Ball and Mr. Walter
Synergies from East Dubuque Merger	Threshold: less than $7.0 million Target: $7.0 million Maximum: 10.0 million	$7.9 million	5% of bonus for Mr. Lipinski and Ms. Ball
Consolidated adjusted EBITDA - Petroleum business	Threshold: $300.0 million Target: $482.0 million Maximum: $665.0 million	$222.8 million	30% of bonus for Mr. Haugen and Mr. Power
Consolidated Petroleum Reliability Measures (as adjusted)	Threshold: 177,000 bpd Target: 189,000 bpd Maximum: 201,000 bpd	202,893 bpd	35% of bonus for Mr. Haugen and 30% of bonus for Ms. Ball and Messrs. Lipinski, Power and Walter
Crude Transportation Production Measure	Threshold: 62,000 bpd Target: 67,000 bpd Maximum: 72,000 bpd	71,261 bpd	10% of bonus for Mr. Haugen; 20% of bonus for Mr. Power and 5% of bonus for Ms. Ball and Messrs. Lipinski and Walter
Fertilizer Reliability Measures	Threshold: 1,006,000 tons Target: 1,059,000 tons Maximum: 1,090,000 tons	1,091,365 tons	10% of bonus for Mr. Lipinski and Ms. Ball and 15% of bonus for Mr. Walter
Turnaround Expense - Coffeyville Refinery	Threshold: $40.0 million Target: $37.0 million Maximum: $34.0 million	$31.5 million	5% of bonus for Mr. Haugen
Coffeyville Refinery EH&S Measures	Threshold: 5% refining payout levels Target: 10% refining payout levels Maximum: 15% refining payout levels	11.5%	10% of bonus for all named executive officers
Wynnewood Refinery EH&S Measures	Threshold: 2.5% refining payout levels Target: 5% refining payout levels Maximum: 7.5% refining payout levels	5.9%	5% of bonus for all named executive officers
Fertilizer EH&S Measures	Threshold: 2.5% nitrogen payout levels Target: 5% nitrogen payout levels Maximum: 7.5% nitrogen payout levels	5.7%	5% of bonus for Ms. Ball and Messrs. Lipinski and Walter
Crude Transportation EH&S Measures	Threshold: 2.5% refining payout levels Target: 5% refining payout levels Maximum: 7.5% refining payout levels	7.0%	5% of bonus for Mr. Haugen and Mr. Power

As a result of the level of performance achieved during 2016, Mr. Lipinski and Ms. Ball earned approximately 95.95% of their respective 2016 target annual bonuses, Mr. Haugen earned approximately 98.65% of his 2016 target annual bonus, Mr. Power earned approximately 97.90% of his 2016 target annual bonus and Mr. Walter earned approximately 97.70% of his 2016 target annual bonus. The amounts earned by the named executive officers as a result of their respective levels of performance during 2016 pursuant to the PIP are set forth in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.
Equity-Based Incentive Awards
We use equity-based incentive awards to reward long-term performance by our named executive officers. The issuance of equity-based incentives to named executive officers is intended to satisfy our compensation program objectives by generating significant future value for each named executive officer if the Company’s performance is outstanding and the value of the Company’s equity increases for all of its stockholders. The compensation committee believes that its equity incentives promote long-term retention of executives.
We established the LTIP in connection with our initial public offering in October 2007. In addition, we have historically issued incentive units outside of the LTIP, but based on the equity of CVR Refining and otherwise consistent with the terms of the LTIP. The compensation committee may elect to make grants of restricted stock, options, restricted stock units, performance units or other equity-based grants under the LTIP, or make grants of incentive units, in each case, in its discretion or may recommend grants to the Board for its approval, as determined by the committee in its discretion.
In 2016, Mr. Lipinski was granted an award of performance units pursuant to the LTIP.  The award of performance units is payable based upon certain operational performance metrics for a performance cycle ending December 31, 2017, and is subject to transfer restrictions.  In addition, in 2016, each of our named executive officers (except Mr. Lipinski) was granted awards of incentive units outside of the LTIP.  The incentive unit awards are subject to transfer restrictions and vesting requirements that generally lapse in one-third annual increments beginning on the first anniversary of the date of grant, subject to immediate vesting under certain circumstances.  The terms of the foregoing awards and provisions regarding immediate vesting are described in more detail in the section titled “Change-in-Control and Termination Payments” below.

Perquisites and Personal Benefits
The Company pays for the cost of supplemental life insurance for certain of its named executive officers. Except for the premiums associated with such supplemental life insurance, the total value of all perquisites and personal benefits provided to each named executive officer in 2016 was less than $10,000.
Other Forms of Compensation
Each of our named executive officers (other than Ms. Ball and Mr. Walter, who do not have employment agreements) have provisions in their respective employment agreements that provides for certain severance benefits in the event of termination of employment under certain circumstances. These severance provisions are described in “Change-in-Control and Termination Payments” below. These severance provisions were negotiated between the executive officers and the Company.
CVR Partners and CVR Refining
A number of our executive officers, including certain of our named executive officers, also serve as executive officers of the general partners of CVR Partners and CVR Refining. These executive officers receive all of their compensation and benefits from us, including compensation related to services performed for CVR Partners and CVR Refining. In the future, our executive officers may receive equity-based awards pursuant to the CVR Partners, LP Long Term Incentive Plan or the CVR Refining, LP Long Term Incentive Plan for services provided to these businesses. Pursuant to services agreements entered into between the Company and CVR Partners and CVR Refining (and their respective general partners), CVR Partners and CVR Refining (or their respective general partners) reimburse us for the time our executive officers dedicate to providing services for those businesses.
Under each of these services agreements, CVR Partners and CVR Refining (or their respective general partners) are required to pay us (a) all costs incurred by us in connection with the employment of our employees who provide services to CVR Partners or CVR Refining under the applicable agreement on a full-time basis, but excluding certain share-based compensation; (b) a prorated share of costs incurred by us in connection with the employment of our employees who provide services to CVR Partners and CVR Refining under the applicable agreement on a part-time basis, but excluding certain share-based compensation and such prorated share must be determined by us on a commercially reasonable basis, based on the percent of total working time that such shared staff are engaged in performing services for CVR Partners or CVR Refining; (c) a prorated share of certain administrative costs; and (d) various other administrative costs in accordance with the terms of the agreement.
Tax Considerations
Section 162(m) of the Code generally limits deductions by publicly held corporations for compensation paid to its “covered employees” (i.e., its chief executive officer and the three next highest compensated officers other than the chief financial officer) to the extent that the employee’s compensation for the taxable year exceeds $1.0 million. This limit does not apply to “qualified performance-based compensation,” which requires, among other factors, satisfaction of a performance goal that is established by a committee of the Board consisting of two or more non-employee directors. We submitted the PIP to stockholders for approval at the 2011 annual meeting and again at the 2016 annual meeting as we intend for amounts paid pursuant to such plan to fall within the qualified performance-based compensation exception from Section 162(m) of the Code. The PIP was approved by our stockholders at the 2011 annual meeting and at the 2016 annual meeting and is currently the primary program through which cash incentive compensation is paid to our executives. In addition, the Company submitted the LTIP to stockholders for approval at the 2014 annual meeting (and it is being presented at the Annual Meeting) as we intend for certain awards granted under the LTIP, including options, stock appreciation rights, performance units, performance share units and performance-based restricted stock, to fall within the qualified performance-based compensation exception from Section 162(m) of the Code. The LTIP and certain awards made to our chief executive officer were approved by our stockholders at the 2014 annual meeting. Notwithstanding Section 162(m) of the Code, we believe that stockholder interests are best served by preserving the compensation committee’s discretion and flexibility to take into account factors other than tax deductibility in making compensation decisions. Furthermore, the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid by the Company will be fully deductible under any circumstances. Accordingly, the compensation committee retains the flexibility to approve compensation that may not be deductible if the committee believes that doing so is in the best interests of the Company and our stockholders.

COMPENSATION COMMITTEE REPORT
The compensation committee of the Board reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Committee

Andrew Langham (Chairman)
Jonathan Frates

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
The following table sets forth certain information with respect to compensation earned by our named executive officers for the years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John J. Lipinski	2016	1,000,000	—	—	5,898,750	36,949	6,935,699
Chief Executive	2015	1,000,000	—	—	7,187,500	32,214	8,219,714
Officer	2014	1,000,000	—	—	2,894,000	30,604	3,924,604
Susan M. Ball	2016	425,000	945,009	—	489,345	19,082	1,878,436
Chief Financial Officer	2015	415,000	945,003	—	673,338	18,703	2,052,044
	2014	390,000	930,002	—	451,464	18,230	1,789,696
Robert W. Haugen	2016	365,000	645,008	—	432,087	24,109	1,466,204
Executive Vice President,	2015	350,000	645,005	—	611,100	22,877	1,628,982
Refining Operations	2014	325,000	615,010	—	445,926	21,985	1,407,921
Martin J. Power	2016	330,000	650,005	—	371,531	18,078	1,369,614
Chief Commercial Officer	2015	325,000	650,012	—	510,705	18,078	1,503,795
	2014	27,603	704,207	1,334,464	—	—	2,066,274
John R. Walter	2016	290,000	450,005	—	297,497	16,517	1,054,019
General Counsel	2015	275,000	431,018	—	405,625	16,330	1,127,973

(1)
For 2016, the above table reflects the aggregate grant date fair value for the incentive units granted to Ms. Ball and Messrs. Haugen, Power and Walter by CVR Energy in December 2016 computed in accordance with FASB ASC 718, with the assumptions relied upon in such valuation set forth in Note 4 ("Share-Based Compensation") to our audited financial statements. For 2015, the above table reflects the aggregate grant date fair value for the incentive units granted to Ms. Ball and Messrs. Haugen, Power and Walter by CVR Energy in December 2015 computed in accordance with FASB ASC 718, with the assumptions relied upon in such valuation set forth in Note 4 ("Share-Based Compensation") to our audited financial statements. For 2014, the above table reflects the aggregate grant date fair value for incentive units granted to Ms. Ball and Messrs. Haugen and Power by CVR Energy in December 2014 computed in accordance with FASB ASC 718, with the assumptions relied upon in such valuation set forth in Note 4 (“Share-Based Compensation”) to our audited financial statements.

(2)
The entry reflects the aggregate grant date fair value for incentive units granted to Mr. Power on December 1, 2014 and computed in accordance with FASB ASC 718, with the assumptions relied upon in such valuation set forth in Note 3 (“Share-Based Compensation”) to our audited financial statements. In April 2015, the incentive unit award granted to Mr. Power on December 1, 2014 by CVR Energy was cancelled and replaced by an award of notional units by CVR Refining pursuant to the CVR Refining, LP Long-Term Incentive Plan. The replacement award is structured on the same economic and other terms as the incentive unit award.

(3)
Amounts in this column for 2016, 2015 and 2014 reflect amounts earned pursuant to the PIP in respect of performance during 2016, 2015 and 2014, which were paid in 2017, 2016 and 2015, respectively. For Mr. Lipinski, the amounts for 2016 and 2015 also reflect the aggregate grant date fair value for certain performance units granted in December 2016 and 2015, of $3,500,000 for each year, that are valued based on a performance factor that is tied to certain operational performance metrics.

(4)
Amounts in this column for 2016 include the following: (a) a company contribution under the CVR Energy 401(k) plan of $15,900 for each of the named executive officers; (b) $14,191 for Mr. Lipinski, $2,004 for Ms. Ball, $6,082 for Mr. Haugen and $249 for Mr. Walter in premiums paid by CVR Energy on behalf of the executive officer with respect to the Company’s executive life insurance program; and (c) $6,858 for Mr. Lipinski, $1,178 for Ms. Ball, $2,127 for Mr. Haugen, $2,178 for Mr. Power and $368 for Mr. Walter in taxable value (inclusive or associated premiums) provided by CVR Energy on behalf of the executive officer with respect to the Company’s basic life insurance program.

Grants of Plan-Based Awards in Fiscal Year 2016
The following table sets forth information concerning amounts that could have been earned by our named executive officers under the PIP during 2016, as well as certain equity-based awards made to our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards; Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(2)
John J. Lipinski	—	1,250,000	2,500,000	3,750,000	—	—
	12/31/2016	2,450,000	3,500,000	3,850,000	—	—
Susan M. Ball	—	255,000	510,000	765,000	—	—
	12/31/2016	—	—	—	100,426	945,009
Robert W. Haugen	—	219,000	438,000	657,000	—	—
	12/31/2016	—	—	—	68,545	645,008
Martin J. Power	—	189,750	379,500	569,250	—	—
	12/31/2016	—	—	—	69,076	650,005
John R. Walter	—	152,250	304,500	456,750	—	—
	12/31/2016	—	—	—	47,822	450,005

(1)
Amounts in these columns reflect amounts that could have been earned by the named executive officers under the PIP in respect of 2016 performance at the threshold, target and maximum levels with respect to each performance measure. The performance measures and related goals for 2016 set by the compensation committee are described in the Compensation Discussion and Analysis. For Mr. Lipinski, amounts also reflect amounts that could be earned under certain performance units issued in December 2016 at threshold target and maximum based on performance factors tied to certain operational metrics.

(2)	Reflects the grant date fair value of certain incentive unit awards to Ms. Ball and Messrs. Haugen, Power and Walter computed in accordance with FASB ASC Topic 718.

Employment Agreements
John J. Lipinski. On July 12, 2005, CRLLC entered into an employment agreement with Mr. Lipinski, as chief executive officer, which was subsequently assumed by CVR Energy and amended and restated effective as of January 1, 2008, January 1, 2010, January 1, 2011, January 1, 2014 and January 1, 2016. The agreement has a two-year term continuing through December 31, 2017, unless otherwise terminated by CVR Energy or Mr. Lipinski; provided CVR Energy may extend the agreement in one-year increments by providing 90 days' notice prior to the expiration of the initial term or then current renewal term. Mr. Lipinski receives an annual base salary of $1,000,000 effective as of January 1, 2017. Mr. Lipinski is also eligible to receive a performance-based annual cash bonus with a target payment equal to 250% of his annual base salary for 2017, to be based upon individual and/or company performance criteria as established by the compensation committee of the Board for each fiscal year. In addition, Mr. Lipinski is entitled to participate in such health, insurance, retirement and other employee benefit plans and programs of CVR Energy as in effect from time to time on the same basis as other senior executives of CVR Energy. During the term of the agreement, Mr. Lipinski is eligible to receive annually (commencing December 31, 2015) on the anniversary of the agreement date a grant of performance units pursuant to the CVR Energy LTIP having an aggregate value of $3.5 million. The material terms of the performance units are described below. Mr. Lipinski is also eligible to receive an incentive payment of $5 million if (i) CVR Energy (or a subsidiary thereof) obtains an equity or management interest in a logistics master limited partnership (a “Logistics MLP”) in a transaction approved by CVR Energy’s (or such subsidiary’s) Board of Directors, provided such Logistics MLP results from an initial public offering, spin transaction, acquisition or joint venture, and (ii) such Logistics MLP is trading on a national securities exchange on or prior to December 31, 2017. Payment of the incentive payment is conditioned upon (x) the foregoing performance objectives being achieved, and (y) Mr. Lipinski remaining employed with CVR Energy through December 31, 2017 (unless, if an employment termination occurs earlier than December 31, 2017, such termination (A) occurs after achievement of such performance objectives and (B) is carried out by CVR Energy without cause or by Mr. Lipinski for good reason (as such terms are defined in the employment agreement)). The employment agreement provides that any such incentive payment will be the obligation of the Logistics MLP and not of CVR Energy. The agreement requires Mr. Lipinski to abide by a perpetual restrictive covenant relating to non-disclosure and non-disparagement and also includes covenants relating to non-solicitation and non-competition that govern during his employment and thereafter for the period severance is paid and, if no severance is paid, for six months following termination of employment. In addition, Mr. Lipinski's agreement provides for certain severance payments that may be due following the termination of his employment under certain circumstances, which are described below under " — Change-in-Control and Termination Payments."
Robert W. Haugen. On July 12, 2005, CRLLC entered into an employment agreement with Mr. Haugen, which was subsequently assumed by CVR Energy and amended and restated effective as of December 29, 2007. The agreement was amended and restated effective January 1, 2010 and on January 1, 2011, and amended on December 31, 2013 and December 18, 2014. The agreement with Mr. Haugen has a term extending through December 31, 2017, unless otherwise terminated earlier by CVR Energy or Mr. Haugen. The employment agreement provides Mr. Haugen is eligible to receive a performance-based annual cash bonus to be based upon individual and/or company performance criteria as established by the compensation committee of the Board for each fiscal year. The annual salary in effect for Mr. Haugen effective as of January 1, 2017 was $365,000 and the target annual bonus percentage for Mr. Haugen is 120%. Mr. Haugen is also entitled to participate in such health, insurance, retirement and other employee benefit plans and programs of CVR Energy as in effect from time to time on the same basis as other senior executives of CVR Energy. The agreement requires Mr. Haugen to abide by a perpetual restrictive covenant relating to non-disclosure and also include covenants relating to non-solicitation and non-competition during their employment and for one year following termination of employment. In addition, the employment agreements provide for certain severance payments that may be due following the termination of employment under certain circumstances, which are described below under " — Change-in-Control and Termination Payments."
Martin J. Power. Effective December 1, 2014, CVR Energy entered into an employment agreement with Mr. Power. The agreement with Mr. Power has a term extending through December 31, 2017, unless otherwise terminated earlier by CVR Energy or Mr. Power. The employment agreement provides Mr. Power is eligible to receive a performance-based annual cash bonus to be based upon individual and/or company performance criteria as established by the compensation committee of the Board for each fiscal year. The annual salary in effect for Mr. Power effective as of January 1, 2017 was $330,000 and the target annual bonus percentage for Mr. Power is 115%. Mr. Power is also entitled to participate in such health, insurance, retirement and other employee benefit plans and programs of CVR Energy as in effect from time to time on the same basis as other senior executives of CVR Energy. The agreement requires Mr. Power to abide by a perpetual restrictive covenant relating to non-disclosure and non-disparagement, and also includes covenants relating to non-solicitation and non-competition during his employment and for a period of one year and six months, respectively, following termination of employment. In addition, the employment agreements provide for certain severance payments that may be due following the termination of employment under certain circumstances, which are described below under " — Change-in-Control and Termination Payments."
Susan M. Ball and John R. Walter. Ms. Ball and Mr. Walter do not have employment agreements. Effective January 1, 2017, Ms. Ball has an annual salary of $425,000 and her target annual bonus is 120%, and Mr. Walter has an annual salary of $300,000 and his target annual bonus is 110%. In addition, each such named executive officer is entitled to participate in such health, insurance, retirement and other employee benefit plans and programs as in effect from time to time on the same basis as other senior executives.
Outstanding Equity Awards at 2016 Fiscal Year-End
This table reflects outstanding equity-based awards held by the named executive officers as of December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Susan M. Ball	—	—	17,474	(2)	236,248
	—	—	30,822	(3)	320,549
	—	—	100,426	(4)	1,044,430
Robert W. Haugen	—	—	11,556	(2)	156,237
	—	—	21,037	(3)	218,785
	—	—	68,545	(4)	712,868
Martin J. Power	227,927	23.39		(5)	116,135
	—	—	13,232	(2)	178,897
	—	—	21,200	(3)	220,480
			69,076	(4)	718,390
John R. Walter	—	—	7,751	(2)	104,794
	—	—	14,058	(3)	146,203
	—	—	47,822	(4)	497,349

(1)
This column represents the number of unvested units outstanding on such date, multiplied by the closing price of the units on December 31, 2016, which: (i) for purposes of the incentive units described in footnote (2) below was $13.52 (the closing price of $10.40 plus $3.12 in accrued distributions); (ii) for purposes of the incentive units described in footnote (3) below was $10.40; and (iii) for purposes of the incentive units described in footnote (4) below was $10.40. For purposes of the notional units described in footnote (5) below, this column represents the fair value of the outstanding units estimated using the Black-Scholes option-pricing model.

(2)
The incentive units reflected were issued on December 26, 2014 and are scheduled to vest on December 26, 2017, provided the executive continues to serve as an employee of CVR Energy or one of its subsidiaries on such date, subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments” below.

(3)
The incentive units reflected were issued on December 18, 2015 and are scheduled to vest in one-half increments on the next two anniversaries of the date of grant, provided the executive continues to serve as an employee of CVR Energy or one of its subsidiaries on such date, subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments” below.

(4)
The incentive units reflected were issued on December 31, 2016 and are scheduled to vest in one-third increments on December 16, 2017, 2018 and 2019, provided the executive continues to serve as an employee of CVR Energy or one of its subsidiaries on such date, subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments” below.

(5)
The notional units reflected were issued on December 1, 2014 in the form of stock appreciation rights and are scheduled to vest on December 1, 2017, provided the executive continues to serve as an employee of CVR Energy or one of its subsidiaries on such date, subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments” below.

Equity Awards Vested During Fiscal Year 2016
This table reflects the portion of awards of incentive units that vested during 2016 and were settled in accordance with the respective award agreements.

	Equity Awards
Named Executive Officer	Number of Shares or Units Acquired on Vesting (#)		Value Realized on Vesting($)(1)
Susan M. Ball	13,216	(2)	202,337
	17,475	(3)	222,981
	15,411	(4)	146,405
Robert W. Haugen	8,076	(2)	123,644
	11,556	(3)	147,455
	10,519	(4)	99,931
Martin J. Power	13,232	(3)	168,840
	10,601	(4)	100,710
John R. Walter	2,937	(2)	44,965
	7,751	(3)	98,903
	7,029	(4)	66,776

(1)
Amounts reflected are calculated by multiplying: (a) the number of incentive units that became vested described in footnote (2) below by a per unit value equal to the average closing price of CVR Refining's common units in accordance with the agreement which was $9.26, and the accrued distributions payable pursuant to the award of $6.05, for a total of $15.31; (d) the number of incentive units that became vested described in footnote (3) below by the per unit value equal to the average closing price of CVR Refining's common units in accordance with the agreement which was $9.64, and the accrued distributions payable pursuant to the award of $3.12, for a total of $12.76; and (e) the number of incentive units that became vested described in footnote (4) below by the per unit value equal to the average closing price of CVR Refining's common units in accordance with the agreement which was $9.50, and the accrued distributions payable pursuant to the award of $0.00, for a total of $9.50.

(2)	Represents incentive units and distribution equivalent rights granted on December 31, 2013.

(3)	Represents incentive units and distribution equivalent rights granted on December 26, 2014.

(4)	Represents incentive units and distribution equivalent rights granted on December 18, 2015.

Change-in-Control and Termination Payments
Under the terms of our named executive officers’ employment agreements, they may be entitled to severance and other benefits from the Company following the termination of their employment. Ms. Ball and Mr. Walter do not have employment agreements and are not entitled to any severance and other benefits from the Company following the termination of their respective employment. The amounts of potential post-employment payments and benefits in the narrative and table below with respect to Messrs. Lipinski, Haugen and Power assume the triggering event took place on December 31, 2016, are based on salaries as of December 31, 2016, assume the payment of bonuses at 100% of target, and for purposes of retirement, assumes the individual is eligible for retirement.
John J. Lipinski.    If Mr. Lipinski's employment is terminated either by CVR Energy without cause and other than for disability or by Mr. Lipinski for good reason (as these terms are defined in his employment agreement), then in addition to any accrued amounts, including any base salary earned but unpaid through the date of termination, any earned but unpaid annual bonus for completed fiscal years, any unused accrued paid time off and any unreimbursed expenses ("Accrued Amounts"), Mr. Lipinski is entitled to receive as severance: (i) salary continuation for the lesser of six months and the remainder of the term of the employment agreement (such period, the "Post-Employment Period"); and (ii) a pro-rata bonus for the year in which termination occurs based on actual results. In addition, if Mr. Lipinski's employment is terminated either by CVR Energy without cause and other than for disability or by Mr. Lipinski for good reason (as these terms are defined in his employment agreement) within one year following a change in control (as defined in his employment agreement) or in specified circumstances prior to and in connection with a change in control, Mr. Lipinski will receive 1/6 of his target bonus for the year of termination for each month of the Post-Employment Period.

If Mr. Lipinski's employment is terminated as a result of his disability, then in addition to any Accrued Amounts and any payments to be made to Mr. Lipinski under disability plan(s), Mr. Lipinski is entitled to disability payments during the Post-Employment Period equal to the base rate of Mr. Lipinski's base salary as in effect immediately before his disability (the estimated total amount of this payment is set forth in the relevant table below) and a pro-rata bonus for the year in which termination occurs based on actual results. As a condition to receiving these severance payments and benefits, Mr. Lipinski must execute, deliver and not revoke a general release of claims and abide by restrictive covenants as detailed below. If Mr. Lipinski's employment is terminated at any time by reason of his death, then in addition to any Accrued Amounts, Mr. Lipinski's beneficiary (or his estate) will be paid the base salary Mr. Lipinski would have received had he remained employed through the Post-Employment Period, and a pro-rata bonus for the year in which termination occurs based on actual results. Notwithstanding the foregoing, CVR Energy may, at its option, purchase insurance to cover the obligations with respect to either Mr. Lipinski's supplemental disability payments or the payments due to Mr. Lipinski's beneficiary or estate by reason of his death. Mr. Lipinski will be required to cooperate in obtaining such insurance. Mr. Lipinski does not receive any payments or benefits in the event of retirement.
If any payments or distributions due to Mr. Lipinski would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions will be "cut back" only if that reduction would be more beneficial to him on an after-tax basis than if there was no reduction. The estimated total amounts payable to Mr. Lipinski (or his beneficiary or estate in the event of death) in the event of termination of employment under the circumstances described above are set forth in the table below. Mr. Lipinski would solely be entitled to Accrued Amounts, if any, upon the termination of employment by CVR Energy for cause, or by him voluntarily without good reason. The agreement requires Mr. Lipinski to abide by a perpetual restrictive covenant relating to non-disclosure and non-disparagement. The agreement also includes covenants relating to non-solicitation and non-competition during Mr. Lipinski's employment term, and thereafter during the period he receives severance payments or supplemental disability payments, as applicable, or for six months following the end of the term (if no severance or disability payments are payable).
Robert W. Haugen.  If the employment of Mr. Haugen is terminated either by CVR Energy without cause and other than for disability or by Mr. Haugen for good reason (as such terms are defined in his employment agreement), then he is entitled, in addition to any Accrued Amounts, to receive as severance (a) salary continuation for the lesser of 12 months or the remainder of the term of his employment agreement (his "Severance Period"), (b) a pro-rata bonus for the year in which termination occurs, based on actual results and (c) the continuation of Welfare Benefits during his Severance Period at active-employee rates or until such time as he becomes eligible for such benefits from a subsequent employer. In addition, if Mr. Haugen's employment is terminated either by CVR Energy without cause and other than for disability or by him for good reason (as these terms are defined in his employment agreement) within one year following a change in control (as defined in his employment agreement) or in specified circumstances prior to and in connection with a change in control, he is also entitled to receive monthly payments equal to 1/12 of his target bonus for the year of termination during his Severance Period. Upon a termination of his employment upon retirement after reaching age 65, in addition to any Accrued Amounts, he will receive (a) a pro-rata bonus for the year in which termination occurs, based on actual results and (b) continuation of Welfare Benefits for 24 months at active-employee rates or until such time as he becomes eligible for such benefits from a subsequent employer.

In the event that Mr. Haugen is eligible to receive continuation of Welfare Benefits at active-employee rates but is not eligible to continue to receive benefits under CVR Energy’s plans pursuant to the terms of such plans or a determination by the insurance providers, CVR Energy will use reasonable efforts to obtain individual insurance policies providing him with such benefits at the same cost to CVR Energy as providing them with continued coverage under CVR Energy’s plans. If such coverage cannot be obtained, CVR Energy will pay Mr. Haugen on a monthly basis during the relevant continuation period, an amount equal to the amount CVR Energy would have paid had he continued participation in its plans.

As a condition to receiving these severance payments and benefits, Mr. Haugen must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants as detailed below. The agreements provide that if any payments or distributions due to Mr. Haugen would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions will be cut back only if that reduction would be more beneficial to him on an after-tax basis than if there were no reduction. Mr. Haugen would solely be entitled to Accrued Amounts, if any, upon the termination of employment by CVR Energy for cause, or by him voluntarily without good reason and not by reason of retirement, death or disability. The agreement requires Mr. Haugen to abide by a perpetual restrictive covenant relating to non-disclosure. The agreement also includes a covenant relating to non-solicitation and non-competition during his employment terms and for one year following the end of the term.

Martin J. Power.   If the employment of Mr. Power is terminated either by CVR Energy without cause and other than for disability or by Mr. Power for good reason (as such terms are defined in his employment agreement), then Mr. Power is entitled, in addition to any Accrued Amounts, to receive as severance (a) salary continuation for the lesser of six months or the remainder of the term of the agreement, (b) a pro-rata bonus for the year in which termination occurs based on actual results and (c) subject to his timely election, and the availability thereof, continuation coverage under CVR Energy’s group health plan as provided under Part 6 of Title I of the Employment Retirement Income Security Act of 1974 (as amended) and Section 4980B of the Internal Revenue Code of 1986 (as amended) (collectively, “COBRA”) for the applicable continuation period under COBRA.

As a condition to receiving these severance payments and benefits, Mr. Power must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants as detailed below. The agreements provide that if any payments or distributions due to Mr. Power would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions will be cut back only if that reduction would be more beneficial to the executive officer on an after-tax basis than if there were no reduction. Mr. Power would solely be entitled to Accrued Amounts, if any, upon the termination of employment by CVR Energy for cause, or by Mr. Power voluntarily without good reason. The agreement requires Mr. Power to abide by a perpetual restrictive covenant relating to non-disclosure and non-disparagement. The agreement also includes covenants relating to non-solicitation and non-competition during the employment term and for six months and one year, respectively, following the end of the term.

	Cash Severance ($)					Benefit Continuation ($)(3)
	Death	Disability	Retirement	Termination without Cause or with Good Reason		Death	Disability	Retirement	Termination without Cause or with Good Reason
				(1)	(2)				(1)	(2)
John J. Lipinski	3,000,000	3,000,000	—	3,000,000	5,500,000	—	—	—	—	—
Robert W. Haugen	—	—	438,000	803,000	1,241,000	—	—	17,310	8,655	8,655
Martin J. Power	—	—	—	544,500	544,500	—	—	—	—	—

(1)	Severance payments and benefits in the event of termination without cause or resignation for good reason not in connection with a change in control.

(2)	Severance payments and benefits in the event of termination without cause or resignation for good reason in connection with a change in control.

(3)	Beginning in 2014, CVR Energy switched to a self-insured medical plan, and premiums for the named executive officers are paid by the employee only.

Each of the named executive officers (except for Mr. Lipinski) has been granted incentive units by CVR Energy.

In December 2014, 2015 and 2016, CVR Energy granted Ms. Ball and Messrs. Haugen, Power and Walter awards consisting of incentive units and distribution equivalent rights. Each incentive unit and distribution equivalent right represents the right to receive, upon vesting, a cash payment equal to (a) the average fair market value of one unit of CVR Refining's common units for the ten trading days preceding vesting, plus (b) the per unit cash value of all distributions declared and paid by CVR Refining from the grant date to and including the vesting date. The awards are subject to transfer restrictions and vesting requirements that lapse in one-third annual increments on each annual vesting date, subject to immediate vesting under certain circumstances. With respect to Ms. Ball (for the 2014 and 2015 award agreements) and Mr. Haugen (for the 2014-2016 award agreements), the awards become immediately vested in the event of any of the following: (i) such named executive officer's employment is terminated other than for cause within the one-year period following a change in control; (ii) such named executive officer resigns from employment for good reason within the one year period following a change in control; or (iii) such named executive officer's employment is terminated under certain circumstances prior to a change in control. If (x) Ms. Ball or Messrs. Haugen, Power or Walter is terminated other than for cause or, (y) Ms. Ball (for the 2014 and 2015 award agreements) or Messrs. Haugen or Power (for the 2014-2016 award agreements) resigns for good reason in the absence of a change in control, or (z) if any named executive officer's employment is terminated due to death or disability, then the portion of the award scheduled to vest in the year in which such event occurs becomes immediately vested and the remaining portion is forfeited.

In December 2016, CVR Energy granted Mr. Lipinski an award of 3,500 performance units. The award represents the right to receive a cash payment equal to $1,000 multiplied by the applicable performance factor. The performance factor is determined based on the level of attainment of the applicable performance objective, set forth as a percentage, which may range from 0-110%. Seventy-five percent of the performance units attributable to the award are subject to a performance objective relating to the average barrels per day crude throughput during the performance cycle, and 25% of the performance units attributable to the award are subject to a performance objective relating to the average gathered crude barrels per day during the performance cycle. The performance objectives are set in accordance with approved levels of the business plan for the fiscal year during the performance cycle and therefore are considered reasonably possible of being achieved. The amount paid pursuant to the award, if any, will be paid following the end of the performance cycle for the award, but no later than March 6, 2018. The award is subject to transfer restrictions and carries a performance cycle ending on December 31, 2017. In the event of Mr. Lipinski’s termination of employment prior to the applicable payment date by reason of Mr. Lipinski’s death or disability, all performance units with respect to which a payment date has not yet occurred will remain outstanding, and amounts due to Mr. Lipinski, if any, with respect to such performance units will be paid in the ordinary course as if his employment had not terminated based on actual results. In the event prior to the applicable payment date Mr. Lipinski's employment is terminated by CVR Energy other than for cause or by reason of Mr. Lipinski’s resignation for good reason, a pro rata portion of the performance units with respect to which a payment date has not yet occurred will remain outstanding, and amounts due to Mr. Lipinski, if any, with respect to such performance units will be paid in the ordinary course as if his employment had not terminated based on actual results. In the event that Mr. Lipinski’s employment terminates for any other reason prior to the dates set forth above, all performance units with respect to which a payment date has not yet occurred will be forfeited immediately.

The following table reflects the value of accelerated vesting of the unvested incentive units held by the named executive officers assuming the triggering event took place on December 31, 2016 and for purposes of retirement, assumes the individual is eligible for retirement. For purposes of: (i) the December 2014 incentive unit awards, the value is based on the 10-day average closing price for the 10 trading days preceding December 31, 2016, or $9.90 per unit plus accrued distributions of $3.12 per unit; and (ii) the 2015 and 2016 incentive unit awards, the value is based on the 10-day average closing price for the 10 trading days preceding December 31, 2016, or $9.90. The table does not take into consideration the value of the performance units held by Mr. Lipinski (which were the only awards held by Mr. Lipinski) since such performance units would not accelerate, but instead pay out in the ordinary course as if his employment had not terminated. Mr. Power does not have any awards from CVR Energy that qualify for acceleration in the event of his termination as of December 31, 2016.

Value of Accelerated Vesting

	Death ($)	Disability ($)	Retirement ($)	Termination without Cause or with Good Reason ($)
				(1)	(2)
Susan M. Ball	—	—	—	—	1,167,307
Robert W. Haugen	—	—	—	—	2,116,463

(1)	Termination without cause or resignation for good reason not in connection with a change in control.

(2)	Termination without cause or resignation for good reason in connection with a change in control.

Mr. Power was awarded incentive units in the form of stock appreciation rights ("SARs") by CVR Energy in December 2014. In April 2015, the award was canceled and replaced by an award of notional units in the form of SARs by CVR Refining pursuant to the Long Term Incentive Plan of CVR Refining. The replacement award is structured on the same economic and other terms as the incentive unit award and did not result in a material impact. Each SAR vests over three years and entitles the executive to receive a cash payment in an amount equal to the excess of the fair market value of one unit of CVR Refining's common units for the first 10 trading days in the month prior to vesting over the grant price of the SAR. The fair value will be adjusted to include all distributions declared and paid by CVR Refining during the vesting period. The fair value of each SAR is estimated at the end of each reporting period using the Black-Scholes option-pricing model. In the event prior to December 1, 2017 Mr. Power's employment is terminated by CVR Refining or an affiliate due to death or disability, or in the event his employment is terminated other than for cause or by reason of Mr. Power's resignation for good reason (in each case in the absence of a change in control), a pro rata portion of the notional units based on the number of completed calendar months of service from December 1, 2014 would become immediately vested and the remaining portion is forfeited. Mr. Power's award would immediately vest in full in the event his employment is terminated by CVR Refining or an affiliate without cause or by reason of Mr. Power's resignation for good reason within the one year period following a change in control.

Assuming the triggering event took place on December 31, 2016, the accelerated vesting of the unvested notional units held by Mr. Power would not result in any positive value. The value would be based on the 10-day average closing price of CVR Refining common units for the first 10 trading days of November 2016, or $7.44 per unit, plus accrued distributions of $3.12 per unit.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
This section describes related party transactions between the Company and its directors, executive officers and 5% stockholders (and entities controlled by such persons, including CVR Partners and CVR Refining) that occurred during the year ended December 31, 2016 and as otherwise described herein.
Transactions with Affiliates of IEP
In May 2012, IEP announced that it had acquired control of CVR pursuant to a tender offer to purchase all of the issued and outstanding shares of the Company’s common stock. As of December 31, 2016, IEP and its affiliates owned approximately 82% of all common shares outstanding.
Tax Allocation Agreement
On May 19, 2012, the Company became a member of the consolidated federal tax group of American Entertainment Properties Corporation (“AEPC”), an affiliate of IEP, and subsequently entered into a tax allocation agreement with AEPC (the “Tax Allocation Agreement”). The Tax Allocation Agreement provides that AEPC pays all consolidated federal income taxes on behalf of the consolidated tax group. The Company is required to make payments to AEPC in an amount equal to the tax liability, if any, that it would have paid if it were to file as a consolidated group separate and apart from AEPC.
As of December 31, 2016, the Company recorded a payable of $10.6 million for federal income taxes to AEPC under the Tax Allocation Agreement. During the year ended December 31, 2016, the Company paid $45.0 million to AEPC under the Tax Allocation Agreement.
Insight Portfolio Group
Insight Portfolio Group LLC (“Insight Portfolio Group”) is an entity formed and controlled by Mr. Icahn in order to maximize the potential buying power of a group of entities with which Mr. Icahn has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property at negotiated rates. In January 2013, CVR Energy acquired a minority equity interest in Insight Portfolio Group and agreed to pay a portion of Insight Portfolio Group’s operating expenses. The Company paid Insight Portfolio Group approximately $0.2 million during the year ended December 31, 2016. The Company may purchase a variety of goods and services as a member of the buying group at prices and terms that management believes would be more favorable than those which would be achieved on a stand-alone basis.
Credit Facility - CVR Partners
On April 1, 2016, in connection with the closing of CVR Partners’ acquisition of CVR Nitrogen, LP (formerly known as East Dubuque Nitrogen Partners, L.P. and also formerly known as Rentech Nitrogen Partners L.P.) and its general partner via merger (collectively, “East Dubuque”), AEPC, as lender, entered into a $320.0 million senior unsecured term loan facility with CVR Partners. The proceeds of the facility were to be used (i) by CVR Partners to provide funds to East Dubuque to make a change of control offer and, if applicable, a “clean-up” redemption in accordance with the indenture governing its $320.0 million 6.5% second lien senior secured notes due 2021 (the “Second Lien Notes”) or (ii) by CVR Partners or East Dubuque to make a tender offer for the Second Lien Notes and, in each case, pay fees and expenses related thereto. The AEPC facility had a term of two years and bore interest at a rate of 12% per annum. Calculation of interest was on the basis of the actual number of days elapsed over a 360-day year and payable quarterly. CVR Partners was permitted to voluntarily prepay in whole or in part the borrowings under the AEPC facility without premium or penalty. In connection with the repayment of the substantial majority of the Second Lien Notes during 2016, the AEPC facility was terminated.

American Railcar Entities
In the second quarter of 2016, a subsidiary of CVR Partners entered into agreements to lease a total of 115 UAN railcars from American Railcar Leasing LLC. The lease agreements have a term of approximately seven years. The subsidiary received the 115 UAN railcars during the second half of 2016. For the year ended December 31, 2016, rent expense of $0.3 million was recorded related to these agreements and was included in cost of materials and other in the Consolidated Statements of Operations.
Communications Services
XO Communications Services, LLC (“XO”) is a privately-owned company that is an affiliate of IEP. During the year ended December 31, 2016, the Company paid approximately $0.3 million to XO for various communication services. As of December 31, 2016, there was no outstanding balance due to or from XO.
Transactions with CVR Partners and CVR Refining
Background
In October 2007, prior to CVR Energy’s initial public offering, we created CVR Partners and transferred our nitrogen fertilizer business to CVR Partners.
In connection with the creation of CVR Partners in October 2007, the general and limited partners entered into a limited partnership agreement, which set forth the various rights and responsibilities of the partners in CVR Partners. In addition, we entered into a number of intercompany agreements with CVR Partners.
In April 2011, CVR Partners consummated its initial public offering. To effectuate CVR Partners’ initial public offering, we entered into a new limited partnership agreement, entered into a series of new agreements and amended and restated certain of our existing intercompany agreements with CVR Partners and Coffeyville Resources Nitrogen Fertilizer, LLC (“CRNF”) as set forth below. In connection with CVR Refining’s initial public offering in January 2013, certain of CVR Energy’s subsidiaries party to these agreements became subsidiaries of CVR Refining. In addition, we entered into several new agreements with CVR Refining and its subsidiaries to govern the relationship between CVR Refining and its subsidiaries and CVR Energy. These agreements were not the result of arm’s-length negotiations and the terms of these agreements are not necessarily at least as favorable to the parties to these agreements as terms, which could have been obtained from unaffiliated third parties.
Pet Coke Supply Agreement
Coffeyville Resources Refining & Marketing, LLC (“CRRM”), a wholly-owned subsidiary of CVR Refining, is a party to a pet coke supply agreement with CRNF, a wholly-owned subsidiary of CVR Partners, pursuant to which it supplies pet coke to CRNF. This agreement provides that CRRM must deliver to CRNF during each calendar year an annual required amount of pet coke equal to the lesser of (i) 100 percent of the pet coke produced at CRRM’s Coffeyville, Kansas petroleum refinery or (ii) 500,000 tons of pet coke. CRNF is obligated to purchase this annual required amount. If during a calendar month CRRM produces more than 41,667 tons of pet coke, then CRNF will have the option to purchase the excess at the purchase price provided for in the agreement. If CRNF declines to exercise this option, CRRM may sell the excess to a third party.
The price CRNF pays pursuant to the pet coke supply agreement is based on the lesser of a pet coke price derived from the price received for UAN, or the UAN-based price, and a pet coke price index. The UAN-based price begins with a pet coke price of $25 per ton based on a price per ton for UAN that excludes transportation cost, or "netback price", of $205 per ton, and adjusts up or down $0.50 per ton for every $1.00 change in the netback price. The UAN-based price has a ceiling of $40 per ton and a floor of $5 per ton.
CRNF also pays taxes associated with the sale, purchase, transportation, delivery, storage or consumption of the pet coke. CRNF may offset any amount payable for the pet coke against any amount due from CRRM under the feedstock and shared services agreement between the parties.
The terms of the pet coke supply agreement provide benefits to both parties. The cost of the pet coke supplied by CRRM to CRNF in most cases will be lower than the price that CRNF otherwise would pay to third parties. The cost to CRNF will be lower both because the actual price paid will be lower and because CRNF will pay significantly reduced transportation costs (since the pet coke is supplied by an adjacent facility, which will involve no freight or tariff costs). In addition, because the cost CRNF pays will be formulaically related to the price received for UAN (subject to a UAN based price floor and ceiling), CRNF will enjoy lower pet coke costs during periods of lower revenues regardless of the prevailing pet coke market.
In return for CRRM receiving a potentially lower price for pet coke in periods when the pet coke price is impacted by lower UAN prices, CRRM enjoys the following benefits associated with the disposition of a low value by-product of the refining process: avoiding the capital cost and operating expenses associated with handling pet coke; enjoying flexibility in its crude slate and operations as a result of not being required to meet a specific pet coke quality; and avoiding the administration, credit risk and marketing fees associated with selling pet coke.
The agreement has an initial term of 20 years, ending October 2027, which automatically extends for successive five-year renewal periods. Either party may terminate the agreement by giving notice no later than three years prior to a renewal date. The agreement is also terminable by mutual consent of the parties or if a party breaches the agreement and does not cure within applicable cure periods. Additionally, the agreement may be terminated in some circumstances if substantially all of the operations at CRNF's nitrogen fertilizer plant or CRRM's Coffeyville, Kansas refinery are permanently terminated or if either party is subject to a bankruptcy proceeding or otherwise becomes insolvent.
CRNF’s pet coke cost per ton purchased from CRRM averaged $6 for the year ended December 31, 2016. Total CRNF purchases of pet coke from CRRM were approximately $2.1 million for the year ended December 31, 2016. Third-party pet coke prices averaged $35.0 for the year ended December 31, 2016. Total purchases of pet coke from third parties were approximately $5.7 million for the year ended December 31, 2016.
Feedstock and Shared Services Agreement
CRRM and CRNF entered into a feedstock and shared services agreement, pursuant to which CRRM and CRNF agreed to provide feedstock and other services to one another. These feedstocks and services are utilized in the respective production processes of CRRM’s Coffeyville, Kansas refinery and CRNF’s nitrogen fertilizer plant. Feedstocks provided under the agreement include, among others, hydrogen, high-pressure steam, nitrogen, instrument air, oxygen and natural gas. The agreement was amended and restated effective January 2017.
Pursuant to the feedstock agreement, CRRM and CRNF, subject to certain conditions, transfer hydrogen to one another; provided neither party is required to sell hydrogen to the other if such hydrogen is required for operation of its facility, if such sale would adversely affect the classification of such party’s parent company as a partnership for federal income tax purposes, or if such sale would not be in such party’s best interest. The feedstock agreement provides hydrogen supply and pricing terms for sales of hydrogen by both parties. Pricing for sales of hydrogen from CRNF to CRRM is based on ammonia prices for sales of hydrogen up to a designated amount. For sales of hydrogen in excess of such amount, the pricing reverts to a UAN pricing structure to make CRNF whole as if CRNF had produced UAN for sale. Pricing for sales of hydrogen by CRRM to CRNF is based off of the price of natural gas. The hydrogen sales that CRRM and CRNF make to each other are netted on a monthly basis, and CRRM or CRNF will be paid to the extent that either party sells more hydrogen than purchased in any given month. For the year ended December 31, 2016, CRRM purchased approximately $3.2 million of hydrogen from CRNF. CRNF purchased approximately $0.2 million of hydrogen from CRRM. Effective January 2017, all hydrogen provided by CRRM to CRNF is governed by the hydrogen purchase and sale agreement described below.
The agreement provides that both parties must deliver high-pressure steam to one another under certain circumstances. During the year ended December 31, 2016, CRRM purchases of high-pressure steam from CRNF were not material. CRNF is also obligated to make available to CRRM any nitrogen produced by the Linde air separation plant that is not required for the operation of the nitrogen fertilizer plant, as determined by CRNF in a commercially reasonable manner. The price for the nitrogen is based on a cost of $0.035 per kilowatt hour, as adjusted to reflect changes in CRNF’s electric bill. For the year ended December 31, 2016, amounts CRRM paid CRNF were nominal.
The agreement also provides that both CRRM and CRNF must deliver instrument air to one another in some circumstances. CRNF must make instrument air available for purchase by CRRM at a minimum flow rate, to the extent produced by the Linde air separation plant and available to it. The price for such instrument air is $18,000 per month, prorated according to the number of days of use per month, subject to certain adjustments, including adjustments to reflect changes in CRNF’s electric bill. To the extent that instrument air is not available from the Linde air separation plant and is available from CRRM, CRRM is required to make instrument air available to CRNF for purchase at a price of $18,000 per month, prorated according to the number of days of use per month, subject to certain adjustments, including adjustments to reflect changes in the electric bill.

The agreement provides a mechanism pursuant to which CRNF may transfer a tail gas stream (which is otherwise flared) to CRRM, which installed a pipe between CRRM’s refinery and CRNF’s nitrogen fertilizer plant to transfer the tail gas. CRNF agreed to pay CRRM the cost of installing the pipe over the first three years (commencing in 2011) and in the fourth year provides an additional 15% to cover the cost of capital.
With respect to oxygen requirements, CRNF is obligated to provide oxygen produced by the Linde air separation plant and made available to it to the extent that such oxygen is not required for operation of the nitrogen fertilizer plant. The oxygen is required to meet certain specifications and is to be sold at a fixed price. Effective January 1, 2017, CRNF will provide CRRM with oxygen at no charge.
The agreement also addresses the means by which CRRM and CRNF obtain natural gas. Currently, natural gas is delivered to both CRNF and CRRM pursuant to a contract between CRRM and Atmos Energy Corp. (“Atmos”). Under the feedstock and shared services agreement, CRNF reimburses CRRM for natural gas transportation and natural gas supplies purchased on its behalf. At CRRM’s request, or at the request of CRNF, in order to supply CRNF with natural gas directly, both parties will be required to use their commercially reasonable efforts to (i) add CRNF as a party to the current contract with Atmos (or a successor provider) or reach some other mutually acceptable accommodation with such provider, whereby both CRRM and CRNF would each be able to receive, on an individual basis, natural gas transportation service on similar terms and conditions as set forth in the current contract, and (ii) purchase natural gas supplies on their own account.
The agreement also addresses the allocation of various other feedstocks, services and related costs between the parties. Sour water, water for use in fire emergencies, tank storage, costs associated with security services and costs associated with the removal of excess sulfur are all allocated between the two parties by the terms of the agreement. The agreement also requires CRNF to reimburse CRRM for utility costs related to a sulfur processing agreement between CRRM and Tessenderlo Kerley, Inc. (“Tessenderlo Kerley”). CRNF has a similar agreement with Tessenderlo Kerley. Otherwise, costs relating to both CRRM’s and CRNF’s existing agreements with Tessenderlo Kerley are allocated equally between the two parties, except in certain circumstances.
The parties may temporarily suspend the provision of feedstocks or services pursuant to the terms of the agreement if repairs or maintenance are necessary on applicable facilities. Additionally, the agreement imposes minimum insurance requirements on the parties and their affiliates.
The agreement has an initial term of 20 years, ending in October 2027, which automatically extends for successive five-year renewal periods. Either party may terminate the agreement, effective upon the last day of a term, by giving notice no later than three years prior to a renewal date. The agreement is also terminable by mutual consent of the parties or if one party breaches the agreement and does not cure within applicable cure periods and the breach materially and adversely affects the ability of the terminating party to operate its facility. Additionally, the agreement may be terminated in some circumstances if substantially all of the operations at CRNF's nitrogen fertilizer plant or CRRM's Coffeyville, Kansas refinery are permanently terminated, or if either party is subject to a bankruptcy proceeding, or otherwise becomes insolvent.
Hydrogen Purchase and Sales Agreement

CRRM and CRNF entered into a hydrogen purchase and sale agreement that was effective January 2017, pursuant to which CRRM agreed to sell and deliver a committed hydrogen volume of 90,000 mscf per month, and CRNF agreed to purchase and receive the committed volume. The committed volume pricing is based on a monthly fixed fee (based on the fixed and capital charges associated with producing the committed volume) and a variable fee (based on the natural gas price associated with hydrogen actually received). In the event CRNF fails to take delivery of the full committed volume in a month, CRNF remains obligated to pay CRRM for a monthly fixed fee and also to pay a monthly variable fee based upon the actual hydrogen volume received, if any. In the event CRRM fails to deliver any portion of the committed volume for the applicable month for any reason other than planned repairs and maintenance, CRNF will be entitled to a pro-rata reduction of the monthly fixed fee. CRNF also has the option to purchase excess volume of up to 60,000 mscf per month, or more upon mutual agreement, from CRRM, if available for purchase.

A portion of the variable fee, as defined in the terms of the agreement, is determined according to the natural gas costs incurred by CRRM in operation of the hydrogen plant, which will reflect market-driven changes in the natural gas prices. In addition, certain fixed fees will be adjusted on an annual basis according to the changes in a cost index, as defined in the terms of the agreement.

CRRM is not required to sell hydrogen to CRNF if such sale would adversely affect CVR Refining’s classification as a partnership for federal income tax purposes, and is not required to sell hydrogen to CRNF in excess of the committed volume if such volumes are needed for CRRM’s operations.

The agreement has an initial term of 20 years and will be automatically extended following the initial term for additional successive five-year renewal term unless either party gives 180 days' written notice. Certain fees under the agreement are subject to modification after this initial term. The agreement contains customary terms related to indemnification, as well as termination for breach, by mutual consent, or due to insolvency or cessation of operations.
Raw Water and Facilities Sharing Agreement
CRRM entered into a raw water and facilities sharing agreement with CRNF, which (i) provides for the allocation of raw water resources between CRRM’s Coffeyville, Kansas refinery and CRNF’s nitrogen fertilizer plant and (ii) provides for the management of the water intake system (consisting primarily of a water intake structure, water pumps, meters and a short run of piping between the intake structure and the origin of the separate pipes that transport the water to each facility) that draws raw water from the Verdigris River for both CRRM’s Coffeyville, Kansas refinery and CRNF’s nitrogen fertilizer plant. This agreement provides that a water management team consisting of one representative from each party to the agreement will manage the Verdigris River water intake system. The water intake system is owned and operated by CRRM. The agreement provides that both companies have an undivided one-half interest in the water rights, which will allow the water to be removed from the Verdigris River for use at CRRM’s Coffeyville, Kansas refinery and CRNF’s nitrogen fertilizer plant.
The agreement provides that both CRRM’s Coffeyville, Kansas refinery and CRNF’s nitrogen fertilizer plant are entitled to receive sufficient amounts of water from the Verdigris River each day to enable them to conduct their businesses at their appropriate operational levels. However, if the amount of water available from the Verdigris River is insufficient to satisfy the operational requirements of both facilities, then such water shall be allocated between the two facilities on a prorated basis. This prorated basis will be determined by calculating the percentage of water used by each facility over the two calendar years prior to the shortage, making appropriate adjustments for any operational outages involving either of the two facilities.
Costs associated with operation of the water intake system and administration of water rights are also allocated on a prorated basis, calculated by CRRM based on the percentage of water used by each facility during the calendar year in which such costs are incurred. However, in certain circumstances, such as where one party bears direct responsibility for the modification or repair of the water pumps, one party will bear all costs associated with such activity. Additionally, CRNF must reimburse CRRM for electricity required to operate the water pumps on a prorated basis that is calculated monthly.
Either CRNF or CRRM is entitled to terminate the agreement by giving at least three years’ prior written notice. Between the time that notice is given and the termination date, CRRM must cooperate with CRNF to allow CRNF to build its own water intake system on the Verdigris River to be used for supplying water to the nitrogen fertilizer plant. CRRM is required to grant easements and access over its property so that CRNF can construct and utilize such new water intake system, provided that no such easements or access over CRRM’s property shall have a material adverse effect on its business or operations at the refinery. CRNF will bear all costs and expenses for such construction if it is the party that terminated the original water sharing agreement. If CRRM terminates the original water sharing agreement, CRNF may either install a new water intake system at its own expense or require CRRM to sell the existing water intake system to CRNF for a price equal to the depreciated book value of the water intake system as of the date of transfer.
Either party may assign its rights and obligations under the agreement to an affiliate of the assigning party, to a party’s lenders for collateral security purposes or to an entity that acquires all or substantially all of the equity or assets of the assigning party related to the refinery or fertilizer plant, as applicable, in each case subject to applicable consent requirements. The parties may obtain injunctive relief to enforce their rights under the agreement. The agreement contains an obligation to indemnify the other party and its affiliates against liability arising from breach of the agreement, negligence or willful misconduct by the indemnifying party or its affiliates. The indemnification obligation will be reduced, as applicable, by amounts actually recovered by the indemnified party from third parties or insurance coverage. The agreement also contains a provision that prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages from either party or certain affiliates.
The term of the agreement is perpetual unless (1) the agreement is terminated by either party upon three years’ prior written notice in the manner described above or (2) the agreement is otherwise terminated by the mutual written consent of the parties.

Cross-Easement Agreement
CRRM entered into a cross-easement agreement with CRNF to enable both CRRM and CRNF to access and utilize each other’s land in certain circumstances in order to operate their respective businesses. The agreement grants easements for the benefit of both parties and establishes easements for operational facilities, pipelines, equipment, access and water rights, among other easements. The intent of the agreement is to structure easements that provide flexibility for both parties to develop their respective properties, without depriving either party of the benefits associated with the continuous reasonable use of the other party’s property.
The agreement provides that facilities located on each party’s property will generally be owned and maintained by the property-owning party; provided, however, that in certain specified cases where a facility that benefits one party is located on the other party’s property, the benefited party will have the right to use, and will be responsible for operating and maintaining, the overlapping facility.
The easements granted under the agreement are non-exclusive to the extent that future grants of easements do not interfere with easements granted under the agreement. The duration of the easements granted under the agreement will vary, and some will be perpetual. Easements pertaining to certain facilities that are required to carry out the terms of CRNF’s other agreements with CRRM will terminate upon the termination of such related agreements.
The agreement contains an obligation to indemnify, defend and hold harmless the other party against liability arising from negligence or willful misconduct by the indemnifying party. The agreement also requires the parties to carry minimum amounts of employer’s liability insurance, commercial general liability insurance and other types of insurance. If either party transfers its fee simple ownership interest in the real property governed by the agreement, the new owner of the real property will be deemed to have assumed all of the obligations of the transferring party under the agreement, except that the transferring party will retain liability for all obligations under the agreement that arose prior to the date of transfer.
Environmental Agreement
CRRM entered into an environmental agreement with CRNF, which provides for certain indemnification and access rights in connection with environmental matters affecting CRRM’s Coffeyville, Kansas refinery and CRNF’s nitrogen fertilizer plant.
To the extent that one party’s property experiences environmental contamination due to the activities of the other party and the contamination is known at the time the agreement was entered into, the contaminating party is required to implement all government-mandated environmental activities relating to the contamination, or else indemnify the property-owning party for expenses incurred in connection with implementing such measures.
To the extent that liability arises from environmental contamination that is caused by CRRM but is also commingled with environmental contamination caused by CRNF, CRRM may elect in its sole discretion and at its own cost and expense to perform government-mandated environmental activities relating to such liability, subject to certain conditions and provided that CRRM will not waive any rights to indemnification or compensation otherwise provided for in the agreement.
The agreement also addresses situations in which a party’s responsibility to implement such government-mandated environmental activities as described above may be hindered by the property-owning party’s creation of capital improvements on the property. If a contaminating party bears such responsibility but the property-owning party desires to implement a planned and approved capital improvement project on its property, the parties must meet and attempt to develop a soil management plan together. If the parties are unable to agree on a soil management plan 30 days after receiving notice, the property-owning party may proceed with its own commercially reasonable soil management plan. The contaminating party is responsible for the costs of disposing of hazardous materials pursuant to such plan.
If the property-owning party needs to do work that is not a planned and approved capital improvement project but is necessary to protect the environment, health, or the integrity of the property, other procedures will be implemented. If the contaminating party still bears responsibility to implement government-mandated environmental activities relating to the property and the property-owning party discovers contamination caused by the other party during work on the capital improvement project, the property-owning party will give the contaminating party prompt notice after discovery of the contamination and will allow the contaminating party to inspect the property. If the contaminating party accepts responsibility for the contamination, it may proceed with government-mandated environmental activities relating to the contamination and it will be responsible for the costs of disposing of hazardous materials relating to the contamination. If the contaminating party does not accept responsibility for such contamination or fails to diligently proceed with government-mandated environmental activities related to the contamination, then the contaminating party must indemnify and reimburse the property-owning party upon the property-owning party’s demand for costs and expenses incurred by the property-owning party in proceeding with such government-mandated environmental activities.
Either party is entitled to assign its rights and obligations under the agreement to an affiliate of the assigning party, to a party’s lenders for collateral security purposes or to an entity that acquires all or substantially all of the equity or assets of the assigning party related to the refinery or fertilizer plant, as applicable, in each case subject to applicable consent requirements. The agreement has a term of at least 20 years or for so long as the feedstock and shared services agreement is in force, whichever is longer. The agreement also contains a provision that prohibits recovery of lost profits or revenues, or special, incidental, exemplary, punitive or consequential damages, from either party or certain of its affiliates.
If one party causes such contamination or release on the other party’s property, the latter party must notify the contaminating party, and the contaminating party must take steps to implement all government-mandated environmental activities relating to the contamination or else indemnify the property-owning party for the costs associated with doing such work.
The agreement also grants each party reasonable access to the other party’s property for the purpose of carrying out obligations under the agreement. However, both parties must keep certain information relating to the environmental conditions on the properties confidential. Furthermore, both parties are prohibited from investigating soil or groundwater conditions, except as required for government-mandated environmental activities, in responding to an accidental or sudden contamination of certain hazardous materials or in connection with implementation of CRNF’s comprehensive pet coke management plan.
The agreement provided for the development of a comprehensive pet coke management plan that established procedures for the management of pet coke and the identification of significant pet coke-related contamination. Also, the parties agreed to indemnify and defend one another and each other’s affiliates against liabilities arising under the pet coke management plan or relating to a failure to comply with or implement the pet coke management plan.
Omnibus Agreement
CVR Energy entered into an omnibus agreement with CVR Partners and its general partner. Under the omnibus agreement, CVR Partners has agreed that CVR Energy will have a preferential right to acquire any assets or group of assets that do not constitute assets used in a fertilizer restricted business. In determining whether to exercise any preferential right under the omnibus agreement, CVR Energy will be permitted to act in its sole discretion, without any fiduciary obligation to CVR Partners or its unitholders whatsoever. These obligations will continue so long as CVR Energy owns the majority of the CVR Partners’ general partner directly or indirectly.
CVR Partners Services Agreement
CVR Energy entered into a services agreement with CVR Partners and its general partner. Under this agreement, CVR Partners and its general partner obtain certain management and other services from CVR Energy. CVR Energy provides CVR Partners and its general partner with the following services under the agreement, among others:

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services by its employees in capacities equivalent to the capacities of corporate executive officers, except that those who serve in such capacities under the agreement will serve CVR Partners on a shared, part-time basis only, unless CVR Energy and CVR Partners agree otherwise;

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administrative and professional services, including legal, accounting, SEC and securities exchange reporting, human resources, payroll, information technology, communications, insurance, tax, credit, finance, government and regulatory affairs;

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recommendations on capital raising activities to the board of directors of the general partner of CVR Partners, including the issuance of debt or equity interests, the entry into credit facilities and other capital market transactions;

•	managing or overseeing litigation and administrative or regulatory proceedings, and establishing appropriate insurance policies for CVR Partners and providing safety and environmental advice;

•	recommending the payment of distributions; and

•	managing or providing advice for other projects, including acquisitions, as may be agreed by CVR Energy and the general partner of CVR Partners from time to time.
As payment for services provided under the agreement, CVR Partners, its general partner and their subsidiaries must pay CVR Energy (i) all costs incurred by CVR Energy in connection with the employment of its employees, other than administrative personnel, who provide services under the agreement on a full-time basis, but excluding certain share-based compensation; (ii) a prorated share of costs incurred by CVR Energy in connection with the employment of its employees, including administrative personnel, who provide services under the agreement on a part-time basis, but excluding certain share-based compensation, and such prorated share shall be determined by CVR Energy on a commercially reasonable basis, based on the percentage of total working time that such shared personnel are engaged in performing services for CVR Partners; (iii) a prorated share of certain administrative costs, including office costs, services by outside vendors, other sales, general and administrative costs and depreciation and amortization; and (iv) various other administrative costs in accordance with the terms of the agreement, including travel, insurance, legal and audit services, government and public relations and bank charges. CVR Partners must pay CVR Energy within 15 days for invoices CVR Energy submits under the agreement.
CVR Partners and its general partner are not required to pay any compensation, salaries, bonuses or benefits to any CVR Energy employees who provide services to CVR Partners or its general partner on a full-time or part-time basis; CVR Energy will continue to pay their compensation. However, personnel performing the actual day-to-day business and operations at the nitrogen fertilizer plant level will be employed directly by CVR Partners' operating subsidiaries and those subsidiaries bear all personnel costs for these employees.
Either CVR Energy or CVR Partners’ general partner may temporarily or permanently exclude any particular service from the scope of the agreement upon 180 days’ notice. CVR Energy also has the right to delegate the performance of some or all of the services to be provided pursuant to the agreement to one of its affiliates or any other person or entity, though such delegation does not relieve CVR Energy from its obligations under the agreement. Either CVR Energy or CVR Partners’ general partner may terminate the agreement upon at least 180 days’ notice, but not more than one year’s notice. Furthermore, CVR Partners’ general partner may terminate the agreement immediately if CVR Energy becomes bankrupt, or dissolves and commences liquidation or winding-up.
In order to facilitate the carrying out of services under the agreement, CVR Energy and its affiliates, on the one hand, and CVR Partners, on the other, have granted one another certain royalty-free, non-exclusive and non-transferable rights to use one another’s intellectual property under certain circumstances.
For the year ended December 31, 2016, the total amount paid or payable to CVR Energy pursuant to the CVR Partners services agreement was approximately $15.3 million.
CVR Refining Services Agreement
CVR Energy entered into a services agreement with CVR Refining and its general partner. Under this agreement, CVR Refining and its general partner obtain certain management and other services from CVR Energy. CVR Energy provides CVR Refining and its general partner with the following services under the agreement, among others:

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services from CVR Energy’s employees in capacities equivalent to the capacities of corporate executive officers, except that those who serve in such capacities under the agreement will serve CVR Refining on a shared, part-time basis only, unless CVR Refining and CVR Energy agree otherwise;

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administrative and professional services, including legal, accounting, SEC and securities exchange reporting, human resources, payroll, information technology, communications, insurance, tax, credit, finance, government and regulatory affairs;

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recommendations on capital raising activities to the board of directors of CVR Refining’s general partner, including the issuance of debt or equity interests, the entry into credit facilities and other capital market transactions;

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managing or overseeing litigation and administrative or regulatory proceedings, establishing appropriate insurance policies for CVR Refining and providing CVR Refining with safety and environmental advice;

•	recommending the payment of distributions; and

•	managing or providing advice for other projects, including acquisitions, as may be agreed by CVR Energy and CVR Refining’s general partner from time to time.

As payment for services provided under the agreement, CVR Refining, its general partner and their subsidiaries must pay CVR Energy (i) all costs incurred by CVR Energy or its affiliates in connection with the employment of its employees, other than administrative personnel, who provide services under the agreement on a full-time basis, but excluding certain share-based compensation; (ii) a prorated share of costs incurred by CVR Energy or its affiliates in connection with the employment of its employees, including administrative personnel, who provide services under the agreement on a part-time basis, but excluding certain share-based compensation, and such prorated share shall be determined by CVR Energy on a commercially reasonable basis, based on the percent of total working time that such shared personnel are engaged in performing services; (iii) a prorated share of certain administrative costs, including office costs, services by outside vendors, other sales, general and administrative costs and depreciation and amortization; and (iv) various other administrative costs in accordance with the terms of the agreement, including travel, insurance, legal and audit services, government and public relations and bank charges. CVR Refining must pay CVR Energy within 15 days for invoices CVR Energy submits under the agreement.
CVR Refining and its general partner are not required to pay any compensation, salaries, bonuses or benefits to any of CVR Energy’s employees who provide services to CVR Refining and its general partner on a full-time or part-time basis; CVR Energy continues to pay their compensation. However, personnel performing the actual day-to-day business and operations at the petroleum refinery or operating level are employed directly by CVR Refining's operating subsidiaries and those subsidiaries bear all personnel costs for these employees.
Either CVR Energy or CVR Refining’s general partner is allowed to temporarily or permanently exclude any particular service from the scope of the agreement upon 180 days’ notice. CVR Energy also has the right to delegate the performance of some or all of the services to be provided pursuant to the agreement to one of its affiliates or any other person or entity, though such delegation does not relieve CVR Energy from its obligations under the agreement. Either CVR Energy or our general partner may terminate the agreement upon at least 180 days’ notice, but not more than one year’s notice. Furthermore, CVR Refining’s general partner may terminate the agreement immediately if CVR Energy becomes bankrupt, or dissolves and commences liquidation or winding-up.
In order to facilitate the carrying out of services under the agreement, we, on the one hand, and CVR Energy and its affiliates, on the other, have granted one another certain royalty-free, non-exclusive and non-transferable rights to use one another’s intellectual property under certain circumstances.
For the year ended December 31, 2016, the total amount paid or payable to CVR Energy pursuant to the CVR Refining services agreement was approximately $62.2 million.
GP Services Agreement
CVR Energy is party to a GP Services Agreement with CVR GP, LLC and CVR Partners. This agreement allows CVR Energy to engage CVR GP, LLC, in its capacity as CVR Partners’ general partner, to provide CVR Energy with (i) business development and related services and (ii) advice or recommendations for such other projects as may be agreed between CVR Energy and CVR Partners’ general partner from time to time. As payment for services provided under the agreement, CVR Energy must pay a prorated share of costs incurred by CVR Partners or CVR Partners’ general partner in connection with the employment of their respective employees who provide CVR Energy services on a part-time basis, as determined by CVR Partners’ general partner on a commercially reasonable basis based on the percentage of total working time that such shared personnel are engaged in performing services for CVR Energy. CVR Energy is not required to directly pay any compensation, salaries, bonuses or benefits to any of CVR Partners’ or its general partner’s employees who provide services to CVR Energy on a full-time or part-time basis; CVR Partners will continue to pay their compensation.
Either CVR Energy or CVR Partners’ general partner may temporarily or permanently exclude any particular service from the scope of the agreement upon 180 days’ notice. CVR Partners’ general partner also has the right to delegate the performance of some or all of the services to be provided pursuant to the agreement to one of its affiliates or any other person or entity, though such delegation does not relieve CVR Partners’ general partner from its obligations under the agreement. Either CVR Energy or CVR Partners’ general partner may terminate the agreement upon at least 180 days’ notice, but no more than one year’s notice. Furthermore, CVR Energy may terminate the agreement immediately if CVR Partners or its general partner becomes bankrupt or dissolve and commence liquidation or winding-up.
For the year ended December 31, 2016, no amounts were paid or payable to CVR Partners pursuant to the GP services agreement.

CVR Partners Trademark License Agreement
CVR Partners is party to a trademark license agreement with CVR Energy pursuant to which CVR Energy has granted CVR Partners a non-exclusive, non-transferrable license (without its prior written consent) to use the Coffeyville Resources word mark and the CVR Partners and Coffeyville Resources logos in connection with CVR Partners’ business. CVR Partners agreed to use the marks only in the form and manner and with appropriate legends as prescribed from time to time by CVR Energy, and CVR Energy agreed that the nature and quality of the business that uses the marks will conform to standards currently applied by CVR Partners. Either party can terminate the license with 60 days’ prior notice.
CVR Refining Trademark License Agreement
CVR Refining is party to a trademark license agreement with CVR Energy pursuant to which CVR Energy granted to CVR Refining a non-exclusive and non-transferrable (without its prior written consent) license to use the Coffeyville Resources word mark and the CVR Refining and Coffeyville Resources logos in connection with CVR Refining’s business. CVR Refining agreed to use the marks only in the form and manner and with appropriate legends as prescribed from time to time by CVR Energy, and CVR Energy agreed that the nature and quality of the business that uses the marks will conform to standards currently applied by CVR Refining. Either party can terminate the license with 60 days’ prior notice.
CVR Partners Amended and Restated Registration Rights Agreement
CVR Partners entered into an amended and restated registration rights agreement with CRLLC, pursuant to which CVR Partners may be required to register the sale of CVR Partners common units CRLLC holds. Under the registration rights agreement, CRLLC has the right to request that CVR Partners register the sale of common units held by CRLLC on six occasions, including requiring CVR Partners to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. In addition, CRLLC and its permitted transferees have the ability to exercise certain piggyback registration rights with respect to their securities if CVR Partners elects to register any of its equity interests. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All CVR Partners common units held by CRLLC and any permitted transferee will be entitled to these registration rights, except that the demand registration rights may only be transferred in whole and not in part.
In connection with the CVR Partners' acquisition of East Dubuque via merger, CVR Partners entered into a registration rights agreement with CRLLC and affiliates of Rentech, Inc. (“Rentech”) in August 2015, pursuant to which CVR Partners may be required to register the sale of its common units Rentech (and its permitted transferee) holds. Under the registration rights agreement, Rentech has the right to request that CVR Partners register the sale of common units held by Rentech on its behalf on four occasions, including requiring CVR Partners to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. In addition, Rentech and its permitted transferees have the ability to exercise certain piggyback registration rights with respect to their securities if CVR Partners elects to register any of its equity interests. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All of CVR Partners' common units held by Rentech and any permitted transferee will be entitled to these registration rights.
As of December 31, 2016, public security holders held approximately 66% of CVR Partners’ common units, and CRLLC held approximately 34% of CVR Partners’ common units.
CVR Refining Registration Rights Agreement
In connection with CVR Refining’s initial public offering, on January 23, 2013, CVR Refining entered into a registration rights agreement with affiliates of IEP, CVR Refining Holdings, LLC (“CVR Refining Holdings”), a subsidiary of CRLLC, and CVR Refining Holdings Sub, LLC, a wholly-owned subsidiary of CVR Refining Holdings, pursuant to which CVR Refining may be required to register the sale of the common units held by affiliates of IEP, CVR Holdings and CVR Refining Holdings Sub, LLC. Under the registration rights agreement, affiliates of IEP, CVR Refining Holdings and CVR Refining Holdings Sub, LLC have the right to request that CVR Refining register the sale of common units held by them on their behalf on six occasions, including requiring CVR Refining to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period, and may require CVR Refining to undertake a public or private offering and use the proceeds (net of underwriting or placement agency discounts, fees and commissions, as applicable) to redeem an equal number of common units from them. In addition, affiliates of IEP, CVR Refining Holdings and CVR Refining Holdings Sub, LLC and their permitted transferees have the ability to exercise certain piggyback registration rights with respect to their securities if CVR Refining elects to register any of its equity interests. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All CVR Refining common units held by affiliates of IEP, CVR Refining Holdings and CVR Refining Holdings Sub, LLC and any permitted transferee are entitled to these registration rights.
On June 30, 2014, CVR Refining completed a second underwritten offering (the “Second Underwritten Offering”) by selling 6,500,000 common units to the public at a price of $26.07 per unit. CVR Refining paid approximately $5.3 million in underwriting fees and approximately $0.5 million in offering costs. CVR Refining utilized net proceeds of approximately $164.1 million from the Second Underwritten Offering to redeem 6,500,000 common units from CVR Refining Holdings. Subsequent to the closing of the Second Underwritten Offering, public security holders held approximately 33% of all outstanding common units, and CVR Refining Holdings held approximately 67% of all outstanding common units.

On July 24, 2014, CVR Refining sold an additional 589,100 common units to the public at a price of $26.07 per unit in connection with the underwriters’ exercise of their option to purchase additional common units. CVR Refining utilized net proceeds of approximately $14.9 million from the underwriters’ exercise of their option to purchase additional common units to redeem an equal amount of common units from CVR Refining Holdings. Additionally, on July 24, 2014, CVR Refining Holdings sold 385,900 common units to the public at a price of $26.07 per unit in connection with the underwriters’ exercise of their remaining option to purchase additional common units. CVR Refining Holdings received net proceeds of $9.7 million.

On August 2, 2016, an affiliate of IEP sold 250,000 common units of CVR Refining. As a result of this transaction, CVR Refining GP and its affiliates collectively own 69.99% of CVR Refining's outstanding common units. Pursuant to CVR Refining's partnership agreement, in certain circumstances, CVR Refining GP has the right to purchase all, but not less than all, of CVR Refining common units held by unaffiliated unit holders at a price not less than their then-current market price, as calculated pursuant to the terms of such partnership agreement (the “Call Right”). Pursuant to the terms of the partnership agreement, because CVR Refining GP and its affiliates’ holdings were reduced to less than 70.0% of CVR Refining's outstanding common units, the ownership threshold for the application of such Call Right was permanently reduced from 95% to 80%. Accordingly, if at any time CVR Refining GP and its affiliates own more than 80% of CVR Refining common units, it will have the right, but not the obligation, to exercise the Call Right.

As of December 31, 2016, public security holders held approximately 34% of CVR Refining’s common units (including units owned by affiliates of IEP representing 3.9% of CVR Refining’s common units) and CVR Refining Holdings held approximately 66% of CVR Refining’s common units.
Contribution Agreement
On December 31, 2012, CVR Refining entered into a Contribution Agreement with CVR Refining Holdings and certain of its affiliates pursuant to which CVR Refining Holdings contributed its membership interest in CVR Refining, LLC to CVR Refining. In addition, CVR Refining Holdings contributed a 0.01% limited partner interest in CVR Refining to its wholly-owned subsidiary, CVR Refining Holdings Sub, LLC.
Reorganization Agreement
In connection with CVR Refining’s initial public offering, on January 16, 2013, CVR Refining entered into a Reorganization Agreement, whereby CVR Refining Holdings agreed, if necessary, to contribute to CVR Refining an amount of cash such that CVR Refining would have approximately $340.0 million of cash on hand at the closing of the initial public offering, excluding cash used to repurchase the Second Lien Notes issued by CRLLC and Coffeyville Finance. If such amount of cash on hand at the closing of CVR Refining’s initial public offering were to exceed $340.0 million, CVR Refining agreed to distribute the excess to CVR Refining Holdings. In addition, pursuant to the Reorganization Agreement, CVR Refining agreed to (i) issue 119,988,000 common units to CVR Refining Holdings and 12,000 common units to CVR Refining Holdings Sub, LLC, (ii) issue any common units not purchased by the underwriters in the initial public offering pursuant to their option to purchase additional common units, and distribute the net proceeds (after deducting discounts and commissions) from the exercise of such option, if any, to CVR Refining Holdings and (iii) undertake an offering of common units in the future upon request by CVR Refining Holdings and use the proceeds thereof (net of underwriting discounts and commissions) to redeem an equal number of common units from CVR Refining Holdings as a distribution to reimburse CVR Refining Holdings for certain capital expenditures incurred with respect to the assets contributed to CVR Refining.

Intercompany Credit Facility - CVR Refining
On January 23, 2013, CRLLC, as lender, entered into a $150.0 million senior unsecured revolving credit facility with CVR Refining, to be used to fund CVR Refining’s growth capital expenditures, which was subsequently expanded to $250.0 million on October 29, 2014. The intercompany credit facility is for a term of six years and bears interest at a rate of LIBOR plus 3% per annum.
The intercompany credit facility contains covenants that require CVR Refining to, among other things, notify CRLLC of the occurrence of any default or event of default and provide CRLLC with such information in respect of CVR Refining’s business and financial status as CRLLC may reasonably require, including, but not limited to, copies of CVR Refining’s unaudited quarterly financial statements and audited annual financial statements.
In addition, the intercompany credit facility contains customary events of default, including, among others, failure to pay any sum payable when due; the occurrence of a default of other indebtedness in excess of $25.0 million; and the occurrence of an event that results in either (i) CRLLC no longer directly or indirectly controlling CVR Refining’s general partner, or (ii) CRLLC and its affiliates no longer owning a majority of CVR Refining’s equity interests.
As of December 31, 2016, CVR Refining had no borrowings outstanding and availability of $250.0 million under the facility.
Intercompany Credit Facility - CVR Partners
On April 1, 2016, in connection with the closing of CVR Partners’ acquisition of East Dubuque via merger, CRLLC, as lender, entered into a $300.0 million senior unsecured term loan facility with CVR Partners. The proceeds of the facility were used by CVR Partners (i) to fund the repayment of amounts outstanding under East Dubuque’s revolving credit facility, (ii) to pay the cash consideration and to pay fees and expenses in connection with the mergers and related transactions and (iii) to repay all of the loans outstanding under CVR Partners’ term loan and revolving credit facility. The intercompany credit facility had a term of two years and bore an interest rate of 12.0% per annum. Interest was calculated on the basis of the actual number of days elapsed over a 360-day year and payable quarterly. CVR Partners could voluntarily prepay in whole or in part the borrowings under the facility without premium or penalty. In April 2016, CVR Partners borrowed $300.0 million under the facility. On June 10, 2016, CVR Partners paid off the $300.0 million outstanding under the facility, paid $7.0 million in interest and the facility was terminated.
Parent Affiliate Units
In March 2016, CVR Energy purchased 400,000 CVR Nitrogen, LP common units, representing approximately 1% of the outstanding CVR Nitrogen, LP limited partner interests. CVR Energy did not receive merger consideration for these designated CVR Nitrogen, LP common units. As a result of CVR Partners' acquisition of East Dubuque via merger, on April 1, 2016, the fair value of the 400,000 CVR Nitrogen, LP common units of $4.6 million was reclassified as an investment in consolidated subsidiary of CVR Energy. Subsequent to CVR Partners' acquisition of East Dubuque via merger, CVR Partners purchased the 400,000 CVR Nitrogen, LP common units from CVR Energy during the second quarter of 2016 for $5.0 million.
CVR Partners Limited Partnership Agreement
In connection with CVR Partners’ initial public offering, CVR GP, LLC and CRLLC entered into the second amended and restated agreement of limited partnership of CVR Partners. The following description of certain terms of the second amended and restated limited partnership agreement is qualified by reference to the terms of the actual partnership agreement, which has been filed with the SEC.
Description of Partnership Interests
The limited partnership agreement provides for two types of partnership interests: (1) common units representing limited partner interests and (2) a non-economic general partner interest, which is held by CVR GP, LLC, as CVR Partners’ general partner.
Common units. The common units represent limited partner interests in CVR Partners and entitle holders to participate in partnership distributions and allocations and exercise the rights and privileges provided to limited partners under CVR Partners’ partnership agreement.

General partner interest. The general partner interest, which is held solely by CVR Partners’ general partner, entitles the holder to manage the business and operations of CVR Partners, but does not entitle the holder to participate in distributions or allocations. CVR Partners’ general partner can be sold without the consent of any other partners.
Management of CVR Partners
CVR Partners’ general partner manages CVR Partners’ operations and activities as specified in CVR Partners’ partnership agreement. As of December 31, 2016, the board of directors of the general partner consisted of John J. Lipinski, SungHwan Cho, Donna R. Ecton, Keith B. Forman, Jonathan Frates, Eric D. Karp, Andrew Langham, Frank M. Muller, Jr., Louis J. Pastor, Mark A. Pytosh and Peter K. Shea. Actions by the general partner that are made in its individual capacity will be made by CRLLC as the sole member of the general partner and not by its board of directors. The general partner is not elected by the unitholders and is not subject to re-election on a regular basis in the future. The officers of the general partner will manage the day-to-day affairs of CVR Partners’ business.
Cash Distributions by CVR Partners
CVR Partners will make cash distributions to holders of common units pursuant to CVR Partners’ general partner’s determination of the amount of available cash for the applicable quarter, which will then be distributed to holders of common units, pro rata; provided, however, that CVR Partners’ partnership agreement allows CVR Partners to issue an unlimited number of additional equity interests of equal or senior rank. CVR Partners’ partnership agreement permits CVR Partners to borrow to make distributions, but it is not required, and does not intend, to do so. CVR Partners does not have a legal obligation to pay distributions in any quarter, and the amount of distributions paid under CVR Partners’ cash distribution policy and the decision to make any distributions is determined by the board of directors of the general partner.
Voting Rights
CVR Partners’ partnership agreement provides that various matters require the approval of a “unit majority.” A unit majority requires the approval of a majority of the common units. In voting their units, CVR Partners’ general partner and its affiliates will have no fiduciary duty or obligation whatsoever to CVR Partners or the limited partners, including any duty to act in good faith or in the best interests of CVR Partners and its limited partners.
The following is a summary of the vote requirements specified for certain matters under CVR Partners’ partnership agreement:

•	Issuance of additional units: no approval right.

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Amendment of CVR Partners’ partnership agreement: certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority.

•	Merger of CVR Partners or the sale of all or substantially all of CVR Partners’ assets: unit majority in certain circumstances.

•	Dissolution of CVR Partners: unit majority.

•	Continuation of CVR Partners upon dissolution: unit majority.

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Withdrawal of the general partner: under most circumstances, a unit majority, excluding common units held by CVR Partners’ general partner and its affiliates, is required for the withdrawal of the general partner prior to March 31, 2021.

•	Removal of the general partner: not less than 66 2/3% of the outstanding units including units held by the general partner and its affiliates.

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Transfer of the general partner’s general partner interest: the general partner may transfer all, but not less than all, of its general partner interest in CVR Partners without a vote of any unitholders to an affiliate or to another person (other than an individual) in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding units, excluding units held by the general partner and its affiliates, voting as a class, is required in other circumstances for a transfer of the general partner interest to a third party prior to March 31, 2021.

•	Transfer of ownership interests in the general partner: no approval required at any time.

Call Right
If at any time the general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, the general partner will have the right, which it may assign in whole or in part to any of its affiliates or to CVR Partners, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by the general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of such an acquisition will be the greater of (1) the highest price paid by the general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the general partner first mails notice of its election to purchase those limited partner interests and (2) the average of the daily closing prices of the limited partner interests over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed.
Conflicts of Interest
The general partner will not be in breach of its obligations under CVR Partners partnership agreement or its duties to CVR Partners or its unitholders (including us) if the resolution of a conflict of interest is either (1) approved by the conflicts committee of the board of directors of the general partner, although the general partner is not obligated to seek such approval, (2) approved by the vote of a majority of the outstanding common units, excluding any common units owned by the general partner or any of its affiliates, although the general partner is not obligated to seek such approval, (3) on terms no less favorable to CVR Partners than those generally being provided to or available from unrelated third parties; or (4) fair and reasonable to CVR Partners, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to CVR Partners.
In addition to the provisions described above, CVR Partners’ partnership agreement contains provisions that restrict the remedies available to CVR Partners’ unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example:

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CVR Partners’ partnership agreement permits the general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner, thereby entitling the general partner to consider only the interests and factors that it desires and imposes no duty or obligation on the general partner to give any consideration to any interest of, or factors affecting, CVR Partners, its affiliates, any limited partner or the common unitholders.

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CVR Partners’ partnership agreement provides that the general partner shall not have any liability to CVR Partners or its unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of CVR Partners.

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CVR Partners’ partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of the general partner and not involving a vote of unitholders must be on terms no less favorable to CVR Partners than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to CVR Partners, as determined by the general partner in good faith and that, in determining whether a transaction or resolution is “fair and reasonable,” the general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to CVR Partners.

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CVR Partners’ partnership agreement provides that the general partner and its officers and directors will not be liable for monetary damages to CVR Partners or its limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers or directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

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CVR Partners’ partnership agreement provides that in resolving conflicts of interest, it will be presumed that in making its decision, the general partner or its conflicts committee acted in good faith and in any proceeding brought by or on behalf of any limited partner or CVR Partners, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

CVR Partners’ partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by the general partner. CVR Partners has adopted these provisions to allow CVR Partners’ general partner or its affiliates to engage in transactions with CVR Partners that would otherwise be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to

CVR Partners’ interests when resolving conflicts of interest. Without such modifications, such transactions could result in violations of CVR Partners’ general partner’s state law fiduciary duty standards.

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Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for CVR Partners in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

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CVR Partners’ partnership agreement contains provisions that waive or consent to conduct by CVR Partners’ general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, CVR Partners’ partnership agreement provides that when the general partner is acting in its capacity as a general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when the general partner is acting in its individual capacity, as opposed to in its capacity as a general partner, it may act without any fiduciary obligation to CVR Partners or the unitholders whatsoever. These contractual standards reduce the obligations to which CVR Partners’ general partner would otherwise be held.

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CVR Partners’ partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of CVR Partners’ general partner must be (1) on terms no less favorable to CVR Partners than those generally being provided to or available from unrelated third parties or (2) “fair and reasonable” to CVR Partners, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to CVR Partners).

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If CVR Partners’ general partner does not seek approval from the conflicts committee of its board of directors or the common unitholders and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet point above, then it will be presumed that, in making its decision, the board of directors of the general partner, which may include board members affected by the conflict of interest, acted in good faith and in any proceeding brought by or on behalf of any limited partner or CVR Partners, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which CVR Partners’ general partner would otherwise be held.

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Delaware law generally provides that a limited partner may institute legal action on behalf of CVR Partners to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of it and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

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In addition to the other more specific provisions limiting the obligations of CVR Partners’ general partner, CVR Partners’ partnership agreement further provides that CVR Partners’ general partner and its officers and directors will not be liable for monetary damages to CVR Partners or its limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful.

CVR Partners’ partnership agreement provides that CVR Partners will reimburse its general partner for all direct or indirect expenses it incurs or payments that it makes on behalf of CVR Partners (including salary, bonus, incentive compensation and other amounts paid to any person who performs services for CVR Partners or for its general partner in connection with operating CVR Partners). For the year ended December 31, 2016, CVR Partners reimbursed its general partner approximately $4.0 million pursuant to its partnership agreement.
CVR Refining Limited Partnership Agreement
In connection with CVR Refining’s initial public offering, CVR Refining GP, LLC and CVR Refining Holdings, LLC entered into the first amended and restated agreement of limited partnership of CVR Refining. The following description of certain terms of the second amended and restated limited partnership agreement is qualified by reference to the terms of the actual partnership agreement, which has been filed with the SEC.
Description of Partnership Interests
The limited partnership agreement provides for two types of partnership interests: (1) common units representing limited partner interests and (2) a non-economic general partner interest, which is held by CVR Refining GP, LLC, as CVR Refining’s general partner.
Common units. The common units represent limited partner interests in CVR Refining and entitle holders to participate in partnership distributions and allocations and exercise the rights and privileges provided to limited partners under CVR Refining’s partnership agreement.
General partner interest. The general partner interest, which is held solely by CVR Refining’s general partner, entitles the holder to manage the business and operations of CVR Refining, but does not entitle the holder to participate in distributions or allocations. CVR Refining’s general partner can be sold without the consent of any other partners.
Management of CVR Refining
CVR Refining’s general partner manages CVR Refining’s operations and activities as specified in CVR Refining’s partnership agreement. As of December 31, 2016, the board of directors of the general partner consisted of Carl C. Icahn, SungHwan Cho, Jonathan Frates, Andrew Langham, John J. Lipinski, Louis J. Pastor, Kenneth Shea, Jon R. Whitney and Glenn R. Zander. Actions by the general partner that are made in its individual capacity will be made by CVR Refining Holdings as the sole member of the general partner and not by its board of directors. The general partner is not elected by the unitholders and is not subject to re-election on a regular basis in the future. The officers of the general partner will manage the day-to-day affairs of CVR Refining’s business.
Cash Distributions by CVR Refining
CVR Refining intends to make cash distributions to holders of common units pursuant to CVR Refining’s general partner’s determination of the amount of available cash for the applicable quarter, which will then be distributed to holders of common units, pro rata; provided, however, that CVR Refining’s partnership agreement allows CVR Refining to issue an unlimited number of additional equity interests of equal or senior rank. CVR Refining’s partnership agreement permits CVR Refining to borrow to make distributions, but it is not required, and does not intend, to do so. CVR Refining does not have a legal obligation to pay distributions in any quarter, and the amount of distributions paid under CVR Refining’s cash distribution policy and the decision to make any distributions is determined by the board of directors of the general partner.
Voting Rights
CVR Refining’s partnership agreement provides that various matters require the approval of a “unit majority.” A unit majority requires the approval of a majority of the common units. In voting their units, CVR Refining’s general partner and its affiliates will have no fiduciary duty or obligation whatsoever to CVR Refining or the limited partners, including any duty to act in good faith or in the best interests of CVR Refining and its limited partners.
The following is a summary of the vote requirements specified for certain matters under CVR Refining’s partnership agreement:

•	Issuance of additional units: no approval right.

•
Amendment of CVR Refining’s partnership agreement: certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority.

•	Merger of CVR Refining or the sale of all or substantially all of CVR Refining’s assets: unit majority in certain circumstances.

•	Dissolution of CVR Refining: unit majority.

•	Continuation of CVR Refining upon dissolution: unit majority.

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Withdrawal of the general partner: under most circumstances, a unit majority, excluding common units held by CVR Refining’s general partner and its affiliates, is required for the withdrawal of the general partner prior to December 31, 2022.

•	Removal of the general partner: not less than 66 2/3% of the outstanding units including units held by the general partner and its affiliates.

•
Transfer of the general partner’s general partner interest: the general partner may transfer all, but not less than all, of its general partner interest in CVR Refining without a vote of any unitholders to an affiliate or to another person (other than an individual) in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person.

•	Transfer of ownership interests in the general partner: no approval required at any time.

Call Right
If at any time CVR Refining’s general partner and its affiliates own more than 80% of the common units, it will have the right, which it may assign to any of its affiliates or to CVR Refining, but not the obligation, to acquire all, but not less than all, of the common units held by public unitholders as of a record date to be selected by the general partner, on at least 10 but not more than 60 days’ notice. The purchase price will be equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed; and (2) the highest per-unit price paid by the general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed, as calculated pursuant to the terms of CVR Refining’s partnership agreement.
Conflicts of Interest
The general partner will not be in breach of its obligations under CVR Refining’s partnership agreement or its duties to CVR Refining or its unitholders (including us) if the resolution of a conflict of interest is either (1) approved by the conflicts committee of the board of directors of the general partner, although the general partner is not obligated to seek such approval, or (2) approved by the vote of a majority of the outstanding common units, excluding any common units owned by the general partner or any of its affiliates, although the general partner is not obligated to seek such approval.
In addition to the provisions described above, CVR Refining’s partnership agreement contains provisions that restrict the remedies available to CVR Refining’s unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example:

•
CVR Refining’s partnership agreement permits the general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner, thereby entitling the general partner to consider only the interests and factors that it desires and imposes no duty or obligation on the general partner to give any consideration to any interest of, or factors affecting, CVR Refining, its affiliates, any limited partner or the common unitholders.

•
CVR Refining’s partnership agreement provides that the general partner shall not have any liability to CVR Refining or its unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of CVR Refining.

•
CVR Refining’s partnership agreement provides that the general partner and its officers and directors will not be liable for monetary damages to CVR Refining or its limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers or directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

•
CVR Refining’s partnership agreement provides that in resolving conflicts of interest, if any resolution, course of action or transaction receives approval from the conflicts committee or receives approval of a majority of the common units (excluding common units owned by the general partner and its affiliates), then such resolution, course of action or transaction shall be conclusively deemed to be approved by CVR Refining, all the partners, each person who acquires an interest in CVR Refining and each other person who is bound by the partnership agreement, and shall not constitute a breach of any fiduciary or other duty or obligation.

CVR Refining’s partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by the general partner. CVR Refining has adopted these provisions to allow

CVR Refining’s general partner or its affiliates to engage in transactions with CVR Refining that would otherwise be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to CVR Refining’s interests when resolving conflicts of interest. Without such modifications, such transactions could result in violations of CVR Refining’s general partner’s state law fiduciary duty standards.

•
Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for CVR Refining in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

•
CVR Refining’s partnership agreement contains provisions that waive or consent to conduct by CVR Refining’s general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, CVR Refining’s partnership agreement provides that when the general partner is acting in its capacity as a general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when the general partner is acting in its individual capacity, as opposed to in its capacity as a general partner, it may act without any fiduciary obligation to CVR Refining or the unitholders whatsoever. These contractual standards reduce the obligations to which CVR Refining’s general partner would otherwise be held.

•
CVR Refining’s partnership agreement provides that in resolving conflicts of interest, if any resolution, course of action or transaction receives approval from the conflicts committee or receives approval of a majority of the common units (excluding common units owned by the general partner and its affiliates), then such resolution, course of action or transaction shall be conclusively deemed to be approved by CVR Refining, all the partners, each person who acquires an interest in CVR Refining and each other person who is bound by the partnership agreement, and shall not constitute a breach of any fiduciary or other duty or obligation.

•
Delaware law generally provides that a limited partner may institute legal action on behalf of CVR Refining to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of it and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

CVR Refining’s partnership agreement provides that CVR Refining will reimburse its general partner for all direct or indirect expenses it incurs or payments that it makes on behalf of CVR Refining (including salary, bonus, incentive compensation and other amounts paid to any person who performs services for CVR Refining or for its general partner in connection with operating CVR Refining). For the year ended December 31, 2016, CVR Refining’s general partner incurred approximately $6.9 million pursuant to its partnership agreement.
Related Party Transaction Policy
Our Board has adopted a Related Party Transaction Policy, which is designed to monitor and ensure the proper review, approval, ratification and disclosure of related party transactions involving us. This policy applies to any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any related party had, has or will have a direct or indirect material interest. The audit committee of our Board must review, approve and ratify a related party transaction if such transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, which the audit committee believes are no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third party, unless the audit committee otherwise determines that the transaction is not in our best interests. Any related party transaction or modification of such transaction that our Board has approved or ratified by the affirmative vote of a majority of directors who do not have a direct or indirect material interest in such transaction does not need to be approved or ratified by our audit committee. In addition, related party transactions involving compensation will be approved by our compensation committee in lieu of our audit committee.
In addition, the charter for the audit committee of our Board provides that the audit committee will review, approve and ratify transactions in which a potential conflict of interest exists or arises between the Company or any of its subsidiaries (including the general partner of CVR Partners or CVR Refining acting on its own behalf and not on behalf of CVR Partners or CVR Refining), on the one hand, and CVR Partners or CVR Refining or any of their respective subsidiaries, on the other hand.

AUDIT COMMITTEE REPORT
As of December 31, 2016, the audit committee consisted of the following members of the Board: Messrs. Stephen Mongillo (chairman), Bob G. Alexander and James M. Strock. Our Board determined that Mr. Mongillo qualified as an “audit committee financial expert” and that each member of the audit committee, including Mr. Mongillo, was “financially literate” under the requirements of the NYSE. Our Board also determined that all three members of the audit committee were independent under current NYSE independence requirements and SEC rules. The audit committee operates under a written charter adopted by our Board. A copy of this charter is available at www.cvrenergy.com and is available in print to any stockholder who requests it by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary.
Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States); expressing an opinion, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles; and auditing the effectiveness of internal control over financial reporting of the Company. The audit committee’s responsibility is to monitor and oversee these processes. However, none of the members of the audit committee is professionally engaged in the practice of accounting or auditing nor are any of the members of the audit committee experts in those fields. The audit committee relies without independent verification on the information provided to it and on the representations made by management and the independent auditors.
The audit committee of the Board met six times during 2016. The audit committee meetings were designed, among other things, to facilitate and encourage communication among the audit committee, management, the internal auditors and Grant Thornton. The audit committee discussed with the Company’s internal auditors and Grant Thornton the overall scope and plans for their respective audits. The audit committee met with Grant Thornton to discuss the results of its examination and evaluation of the Company’s internal controls.
The audit committee reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and matters related to Section 404 of the Sarbanes-Oxley Act of 2002 with management and Grant Thornton. The audit committee also discussed with Grant Thornton matters required to be discussed with audit committees under generally accepted auditing standards in the United States of America, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Auditing Standard No. 16 (codified as Auditing Standard No. 1301) "Communication with Audit Committees", as amended, supplemented or superseded, as adopted by the Public Company Accounting Oversight Board. Grant Thornton gave us its opinion, and management represented, that the Company prepared its consolidated financial statements in accordance with generally accepted accounting principles.
The audit committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board Rule 3526 regarding the independent auditor’s communications with the audit committee concerning independence and has discussed with the independent auditor the independent auditor’s independence.
When determining Grant Thornton’ s independence, the committee considered whether its provision of services to the Company beyond those rendered in connection with its audit of the Company’s consolidated financial statements and reviews of the Company’s consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q was compatible with maintaining its independence. The audit committee also reviewed, among other things, the audit and non-audit services performed by and the amount of fees paid for such services to, Grant Thornton.
Based on the foregoing review, discussions, and other matters the Audit Committee deemed relevant and appropriate, the committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC. The audit committee also approved the engagement of Grant Thornton as the Company’s independent auditors for 2017.

The audit committee has been advised by Grant Thornton that neither it nor any of its members has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.
This report is respectfully submitted by the audit committee.
Audit Committee
Stephen Mongillo, Chairman
Bob G. Alexander
James M. Strock

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Grant Thornton has served as the Company’s independent public registered accounting firm since August of 2013. The following table presents fees billed by Grant Thornton to the Company and its subsidiaries for professional services and other services in the following categories and amounts for the fiscal years December 31, 2016 and 2015:

Type of Fees	2016	2015
Audit Fees (1)	$2,913,100	$2,051,500
Audit-Related Fees (2)	43,000	35,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees Billed	$2,956,100	$2,086,500

(1)
Audit Fees consist of fees for the audit of the Company’s consolidated annual financial statements filed with the SEC, quarterly reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, attestation of management’s assessment of internal control as required by Section 404 of the Sarbanes-Oxley Act, consents and consultations on financial accounting and reporting standards arising during the course of audits, reviews and filings. In addition, these amounts include fees for the annual audit and quarterly reviews of the Company’s affiliates, CVR Refining and CVR Partners.

(2)	Audit-Related Fees consist of fees for agreed upon procedures performed for statutory reporting and benefit plan audits.
The audit committee has considered whether the non-audit services provided by Grant Thornton were compatible with maintaining Grant Thornton’s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of Grant Thornton as the Company’s independent registered public accounting firm during the firm's appointment as the Company’s independent auditor.
Audit Committee’s Pre-Approval Policies and Procedures
All of the services performed by the independent auditor in 2016 were pre-approved in accordance with the pre-approval policy and procedures adopted by the audit committee. Our audit committee charter, among other things, requires the audit committee to approve in advance all audit and permitted non-audit services provided by our independent registered public accounting firm and also requires the audit committee to establish periodically and to approve in advance the fee levels for all services performed by the independent auditor. The audit committee has also authorized any audit committee member to pre-approve audit, audit-related, tax and other non-audit services up to $100,000, provided that the committee member shall timely report to the full committee each specific service pre-approved by them with copies of all supporting documentation.

STOCKHOLDER PROPOSALS
You may submit proposals for consideration at future annual meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting for 2018, in general, the Secretary must receive the written proposal at the address below no later than December 28, 2017. Such proposals must meet the requirements set forth in our by-laws. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
For a stockholder proposal that is intended to be presented at an annual meeting but not presented to us for inclusion in our proxy statement under Rule 14a-8, in general, the stockholder must give notice to the Secretary no earlier than February 6, 2018 and no later than March 8, 2018 and meet the requirements set forth in our by-laws. However, if the date of our annual meeting for 2018 is held more than 30 days before or after June 6, 2018, then the stockholder’s notice, in order to be considered timely, must be received by the Secretary not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of the 2018 Annual Meeting was mailed or public disclosure of such date was made.
Stockholders can suggest director candidates for consideration by writing to the attention of the General Counsel at the address below. Stockholders should provide the candidate’s name, biographical data, qualifications and the candidate’s written consent to being named as a nominee in our proxy statement and to serve as a director, if elected. Stockholders should also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. The Board may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the candidate. See “Corporate Governance - Identifying and Evaluating Nominees for Directors” above.
To nominate an individual for election at our annual meeting for 2018, the stockholder must give timely notice to the Secretary in accordance with our by-laws, which, in general, require that the notice be received by the Secretary no earlier than February 6, 2018 and no later than March 8, 2018, unless the date of the stockholder meeting is moved more than 30 days before or after June 6, 2018, then the nomination must be must be received by the Secretary not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of the 2018 Annual Meeting was mailed or public disclosure of such date was made.
If the number of directors to be elected at the 2018 Annual Meeting will be increased and there is no public announcement naming the nominees for the additional directorships prior to February 26, 2018, a stockholder’s notice will be considered timely with respect to the nominees for the additional directorships if it is received by the Secretary not later than the close of business on the tenth day after the day on which such public announcement is first made.
Proponents must submit stockholder proposals and recommendations for nomination as a director in writing to the following address:
CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Senior Vice President, General Counsel and Secretary

The Senior Vice President, General Counsel and Secretary will forward the proposals and recommendations to the nominating and corporate governance committee for consideration.

We reserve the right to reject, rule out of order, or take other appropriate actions with respect to any proposal or nomination that does not comply with the procedures described above and other applicable requirements. In addition, a proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above.

INCORPORATION BY REFERENCE
To the extent that this Proxy Statement is incorporated by reference into any other filing by CVR Energy, Inc. under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

OTHER MATTERS
We do not know of any other matters that will be considered at the Annual Meeting. However, if any other proper business should come before the meeting, the persons named in the proxy card will have discretionary authority to vote according to their best judgment to the extent permitted by applicable law.
For the Board of Directors,

John R. Walter
Senior Vice President, General Counsel and Secretary
April 27, 2017

Appendix A

SECOND AMENDED AND RESTATED
CVR ENERGY, INC.
2007 LONG TERM INCENTIVE PLAN

1.	Purpose.

The purpose of the Plan is to strengthen CVR Energy, Inc., a Delaware corporation (the “Company”), by providing an incentive to its and its Subsidiaries’ (as defined herein) employees, officers, consultants and directors, thereby encouraging them to devote their abilities and industry to the success of the Company’s business enterprise. It is intended that this purpose be achieved by extending to employees (including future employees who have received a formal written offer of employment), officers, consultants and directors of the Company and its Subsidiaries an added incentive for high levels of performance and unusual efforts through the grant of Restricted Stock, Restricted Stock Units, Options, Stock Appreciation Rights, Dividend Equivalent Rights, Performance Awards, and Share Awards (as each term is herein defined).

2.	Definitions.

For purposes of the Plan:
2.1    “Affiliate” means any Person that a Person either directly or indirectly through one or more intermediaries is in common control with, is controlled by or controls, each within the meaning of the Securities Act of 1933, as amended.

2.2    “Agreement” means a written or electronic agreement between the Company and a Participant evidencing the grant of an Option or Award and setting forth the terms and conditions thereof.

2.3    “Award” means a grant of Restricted Stock, a Restricted Stock Unit, a Stock Appreciation Right, a Performance Award, a Dividend Equivalent Right, a Share Award or any or all of them.

2.4    “Beneficiary” means an individual designated as a Beneficiary pursuant to Section 19.4.

2.5    “Board” means the Board of Directors of the Company.

2.6    “Cause” means, with respect to the termination of a Participant’s employment or services by the Company or any Subsidiary of the Company that employs such individual or to which the Participant performs services (or by the Company on behalf of any such Subsidiary), such Participant’s (i) refusal or neglect to perform substantially his or her employment-related duties or services, (ii) personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty, (iii) indictment for, conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony or his or her willful violation of any applicable law (other than a traffic violation or other offense or violation outside of the course of employment or services to the Company or its Subsidiaries which in no way adversely affects the Company and its Subsidiaries or its reputation or the ability of the Participant to perform his or her employment-related duties or services or to represent the Company or any Subsidiary of the Company that employs such Participant or to which the Participant performs services), (iv) failure to reasonably cooperate, following a request to do so by the Company, in any internal or governmental investigation of the Company or any of its Subsidiaries or (v) material breach of any written covenant or agreement with the Company or any of its Subsidiaries not to disclose any information pertaining to the Company or such Subsidiary or not to compete or interfere with the Company or such Subsidiary; provided that, in the case of any Participant who, as of the date of determination, is party to an effective services, severance or employment agreement with the Company or any Subsidiary, “Cause” shall have the meaning, if any, specified in such agreement.

2.7    “Change in Capitalization” means any increase or reduction in the number of Shares, any change (including, but not limited to, in the case of a spin-off, dividend or other distribution in respect of Shares, a change in value) in the Shares or any exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants, rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

2.8    “Change in Control” means the occurrence of any of the following:

(a)    An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than thirty percent (30%) of (i) the then-outstanding Shares or (ii) the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this paragraph (a), the acquisition of Shares or Voting Securities in a Non-Control Acquisition (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Majority-Owned Entity”), (ii) the Company, any Principal Stockholder or any Majority-Owned Entity, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);
(b)    The consummation of:
(i)    A merger, consolidation or reorganization of a Person (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger in which:
(A)    the shareholders of the Company immediately before such Merger, or one or more Principal Stockholders, own directly or indirectly immediately following such Merger at least a majority of the combined voting power of the outstanding voting securities of (1) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities by the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”) or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;
(B)    the individuals who were members of the Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and
(C)    no Person other than (1) the Company or another corporation that is a party to the agreement of Merger, (2) any Majority-Owned Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Majority-Owned Entity, (4) any Person who, immediately prior to the Merger, had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Shares or Voting Securities, or (5) any Principal Stockholder, has Beneficial Ownership, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation.
(ii)    A complete liquidation or dissolution of the Company; or
(iii)    The sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (other than (x) a sale or transfer to a Majority-Owned Entity or a Principal Stockholder (or one or more Principal Stockholders acting together) or (y) the distribution to the Company’s shareholders of the stock of a Majority-Owned Entity or any other assets).
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company and, after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

2.9    “Change in Control Related Termination” means with respect to any Participant who is a party to an effective services, severance or employment agreement with the Company or any Subsidiary, the meaning for “Change in Control Related Termination” specified in such agreement.

2.10    “Code” means the Internal Revenue Code of 1986, as amended.

2.11    “Committee” means the Committee which administers the Plan as provided in Section 3.

2.12    “Company” means CVR Energy, Inc., a Delaware corporation.

2.13    “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of stock, by agreement or otherwise and “Controlled” has a corresponding meaning.

2.14    “Director” means a member of the Board.

2.15    “Disability” means a Participant’s inability, due to physical or mental ill health, to perform the essential functions of the Participant’s job, with or without a reasonable accommodation, for 180 days during any 365 day period irrespective of whether such days are consecutive; provided that, in the case of any Participant who is a party to an effective services, severance or employment agreement with the Company or any Subsidiary, the meaning for “Disability” will have the meaning (if any) specified in such agreement.

2.16    “Division” means any of the operating units or divisions of the Company designated as a Division by the Committee.

2.17    “Dividend Equivalent Right” means a right to receive cash or Shares based on the value of dividends that are paid with respect to Shares.

2.18    “Effective Date” means the date of approval of the Plan by the Company’s shareholders’ pursuant to Section 19.5.

2.19    “Eligible Individual” means any of the following individuals: (a) any Director, officer or employee of the Company or a Subsidiary, (b) any individual to whom the Company or a Subsidiary has extended a formal, written offer of employment, and (c) any consultant or advisor of the Company or a Subsidiary.

2.20    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.21    “Fair Market Value” on any date means:

(a)if the Shares are listed for trading on the New York Stock Exchange, the closing price at the close of the primary trading session of the Shares on such date on the New York Stock Exchange, or if there has been no such closing price of the Shares on such date, on the next preceding date on which there was such a closing price;

(b)if the Shares are not listed for trading on the New York Stock Exchange, but are listed on another national securities exchange, the closing price at the close of the primary trading session of the Shares on such date on such exchange, or if there has been no such closing price of the Shares on such date, on the next preceding date on which there was such a closing price;

(c)if the Shares are not listed on the New York Stock Exchange or on another national securities exchange, the last sale price at the end of normal market hours of the Shares on such date as quoted on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or, if no such price shall have been quoted for such date, on the next preceding date for which such price was so quoted; or

(d)if the Shares are not listed for trading on a national securities exchange or are not authorized for quotation on NASDAQ, the fair market value of the Shares as determined in good faith by the Committee, and in the case of Incentive Stock Options, in accordance with Section 422 of the Code.

2.22    “Full Value Award” means a grant of Restricted Stock, a Restricted Stock Unit, a Performance Award, a Share Award or any or all of them.

2.23    “Good Reason” means with respect to any Participant who is a party to an effective services, severance or employment agreement with the Company or any Subsidiary, the meaning for “Good Reason” specified in such agreement.

2.24    “Incentive Stock Option” means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

2.25    “Initial Public Offering” means the consummation of the first public offering of Shares pursuant to a registration statement (other than a Form S-8 or successor forms) filed with, and declared effective by, the Securities and Exchange Commission.

2.26    “Nonemployee Director” means a Director who is a “nonemployee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

2.27    “Nonqualified Stock Option” means an Option which is not an Incentive
Stock Option.
2.28    “Option” means a Nonqualified Stock Option and/or an Incentive Stock
Option.
2.29    “Outside Director” means a Director who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

2.30    “Parent” means any corporation which is a “parent corporation” (within the meaning of Section 424(e) of the Code) with respect to the Company.

2.31    “Participant” means a person to whom an Award or Option has been granted under the Plan.

2.32    “Performance Awards” means Performance Share Units, Performance Units, Performance-Based Restricted Stock or any or all of them.

2.33    “Performance-Based Compensation” means any Option or Award that is intended to constitute “performance based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

2.34    “Performance-Based Restricted Stock” means Shares issued or transferred to an Eligible Individual under Section 9.2.

2.35    “Performance Cycle” means the time period specified by the Committee at the time Performance Awards are granted during which the performance of the Company, a Subsidiary or a Division will be measured.

2.36    “Performance Objectives” means the objectives set forth in Section 9.3 for the purpose of determining the degree of payout and/or vesting of Performance Awards.

2.37    “Performance Share Units” means Performance Share Units granted to an Eligible Individual under Section 9.1.

2.38    “Performance Units” means Performance Units granted to an Eligible Individual under Section 9.1.

2.39    “Plan” means this 2007 CVR Energy, Inc. Long Term Incentive Plan, as amended from time to time.

2.40    “Principal” means Carl Icahn.

2.41    “Principal Stockholder” means any of IEP Energy LLC, any Affiliate of IEP Energy LLC, the Principal and any Related Party.

2.42    “Related Party” means (1) the Principal and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (2) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each, an “Entity” and collectively “Entities”) Controlled by one or more members of the Family Group; (3) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that, either legally or in practical effect, enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights, hereinafter referred to as “Veto Power”); (4) the estate of any member of the Family Group; (5) any trust created (in whole or in part) by any one or more members of the Family Group; (6) any individual or Entity who receives an interest in any estate or trust listed in clauses (4) or (5), to the extent of such interest; (7) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (8) any organization described in Section 501(c) of the Code, over which any one or more members of the Family Group and the trusts and estates listed in clauses (4), (5) and (7) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the Code); (9) any organization described in Section 501(c) of the Code of which a member of the Family Group is an officer, director or trustee; or (10) any Entity, directly or indirectly (a) owned or Controlled by or (b) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses (1) through (9) above. For the purposes of this definition, and for the avoidance of doubt, in addition to any Person or Persons that may be considered to possess Control, (x) a partnership shall be considered Controlled by a general partner or managing general partner thereof, (y) a limited liability company shall be considered Controlled by a managing member of such limited liability company and (z) a trust or estate shall be considered Controlled by any trustee, executor, personal representative, administrator or any other Person or Persons having authority over the control, management or disposition of the income and assets therefrom.

2.43    “Restricted Stock” means Shares issued or transferred to an Eligible Individual pursuant to Section 8.

2.44    “Restricted Stock Units” means rights granted to an Eligible Individual under Section 8 representing a number of hypothetical Shares.

2.45    “Retirement” means a Participant’s termination or resignation of employment with the Company or any Subsidiary for any reason (other than for Cause or by reason of the Participant’s death) following the date the Participant attains age 65; provided that, in the case of any Participant who is a party to an effective services, severance or employment agreement with the Company or any Subsidiary, the meaning of “Retirement” will have the meaning (if any) specified in such agreement.

2.46    “Share Award” means an Award of Shares granted pursuant to Section 10.

2.47    “Shares” means the common stock, par value $.01 per share, of the Company and any other securities into which such shares are changed or for which such shares are exchanged.

2.48    “Stock Appreciation Right” means a right to receive all or some portion of the increase, if any, in the value of the Shares as provided in Section 6 hereof.

2.49    “Subsidiary” means (a) except as provided in subsection (b) below, any corporation which is a subsidiary corporation within the meaning of Section 424(f) of the Code with respect to the Company, and (b) in relation to the eligibility to receive Options or Awards other than Incentive Stock Options and continued employment for purposes of Options and Awards (unless the Committee determines otherwise), any entity, whether or not incorporated, in which the Company directly or indirectly owns at least 50% or more of the outstanding equity or other ownership interests.

2.50    “Ten-Percent Shareholder” means an Eligible Individual who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary.

2.51    “Termination Date” means the date that is ten (10) years after the Effective Date, unless the Plan is earlier terminated by the Board pursuant to Section 15 hereof; provided, if the Plan is approved by the stockholders at the 2017 annual meeting, then the Termination Date will extend to ten (10) years after such date, unless the Plan is earlier terminated by the Board pursuant to Section 15 hereof.

3.	Administration.

3.1    Committees; Procedure. The Plan shall be administered by a Committee which, until the Board appoints a different Committee, shall be the Compensation Committee of the Board. The Committee may adopt such rules, regulations and guidelines as it deems are necessary or appropriate for the administration of the Plan. The Committee shall consist of at least two (2) Directors and may consist of the entire Board; provided, however, that from and after the date of an Initial Public Offering (a) if the Committee consists of less than the entire Board, then, with respect to any Option or Award granted to an Eligible Individual who is subject to Section 16 of the Exchange Act, the Committee shall consist of at least two Directors, each of whom shall be a Non-Employee Director, and (b) to the extent necessary for any Option or Award intended to qualify as Performance-Based Compensation to so qualify, the Committee shall consist of at least two Directors, each of whom shall be an Outside Director. For purposes of the preceding sentence, if one or more members of the Committee is not a Nonemployee Director and an Outside Director but recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting.

3.2    Board Reservation and Delegation. Except to the extent necessary for any Award or Option intended to qualify as Performance-Based Compensation to so qualify, the Board may, in its discretion, reserve to itself or exercise any or all of the authority and responsibility of the Committee hereunder and may consist of one or more Directors who may, but need not be officers or employees of the Company. To the extent the Board has reserved to itself, or exercised the authority and responsibility of the Committee, all references to the Committee in the Plan shall be to the Board.

3.3    Committee Powers. Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

(a)select those Eligible Individuals to whom Options shall be granted under the Plan and the number of such Options to be granted and prescribe the terms and conditions (which need not be identical) of each such Option, including the exercise price per Share, the vesting schedule and the duration of each Option, and make any amendment or modification to any Option Agreement consistent with the terms of the Plan;

(b)select those Eligible Individuals to whom Awards shall be granted under the Plan and determine the number of Shares or amount of cash in respect of which each Award is granted, the terms and conditions (which need not be identical) of each such Award, and make any amendment or modification to any Agreement consistent with the terms of the Plan;

(c)construe and interpret the Plan and the Options and Awards granted hereunder and establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan comply with Rule 16b-3 under the Exchange Act, the Code to the extent applicable and other applicable law, and otherwise to make the Plan fully effective;

(d)determine the duration and purposes for leaves of absence which may be granted to a Participant on an individual basis without constituting a termination of employment or service for purposes of the Plan;

(e)cancel, with the consent of the Participant, outstanding Awards and Options;

(f)exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

(g)generally, exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

All decisions and determinations by the Committee in the exercise of the above powers shall be final, binding and conclusive upon the Company, its Subsidiaries, the Participants and all other persons having any interest therein.
3.4    Notwithstanding anything herein to the contrary, with respect to Participants working outside the United States, the Committee may determine the terms and conditions of Options and Awards and make such adjustments to the terms thereof as are necessary or advisable to fulfill the purposes of the Plan taking into account matters of local law or practice, including tax and securities laws of jurisdictions outside the United States.

3.5    Indemnification. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering the Plan or in authorizing or denying authorization to any transaction hereunder.

3.6    No Repricing of Options or Stock Appreciation Rights. The Committee shall have no authority to make any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under the terms of the Plan) or amendment, and no such adjustment or amendment shall be made, that reduces or would have the effect of reducing the exercise price of an Option or Stock Appreciation Right previously granted under the Plan, whether through amendment, cancellation or replacement grants, or other means, unless the Company’s shareholders shall have approved such adjustment or amendment.

4.	Stock Subject to the Plan; Grant Limitations.

4.1    Aggregate Number of Shares Authorized for Issuance. Subject to any adjustment as provided in the Plan, the Shares to be issued under the Plan may be, in whole or in part, authorized but unissued Shares or issued Shares which shall have been reacquired by the Company and held by it as treasury shares. The aggregate number of Shares that may be made the subject of Awards or Options granted under the Plan shall not exceed 7,500,000, no more than 1,000,000 of which may be granted as Incentive Stock Options.

4.2    Individual Limit. The aggregate number of Shares that may be the subject of Options, Stock Appreciation Rights, Performance-Based Restricted Stock and Performance Share Units granted to an Eligible Individual in any three calendar year period may not exceed 3,000,000. The maximum dollar amount of cash or the Fair Market Value of Shares that any individual may receive in any calendar year in respect of Performance Units may not exceed $13,000,000.

4.3    Calculating Shares Available.

(a)Upon the granting of an Award or an Option, the number of Shares available under this Section 4 for the granting of further Awards and Options shall be reduced as follows:

(i)In connection with the granting of an Option, Stock Appreciation Right (other than a Stock Appreciation Right Related to an Option), Restricted Stock Unit, Share Award or Award of Restricted Stock, Performance-Based Restricted Stock or Performance Share Units, the number of Shares available under this Section 4 for the granting of further Options and Awards shall be reduced by the number of Shares in respect of which the Option or Award is granted or denominated.

(ii)In connection with the granting of a Performance Unit, the number of Shares available under this Section 4 for the granting of further Options and Awards initially shall be reduced by the Share Equivalent number of Performance Units granted, with a corresponding adjustment if the Performance Unit is ultimately settled in whole or in part with a different number of Shares. For purposes of this Section 4, the “Share Equivalent” number of Performance Units shall be equal to the quotient of (i) the aggregate dollar amount in which the Performance Units are denominated, divided by (ii) the Fair Market Value of a Share on the date of grant.

(iii)In connection with the granting of a Dividend Equivalent Right, the number of Shares available under this Section 4 shall not be reduced; provided, however, that if Shares are issued in settlement of a Dividend Equivalent Right, the number of Shares available for the granting of further Options and Awards under this Section 4 shall be reduced by the number of Shares so issued.

(b)Notwithstanding Section 4.3(a), in the event that an Award is granted that, pursuant to the terms of the Agreement, cannot be settled in Shares, the aggregate number of Shares that may be made the subject of Awards or Options granted under the Plan shall not be reduced. Whenever any outstanding Option or Award or portion thereof expires, is canceled, is settled in cash or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Option or Award, the number of Shares available under this Section 4 shall be increased by the number of Shares previously allocable under Section 4.3(a) to the expired, canceled, settled or otherwise terminated portion of the Option or Award.

(c)Notwithstanding anything in this Section 4.3 to the contrary, (i) Shares tendered as full or partial payment of the Option Price shall not increase the number of Shares available under this Section 4, (ii) Shares tendered as settlement of tax withholding obligations shall not increase the number of Shares available under this Section 4, and (iii) Shares repurchased by the Company using proceeds from the exercise of Options shall not be available for issuance under the Plan.

(d)Where two or more Awards are granted with respect to the same Shares, such Shares shall be taken into account only once for purposes of this Section 4.3.

5.	Stock Options.

5.1    Authority of Committee. Subject to the provisions of the Plan, the Committee shall have full and final authority to select those Eligible Individuals who will receive Options, and the terms and conditions of the grant to any such Eligible Individual shall be set forth in an Agreement. Incentive Stock Options may be granted only to Eligible Individuals who are employees of the Company or any Subsidiary on the date the Incentive Stock Option is granted.

5.2    Exercise Price. The purchase price or the manner in which the exercise price is to be determined for Shares under each Option shall be determined by the Committee and set forth in the Agreement; provided, however, that the exercise price per Share under each Option shall not be less than the greater of (i) the par value of a Share and (ii) 100% of the Fair Market Value of a Share on the date the Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Shareholder).

5.3    Maximum Duration. Options granted hereunder shall be for such term as the Committee shall determine; provided that an Incentive Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Shareholder) and a Nonqualified Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted; provided, further, however, that unless the Committee provides otherwise, an Option (other than an Incentive Stock Option) may, upon the death of the Participant prior to the expiration of the Option, be exercised for up to one (1) year following the date of the Participant’s death, even if such period extends beyond ten (10) years from the date the Option is granted. The Committee may, subsequent to the granting of any Option, extend the term thereof, but in no event shall the term as so extended exceed the maximum term provided for in the preceding sentence.

5.4    Vesting. The Committee shall determine the time or times at which an Option shall become vested and exercisable. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may accelerate the exercisability of any Option or portion thereof at any time.

5.5    Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date of the grant) of Shares with respect to which Incentive Stock Options granted under the Plan and “incentive stock options” (within the meaning of Section 422 of the Code) granted under all other plans of the Company or its Subsidiaries (in either case determined without regard to this Section 5.5) are exercisable by a Participant for the first time during any calendar year exceeds $100,000, such Incentive Stock Options shall be treated as Nonqualified Stock Options. In applying the limitation in the preceding sentence in the case of multiple Option grants, unless otherwise required by applicable law, Options which were intended to be Incentive Stock Options shall be treated as Nonqualified Stock Options according to the order in which they were granted such that the most recently granted Options are first treated as Nonqualified Stock Options.

5.6    Transferability. Except as otherwise provided in this Section 5.6, no Option shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and an Option shall be exercisable during the lifetime of such Participant only by the Participant or his or her guardian or legal representative. The Committee may set forth in the Agreement evidencing an Option (other than an Incentive Stock Option) at the time of grant or thereafter, that the Option, or a portion thereof, may be transferred to any third party, including but not limited to, members of the Participant’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners. In addition, for purposes of the Plan, unless otherwise determined by the Committee at the time of grant or thereafter, a transferee of an Option pursuant to this Section 5.6 shall be deemed to be the Participant; provided that the rights of any such transferee thereafter shall be nontransferable except that such transferee, where applicable under the terms of the transfer by the Participant, shall have the right previously held by the Participant to designate a Beneficiary. For this purpose, immediate family means the Participant’s spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. The terms of an Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Participant. Notwithstanding Section 19.2, or the terms of any Agreement, the Company or any Subsidiary shall not withhold any amount attributable to the Participant’s tax liability from any payment of cash or Shares to a transferee or transferee’s Beneficiary under this Section 5.6, but may require the payment of an amount equal to the Company’s or any Subsidiary’s withholding tax obligation as a condition to exercise or as a condition to the release of cash or Shares upon exercise or upon transfer of the option.

5.7    Method of Exercise. The exercise of an Option shall be made only by giving written notice delivered in person or by mail to the person designated by the Company, specifying the number of Shares to be exercised and, to the extent applicable, accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted. The exercise price for any Shares purchased pursuant to the exercise of an Option shall be paid in any or any combination of the following forms: (a) cash or its equivalent (e.g., a check) or (b) if permitted by the Committee, the transfer, either actually or by attestation, to the Company of Shares that have been held by the Participant for at least six (6) months (or such lesser period as may be permitted by the Committee) prior to the exercise of the Option, such transfer to be upon such terms and conditions as determined by the Committee or (c) in the form of other property as determined by the Committee. In addition, Options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures that are, from time to time, deemed acceptable by the Committee. Any Shares transferred to the Company as payment of the exercise price under an Option shall be valued at their Fair Market Value on the last business day preceding the date of exercise of such Option. If requested by the Committee, the Participant shall deliver the Agreement evidencing the Option to the Company, which shall endorse thereon a notation of such exercise and return such Agreement to the Participant. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

5.8    Rights of Participants. No Participant shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option shall have been exercised pursuant to the terms thereof, (b) the Company shall have issued and delivered Shares (whether or not certificated) to the Participant, a securities broker acting on behalf of the Participant or such other nominee of the Participant, and (c) the Participant’s name, or the name of his or her broker or other nominee, shall have been entered as a shareholder of record on the books of the Company. Thereupon, the Participant shall have full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Agreement.

5.9    Effect of Change in Control. The effect of a Change in Control on an Option may be set forth in the applicable Agreement.

6.	Stock Appreciation Rights.

6.1    Grant. The Committee may in its discretion, either alone or in connection with the grant of an Option, grant Stock Appreciation Rights to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Agreement. A Stock Appreciation Right may be granted (a) at any time if unrelated to an Option or (b) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option.

6.2    Stock Appreciation Right Related to an Option. If granted in connection with an Option, a Stock Appreciation Right shall cover the same Shares covered by the Option (or such lesser number of Shares as the Committee may determine) and shall, except as provided in this Section 6, be subject to the same terms and conditions as the related Option.

(a)Exercise; Transferability. A Stock Appreciation Right granted in connection with an Option (i) shall be exercisable at such time or times and only to the extent that the related Option is exercisable, (ii) shall be exercisable only if the Fair Market Value of a Share on the date of exercise exceeds the exercise price specified in the Agreement evidencing the related Incentive Stock Option and (iii) shall not be transferable except to the extent the related Option is transferable.
(b)Amount Payable. Upon the exercise of a Stock Appreciation Right related to an Option, the Participant shall be entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a Share on the last business day preceding the date of exercise of such Stock Appreciation Right over the per Share exercise price under the related Option, by (ii) the number of Shares as to which such Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

(c)Treatment of Related Options and Stock Appreciation Rights Upon Exercise. Upon the exercise of a Stock Appreciation Right granted in connection with an Option, the Option shall be canceled to the extent of the number of Shares as to which the Stock Appreciation Right is exercised, and upon the exercise of an Option granted in connection with a Stock Appreciation Right, the Stock Appreciation Right shall be canceled to the extent of the number of Shares as to which the Option is exercised or surrendered.

6.3    Stock Appreciation Right Unrelated to an Option. A Stock Appreciation Right unrelated to an Option shall cover such number of Shares as the Committee shall determine.

(a)Terms; Duration. Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability, vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten (10) years; provided that unless the Committee provides otherwise a Stock Appreciation Right may, upon the death of the Participant prior to the expiration of the Award, be exercised for up to one (1) year following the date of the Participant’s death even if such period extends beyond ten (10) years from the date the Stock Appreciation Right is granted.

(b)Amount Payable. Upon exercise of a Stock Appreciation Right unrelated to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a Share on the last business day preceding the date of exercise of such Stock Appreciation Right over the Fair Market Value of a Share on the date the Stock Appreciation Right was granted, by (ii) the number of Shares as to which the Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

(c)Transferability. (i) Except as otherwise provided in this Section 6.3(c), no Stock Appreciation Right unrelated to an Option shall be transferable by the Participant otherwise than by will or the laws of descent and distribution, and a Stock Appreciation Right shall be exercisable during the lifetime of such Participant only by the Participant or his or her guardian or legal representative. The Committee may set forth in the Agreement evidencing a Stock Appreciation Right at the time of grant or thereafter, that the Award, or a portion thereof, may be transferred to any third party, including but not limited to, members of the Participant’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners. In addition, for purposes of the Plan, unless otherwise determined by the Committee at the time of grant or thereafter, a transferee of a Stock Appreciation Right pursuant to this Section 6.3(c) shall be deemed to be the Participant; provided that the rights of any such transferee thereafter shall be nontransferable except that such transferee, where applicable under the terms of the transfer by the Participant, shall have the right previously held by the Participant to designate a Beneficiary. For this purpose, immediate family means the Participant’s spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. The terms of a Stock Appreciation Right shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Participant. Notwithstanding Section 19.2, or the terms of any Agreement, the Company or any Subsidiary shall not withhold any amount attributable to the Participant’s tax liability from any payment of cash or Shares to a transferee or transferee’s Beneficiary under this Section 6.3(c), but may require the payment of an amount equal to the Company’s or any Subsidiary’s withholding tax obligation as a condition to exercise or as a condition to the release of cash or Shares upon exercise or upon transfer of the Stock Appreciation Right.

6.4    Method of Exercise. Stock Appreciation Rights shall be exercised by a Participant only by giving written notice delivered in person or by mail to the person designated by the Company, specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised. If requested by the Committee, the Participant shall deliver the Agreement evidencing the Stock Appreciation Right being exercised and the Agreement evidencing any related Option to the Company, which shall endorse thereon a notation of such exercise and return such Agreement to the Participant.
6.5    Form of Payment. Payment of the amount determined under Section 6.2(b) or 6.3(b) may be made in the discretion of the Committee solely in whole Shares in a number determined at their Fair Market Value on the last business day preceding the date of exercise of the Stock Appreciation Right, or solely in cash, or in a combination of cash and Shares. If the Committee decides to make full payment in Shares and the amount payable results in a fractional Share, payment for the fractional Share will be made in cash.

6.6    Effect of Change in Control. The effect of a Change in Control on a Stock Appreciation Right may be set forth in the applicable Agreement.

7.	Dividend Equivalent Rights.

The Committee may in its discretion, grant Dividend Equivalent Rights either in tandem with an Option or Award or as a separate Award, to Eligible Individuals in accordance with the Plan. The terms and conditions applicable to each Dividend Equivalent Right shall be specified in the Agreement under which the Dividend Equivalent Right is granted. Amounts payable in respect of Dividend Equivalent Rights may be payable currently or, if applicable, deferred until the lapsing of restrictions on such Dividend Equivalent Rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the Option or Award to which the Dividend Equivalent Rights relate. In the event that the amount payable in respect of Dividend Equivalent Rights are to be deferred, the Committee shall determine whether such amounts are to be held in cash or reinvested in Shares or deemed (notionally) to be reinvested in Shares. If amounts payable in respect of Dividend Equivalent Rights are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or multiple installments, as determined by the Committee.

8.	Restricted Stock; Restricted Stock Units.

8.1    Restricted Stock. The Committee may grant to Eligible Individuals Awards of Restricted Stock, which shall be evidenced by an Agreement. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Agreements may require that an appropriate legend be placed on Share certificates. Awards of Restricted Stock shall be subject to the terms and provisions set forth below in this Section 8.1.

(a)Rights of Participant. Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted provided that the Participant has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares. At the discretion of the Committee, Shares issued in connection with an Award of Restricted Stock shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Agreement, upon delivery of the Shares to the escrow agent, the Participant shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

(b)Non-transferability. Until all restrictions upon the Shares of Restricted Stock awarded to a Participant shall have lapsed in the manner set forth in Section 8.1(c), such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

(c)Lapse of Restrictions.

(i)Generally. Restrictions upon Shares of Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The Agreement evidencing the Award shall set forth any such restrictions.

(ii)Effect of Change in Control. The effect of a Change in Control on an Awards of Shares of Restricted Stock may be set forth in the applicable Agreement.

(d)Treatment of Dividends. At the time an Award of Restricted Stock is granted, the Committee may, in its discretion, determine that the payment to the Participant of dividends, or a specified portion thereof, declared or paid on such Shares by the Company shall be (i) deferred until the lapsing of the restrictions imposed upon such Shares and (ii) held by the Company for the account of the Participant until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited interest on the amount of the account at such times and at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares.

(e)Delivery of Shares. Upon the lapse of the restrictions on Shares of Restricted Stock, the Committee shall cause a stock certificate or evidence of book entry Shares to be delivered to the Participant with respect to such Shares of Restricted Stock, free of all restrictions hereunder.

8.2    Restricted Stock Unit Awards. The Committee may grant to Eligible Individuals Awards of Restricted Stock Units, which shall be evidenced by an Agreement. Each such Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine. Awards of Restricted Stock Units shall be subject to the terms and provisions set forth below in this Section 8.2.

(a)Payment of Awards. Each Restricted Stock Unit shall represent the right of the Participant to receive a payment upon vesting of the Restricted Stock Unit or on any later date specified by the Committee equal to the Fair Market Value of a Share as of the date the Restricted Stock Unit was granted, the vesting date or such other date as determined by the Committee at the time the Restricted Stock Unit was granted. The Committee may, at the time a Restricted Stock Unit is granted, provide a limitation on the amount payable in respect of each Restricted Stock Unit. The Committee may provide for the settlement of Restricted Stock Units in cash or with Shares having a Fair Market Value equal to the payment to which the Participant has become entitled.

(b)Effect of Change in Control. The effect of a Change in Control on an Award of Restricted Stock Units shall be set forth in the applicable Agreement.

9.	Performance Awards.

9.1    Performance Units and Performance Share Units. The Committee, in its discretion, may grant Awards of Performance Units and/or Performance Share Units to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement.

(a)Performance Units. Performance Units shall be denominated in a specified amount (which may be a specified dollar amount or an amount determined by reference to a security, an index or other instrument) and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle, represent the right to receive payment as provided in Sections 9.1(c) and (d) of the specified amount or a percentage of the specified amount depending on the level of Performance Objective attained; provided, however, that the Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit. Each Agreement shall specify the number of Performance Units to which it relates, the Performance Objectives which must be satisfied in order for the Performance Units to vest and the Performance Cycle within which such Performance Objectives must be satisfied.

(b)Performance Share Units. Performance Share Units shall be denominated in Shares and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle, each Performance Share Unit represents the right to receive payment as provided in Sections 9.1(c) and (d) of the Fair Market Value of a Share on the date the Performance Share Unit was granted, the date the Performance Share Unit became vested or any other date specified by the Committee or a percentage of such amount depending on the level of Performance Objective attained; provided, however, that the Committee may at the time a Performance Share Unit is granted specify a maximum amount payable in respect of a vested Performance Share Unit. Each Agreement shall specify the number of Performance Share Units to which it relates, the Performance Objectives which must be satisfied in order for the Performance Share Units to vest and the Performance Cycle within which such Performance Objectives must be satisfied.

(c)Vesting and Forfeiture. Subject to Sections 9.3(c) and 9.4, a Participant shall become vested with respect to the Performance Share Units and Performance Units to the extent that the Performance Objectives for the Performance Cycle and other terms and conditions set forth in the Agreement are satisfied.

(d)Payment of Awards. Subject to Sections 9.3(c) and 9.4, payment to Participants in respect of vested Performance Share Units and Performance Units shall be made as soon as practicable after the last day of the Performance Cycle to which such Award relates or at such other time or times as the Committee may determine, but in no event later than 21/2 months after the end of the calendar year in which the Performance Cycle is completed. Subject to Section 9.4, such payments may be made entirely in Shares valued at their Fair Market Value, entirely in cash, or in such combination of Shares and cash as the Committee in its discretion shall determine at any time prior to such payment; provided, however, that if the Committee in its discretion determines to make such payment entirely or partially in Shares of Restricted Stock, the Committee must determine the extent to which such payment will be in Shares of Restricted Stock and the terms of such Restricted Stock at the time the Award is granted.

9.2    Performance-Based Restricted Stock. The Committee, in its discretion, may grant Awards of Performance-Based Restricted Stock to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement. Each Agreement may require that an appropriate legend be placed on Share certificates. Awards of Performance-Based Restricted Stock shall be subject to the following terms and provisions:

(a)Rights of Participant. Performance-Based Restricted Stock shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted or at such other time or times as the Committee may determine; provided, however, that no Performance-Based Restricted Stock shall be issued until the Participant has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Performance-Based Restricted Stock. At the discretion of the Committee, Shares issued in connection with an Award of Performance-Based Restricted Stock shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Except as restricted by the terms of the Agreement, upon delivery of the Shares to the escrow agent, the Participant shall have, in the discretion of the Committee, all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares. Each Agreement shall specify the number of Shares of Performance-Based Restricted Stock to which it relates, the Performance Objectives which must be satisfied in order for the Performance-Based Restricted Stock to vest and the Performance Cycle within which such Performance Objectives must be satisfied.

(b)Lapse of Restrictions. Subject to Sections 9.3(c) and 9.4, restrictions upon Performance-Based Restricted Stock awarded hereunder shall lapse and such Performance-Based Restricted Stock shall become vested at such time or times and on such terms, conditions and satisfaction of Performance Objectives as the Committee may, in its discretion, determine at the time an Award is granted; provided, however, that, except as may be provided pursuant to Section 9.4, no Performance Cycle for Performance-Based Restricted Stock shall be less than one (1) year.

(c)Treatment of Dividends. At the time the Award of Performance-Based Restricted Stock is granted, the Committee may, in its discretion, determine that the payment to the Participant of dividends, or a specified portion thereof, declared or paid on Shares represented by such Award which have been issued by the Company to the Participant shall be (i) deferred until the lapsing of the restrictions imposed upon such Performance-Based Restricted Stock and (ii) held by the Company for the account of the Participant until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Performance-Based Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited interest on the amount of the account at such times and at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Shares of Performance-Based Restricted Stock (whether held in cash or in additional Shares of Performance-Based Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Performance-Based Restricted Stock in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any

Performance-Based Restricted Stock shall be forfeited upon the forfeiture of such Performance-Based Restricted Stock.

(d)Delivery of Shares. Upon the lapse of the restrictions on Shares of Performance-Based Restricted Stock awarded hereunder, the Committee shall cause a stock certificate or evidence of book entry Shares to be delivered to the Participant with respect to such Shares, free of all restrictions hereunder.

9.3    Performance Objectives

(a)Establishment. Performance Objectives for Performance Awards may be expressed in terms of (i) stock price, (ii) earnings per share, (iii) operating income, (iv) return on equity or assets, (v) cash flow, (vi) EBITDA, (vii) revenues, (viii) overall revenue or sales growth, (ix) expense reduction or management, (x) market position, (xi) total shareholder return, (xii) return on investment, (xiii) earnings before interest and taxes (EBIT), (xiv) net income, (xv) return on net assets, (xvi) economic value added, (xvii) shareholder value added, (xviii) cash flow return on investment, (xix) net operating profit, (xx) net operating profit after tax, (xxi) return on capital, (xxii) return on invested capital, (xxiii) crude throughput (expressed as a number of barrels per day or the average number of barrels per day), (xxiv) gathered crude (expressed as a number of barrels per day or the average number of barrels per day), (xxv) reportable air emissions or spills to water or ground, (xxvi) OSHA-recordable personal injuries or lost time accidents, (xxvii) process safety incidents (xxviii) trucking incidents, or (xxix) any combination, including one or more ratios, of the foregoing. Performance Objectives may be in respect of the performance of the Company, any of its Subsidiaries, any of its Divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. In the case of a Performance Award which is intended to constitute Performance-Based Compensation, the Performance Objectives with respect to a Performance Cycle shall be established in writing by the Committee by the earlier of (i) the date on which a quarter of the Performance Cycle has elapsed and (ii) the date which is ninety (90) days after the commencement of the Performance Cycle, and in any event while the performance relating to the Performance Objectives remain substantially uncertain.

(b)Effect of Certain Events. The Committee may, at the time the Performance Objectives in respect of a Performance Award are established, provide for the manner in which performance will be measured against the Performance Objectives to reflect the effects of extraordinary items, gain or loss on the disposal of a business segment (other than provisions for operating losses or income during the phase-out period), unusual or infrequently occurring events and transactions that have been publicly disclosed, changes in accounting principles, the impact of specified corporate transactions (such as a stock split or stock dividend), special charges and tax law changes, all as determined in accordance with generally accepted accounting principles (to the extent applicable); provided, that in respect of Performance Awards intended to constitute Performance-Based Compensation, such provisions shall be permitted only to the extent permitted under Section 162(m) of the Code and the regulations promulgated thereunder without adversely affecting the treatment of any Performance Award as Performance-Based Compensation.

(c)Determination of Performance. Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award, the Committee shall certify in writing that the applicable Performance Objectives have been satisfied to the extent necessary for such Award to qualify as Performance-Based Compensation. In respect of a Performance Award, the Committee may, in its sole discretion, reduce the amount of cash paid or number of Shares issued that become vested or on which restrictions lapse. The Committee shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to any Performance Award intended to constitute Performance Based Compensation if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Awards to fail to qualify as Performance-Based Compensation.

9.4    Effect of Change in Control. The effect of a Change in Control on a Performance Award may be set forth in the applicable Agreement.

9.5    Non-transferability. Until the vesting of Performance Units and Performance Share Units or the lapsing of any restrictions on Performance-Based Restricted Stock, as the case may be, such Performance Units, Performance Share Units or Performance-Based Restricted Stock shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

10.	Share Awards.

The Committee may grant a Share Award to any Eligible Individual on such terms and conditions as the Committee may determine in its sole discretion. Share Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

11.	Effect of a Termination of Employment.

The Agreement evidencing the grant of each Option and each Award shall set forth the terms and conditions applicable to such Option or Award upon (a) a termination or change in the status of the employment of the Participant by the Company, a Subsidiary or a Division (including a termination or change by reason of the sale of a Subsidiary or a Division), or (b) in the case of a Director, the cessation of the Director’s service on the Board, which shall be as the Committee may, in its discretion, determine at the time the Option or Award is granted or thereafter.

12.	Adjustment Upon Changes in Capitalization.

12.1    In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to (a) the maximum number and class of Shares or other stock or securities with respect to which Options or Awards may be granted under the Plan, (b) the maximum number and class of Shares or other stock or securities that may be issued upon exercise of Incentive Stock Options, (c) the maximum number and class of Shares or other stock or securities with respect to which Options or Awards may be granted to any Eligible Individual in any calendar year, (d) the number and class of Shares or other stock or securities, cash or other property which are subject to outstanding Options or Awards granted under the Plan and the exercise price therefore, if applicable and (e) the Performance Objectives.

12.2    Any such adjustment in the Shares or other stock or securities (a) subject to outstanding Incentive Stock Options (including any adjustments in the exercise price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code or (b) subject to outstanding Options or Awards that are intended to qualify as Performance-Based Compensation shall be made in such a manner as not to adversely affect the treatment of the Options or Awards as Performance-Based Compensation.

12.3    If, by reason of a Change in Capitalization, a Participant shall be entitled to, or shall be entitled to exercise an Option with respect to, new, additional or different shares of stock or securities of the Company or any other corporation, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Award or Option, as the case may be, prior to such Change in Capitalization.

13.	Effect of Certain Transactions.

Subject to the terms of an Agreement, following (a) the liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (a “Transaction”), either (i) each outstanding Option or Award shall be treated as provided for in the agreement entered into in connection with the Transaction or (ii) if not so provided in such agreement, each Optionee and Grantee shall be entitled to receive in respect of each Share subject to any outstanding Options or Awards, as the case may be, upon exercise of any Option or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Options and Awards prior to such Transaction. Without limiting the generality of the foregoing, the treatment of outstanding Options and Stock Appreciation Rights pursuant to clause (i) of this Section 13 in connection with a Transaction may include the cancellation of outstanding Options and Stock Appreciation Rights upon consummation of the Transaction provided either (x) the holders of affected Options and Stock Appreciation Rights have been given a period of at least fifteen (15) days prior to the date of the consummation of the Transaction to exercise the Options or Stock Appreciation Rights (whether or not they were otherwise exercisable) or (y) the holders of the affected Options and Stock Appreciation Rights are paid (in cash or cash equivalents) in respect of each Share covered by the Option or Stock Appreciation Right being cancelled an amount equal to the excess, if any, of the per share price paid or distributed to stockholders in the transaction (the value of any non-cash consideration to be determined by the Committee in its sole discretion) over the exercise price of the Option or Stock Appreciation Right. For avoidance of doubt, (1) the cancellation of Options and Stock Appreciation Rights pursuant to clause (y) of the preceding sentence may be effected notwithstanding anything to the contrary contained in this Plan or any Agreement and (2) if the amount determined pursuant to clause (y) of the preceding sentence is zero or less, the affected Option or Stock Appreciation Right may be cancelled without any payment therefor. The treatment of any Option or Award as provided in this Section 13 shall be conclusively presumed to be appropriate for purposes of Section 12.

14.	Interpretation.

14.1    Section 16 Compliance. The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

14.2    Section 162(m). Unless otherwise determined by the Committee at the time of grant, each Option, Stock Appreciation Right and Performance Award is intended to be Performance Based Compensation. Unless otherwise determined by the Committee, if any provision of the Plan or any Agreement relating to an Option or Award that is intended to be Performance-Based Compensation does not comply or is inconsistent with Section 162(m) of the Code or the regulations promulgated thereunder (including IRS Regulation § 1.162-27), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee discretion to increase the amount of compensation otherwise payable in connection with any such Option or Award upon the attainment of the Performance Objectives.

14.3    Compliance With Section 409A. All Options and Awards granted under the Plan are intended either not to be subject to Section 409A of the Code or, if subject to Section 409A of the Code, to be administered, operated and construed in compliance with Section 409A of the Code and any guidance issued thereunder. Notwithstanding this or any other provision of the Plan to the contrary, the Committee may amend the Plan or any Option or Award granted hereunder in any manner, or take any other action that it determines, in its sole discretion, is necessary, appropriate or advisable (including replacing any Option or Award) to cause the Plan or any Option or Award granted hereunder to comply with Section 409A and any guidance issued thereunder or to not be subject to Section 409A. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A and shall be final, binding and conclusive on all Eligible Individuals and other individuals having or claiming any right or interest under the Plan.

15.	Termination and Amendment of the Plan or Modification of Options and Awards.

15.1    Plan Amendment or Termination. The Board may at any time terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

(a)no such amendment, modification, suspension or termination shall impair or adversely alter any Options or Awards theretofore granted under the Plan, except with the consent of the Participant, nor shall any amendment, modification, suspension or termination deprive any Participant of any Shares which he or she may have acquired through or as a result of the Plan; and

(b)to the extent necessary under any applicable law, regulation or exchange requirement, no other amendment shall be effective unless approved by the shareholders of the Company in accordance with applicable law, regulation or exchange requirement.

15.2    Modification of Options and Awards. No modification of an Option or Award shall adversely alter or impair any rights or obligations under the Option or Award without the consent of the Participant.

16.	Non-Exclusivity of the Plan.

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

17.	Limitation of Liability.

As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:
(a)give any person any right to be granted an Option or Award other than at the sole discretion of the Committee;
(b)give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

(c)limit in any way the right of the Company or any Subsidiary to terminate the employment of any person at any time; or

(d)be evidence of any agreement or understanding, express or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

18.	Regulations and Other Approvals; Governing Law.

18.1    Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

18.2    The obligation of the Company to sell or deliver Shares with respect to Options and Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

18.3    The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

18.4    Each grant of an Option and Award and the issuance of Shares or other settlement of the Option or Award is subject to the compliance with all applicable federal, state or foreign law. Further, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any federal, state or foreign law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or Award or the issuance of Shares, no Options or Awards shall be or shall be deemed to be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions that are not acceptable to the Committee. Any person exercising an Option or receiving Shares in connection with any other Award shall make such representations and agreements and furnish such information as the Board or Committee may request to assure compliance with the foregoing or any other applicable legal requirements.

18.5    Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations promulgated thereunder. The Committee may require any individual receiving Shares pursuant to an Option or Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under the Securities Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

19.	Miscellaneous.

19.1    Multiple Agreements. The terms of each Option or Award may differ from other Options or Awards granted under the Plan at the same time, or at some other time. The Committee may also grant more than one Option or Award to a given Eligible Individual during the term of the Plan, either in addition to, or subject to Section 3.6, in substitution for, one or more Options or Awards previously granted to that Eligible Individual.

19.2    Withholding of Taxes.

(a)The Company or any Subsidiary may withhold from any payment of cash or Shares to a Participant or other person under the Plan an amount sufficient to cover any withholding taxes which may become required with respect to such payment or shall take any other action as it deems necessary to satisfy any income or other tax withholding requirements as a result of the grant or exercise of any Award under the Plan. The Company or any Subsidiary shall have the right to require the payment of any such taxes and require that any person furnish information deemed necessary by the Company or any Subsidiary to meet any tax reporting obligation as a condition to exercise or before making any payment pursuant to an Award or Option. If specified in an Agreement at the time of grant or otherwise approved by the Committee, a Participant may, in satisfaction of his or her obligation to pay withholding taxes in connection with the exercise, vesting or other settlement of an Option or Award, elect to (i) make a cash payment to the Company, (ii) have withheld a portion of the Shares then issuable to him or her, or (iii) surrender Shares owned by the Participant prior to the exercise, vesting or other settlement of an Option or Award, in each case having an aggregate Fair Market Value equal to the withholding taxes.

(b)If a Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Participant pursuant to such exercise, the Participant shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

19.3    Plan Unfunded. The Plan shall be unfunded. Except for reserving a sufficient number of authorized Shares to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure payment of any Award or Option granted under the Plan.

19.4    Beneficiary Designation. Each Participant may, from time to time, name one or more individuals (each, a “Beneficiary”) to whom any benefit under the Plan is to be paid in case of the Participant’s death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

19.5    Effective Date/Term. The effective date of the Plan shall be as determined by the Board, subject only to the approval by the affirmative vote of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting of shareholders duly held in accordance with the applicable laws of the State of Delaware within twelve (12) months after the adoption of the Plan by the Board (the “Effective Date”).

The Plan shall terminate on the Termination Date. No Option or Award shall be granted after the Termination Date. The applicable terms of the Plan, and any terms and conditions applicable to Options and Awards granted prior to the Termination Date shall survive the termination of the Plan and continue to apply to such Options and Awards.
19.6    Stockholder Approval. Any Option or Award granted under the Plan which is intended to be Performance-Based Compensation, shall be subject to the approval of the material terms of the Plan by the stockholders of the Company in accordance with Section 162(m) of the Code and the regulations promulgated thereunder.

## ANNUAL MEETING OF STOCKHOLDERS OF

# CVR Energy, Inc.

### June 6, 2017

**GO GREEN**

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

## Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20830304030000000000 4 060617

THE BOARD OF DIRECTORS RECOMMENDS A VOTE 1, "FOR" THE ELECTION OF EIGHT DIRECTORS, 2, "FOR" THE RATIFICATION OF GRANT THORNTON AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017, 3, "FOR" APPROVAL OF A NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION ("SAY-ON-PAY"), 4, FOR EVERY "3 YEARS" REGARDING THE NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTING, AND 5, "FOR" RE-APPROVAL OF THE LONG TERM INCENTIVE PLAN.

**PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒**

1. To elect eight directors for terms of one year each, to serve until their successors have been duly elected and qualified.

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

**INSTRUCTIONS:** To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 2. To ratify the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2017. | ☐ | ☐ | ☐ |
| 3. To approve, by a non-binding, advisory vote, our named executive officer compensation ("Say-on-Pay"). | ☐ | ☐ | ☐ |

| | 1 year | 2 years | 3 years | ABSTAIN |
|---|---|---|---|---|
| 4. To approve, by a non-binding, advisory vote, the frequency of future Say-on-Pay voting every 1 year, 2 years or 3 years. | ☐ | ☐ | ☐ | ☐ |

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 5. To re-approve the Long Term Incentive Plan. | ☐ | ☐ | ☐ |

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

**ANNUAL MEETING OF STOCKHOLDERS OF**

# CVR Energy, Inc.

**June 6, 2017**

## PROXY VOTING INSTRUCTIONS

**TELEPHONE** - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote by phone until 11:59 PM EST the day before the meeting.

**MAIL** - Sign, date and mail your proxy card in the envelope provided as soon as possible.

**IN PERSON** - You may vote your shares in person by attending the Annual Meeting.

**GO GREEN** - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

| | |
|---|---|
| **COMPANY NUMBER** | |
| **ACCOUNT NUMBER** | |
| | |

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.

20830304030000000000 4 060617

THE BOARD OF DIRECTORS RECOMMENDS A VOTE 1, "FOR" THE ELECTION OF EIGHT DIRECTORS, 2, "FOR" THE RATIFICATION OF GRANT THORNTON AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017, 3, "FOR" APPROVAL OF A NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION ("SAY-ON-PAY"), 4, FOR EVERY "3 YEARS" REGARDING THE NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTING, AND 5, "FOR" RE-APPROVAL OF THE LONG TERM INCENTIVE PLAN.
**PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒**

1. To elect eight directors for terms of one year each, to serve until their successors have been duly elected and qualified.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

**INSTRUCTIONS:** To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 2. To ratify the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2017. | ☐ | ☐ | ☐ |
| 3. To approve, by a non-binding, advisory vote, our named executive officer compensation ("Say-on-Pay"). | ☐ | ☐ | ☐ |

| | 1 year | 2 years | 3 years | ABSTAIN |
|---|---|---|---|---|
| 4. To approve, by a non-binding, advisory vote, the frequency of future Say-on-Pay voting every 1 year, 2 years or 3 years. | ☐ | ☐ | ☐ | ☐ |

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 5. To re-approve the Long Term Incentive Plan. | ☐ | ☐ | ☐ |

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CVR ENERGY, INC.**

## CVR ENERGY, INC.

The undersigned hereby appoints John R. Walter and Susan M. Ball and each or any of his/her attorneys and agents, with full power of substitution to vote as Proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of CVR Energy, Inc. (the "Company") to be held at 2245 Texas Drive, Suite 300, Sugar Land, Texas 77479 on Tuesday, June 6, 2017 at 10:00 a.m. (Central Time), and at any adjournments or postponements thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth on the reverse hereof and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Important Notice Regarding the Availability of Proxy Materials. **If this proxy is returned without direction being given, this proxy will be voted in accordance with the recommendations of the Board of Directors of the Company.**

**(Continued and to be signed on the reverse side)**

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